Exhibit 10.3

THIRD AMENDMENT TO

SENIOR SECURED TERM LOAN AGREEMENT

THIS THIRD AMENDMENT TO SENIOR SECURED TERM LOAN AGREEMENT (this “Amendment”), dated as of August 13, 2020, is among WASHINGTON PRIME GROUP, L.P., an Indiana limited partnership (the “Operating Partnership”), WTM STOCKTON, LLC, a Delaware limited liability company (the “Mall Owner”) (together, and jointly and severally, the Operating Partnership and the Mall Owner, the “Borrowers”, and individually, each a “Borrower”), and THE HUNTINGTON NATIONAL BANK, a national banking association (“Huntington”), in its capacity as administrative agent (the “Administrative Agent”) for the Lenders, and the Requisite Lenders party hereto.

PRELIMINARY STATEMENTS:

(1) The Borrowers, the Lenders party hereto, the Administrative Agent and the other financial institutions party thereto from time to time entered into that Senior Secured Term Loan Agreement dated as of June 8, 2016, which was amended by that certain First Amendment and Waiver to Senior Secured Term Loan Agreement dated as of December 23, 2016, and that certain Second Amendment and Waiver to Senior Secured Term Loan Agreement dated as of April 10, 2018 (collectively, the “Loan Agreement”). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Amended Loan Agreement (as defined below);

(2) The Administrative Agent, the Borrowers and certain Lenders party to the Loan Agreement wish to amend the Loan Agreement to address certain changes to the terms thereof as set forth below; and

(3) The Borrowers, the Administrative Agent and the Lenders party hereto constituting Requisite Lenders have agreed pursuant to Section 14.7 of the Loan Agreement to amend the Loan Agreement on the terms and subject to the conditions hereinafter set forth.

SECTION 1.     Amendments to the Loan Agreement. Upon the occurrence of the Amendment Effective Date (as defined in Section 8 below), the Loan Agreement is hereby amended as follows (as so amended, the “Amended Loan Agreement”):

(a)     to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the underlined text (indicated textually in the same manner as the following example: underlined text) as set forth in the pages of the Loan Agreement attached as Annex A hereto.

(b)     by adding new Exhibit M thereto in the form of Exhibit M hereto.

(c)     by adding the following new Schedule thereto in the form attached hereto:

Schedule 9.14.

SECTION 2.     Waivers to the Loan Agreement.

Commencing with the fiscal quarter ending June 30, 2020 and continuing through (and including) the fiscal quarter ending September 30, 2020 (the “Waiver Period”), the Loan Agreement shall be deemed modified and amended to waive compliance by the Borrowers with the provisions of Section 10.1(a)(i) and Section 10.1(a)(ii) of each of the Loan Agreement and Amended Loan Agreement and of Section 10.12(e) of the Amended Loan Agreement (collectively, the “Subject Provisions”), and no Potential Event of Default or Event of Default shall exist or arise under either of the Loan Agreement or Amended Loan Agreement as a result of the Borrower’s failure to comply with the Subject Provisions during the Waiver Period.

Without limiting the generality of the provisions of Section 14.7 of the Loan Agreement, the waiver set forth in this Section 2 shall be limited precisely as written, and nothing herein shall be deemed to (a) constitute a waiver of compliance by the Borrowers with respect to (i) the Subject Provisions other than during the Waiver Period or (ii) any other term, provision or condition of the Loan Documents or any other instrument or agreement referred to in any of them, or (b) prejudice any right or remedy that any Lender may now have or may have in the future under or in connection with the Loan Agreement, the other Loan Documents or any other instrument or agreement referred to in any of them or under applicable laws other than in respect of the Subject Provisions during the Waiver Period. For the avoidance of doubt, the waiver of the Subject Provisions set forth herein shall not extend beyond the last day of the Waiver Period and such waiver shall be of no force or effect for any purpose other than in respect of the Subject Provisions during the Waiver Period (which waiver for such time period shall remain and continue) after the last day of the Waiver Period.

SECTION 3.     Reserved.

SECTION 4.     Reserved.

SECTION 5.     Reserved.

SECTION 6.    Mortgage Collateral. Promptly and in any event within one hundred twenty (120) days after the date hereof (subject to extension by the Administrative Agent in its sole discretion and without the need for approval from the Requisite Lenders) (the “Mortgage Recording Deadline”), the Borrowers will (a) provide to the Administrative Agent those items required by the definition of Mortgage Collateral Deliverables, and Section 8(h) hereof, and (b) provide to the Administrative Agent reasonably satisfactory evidence of the payment in full of any and all title insurance premiums, title company service charges, record and lien search charges, filing fees and charges, mortgage recording taxes and intangible taxes incurred in connection with the issuance of the Mortgage Policy, diligence related to the Mortgage Collateral Deliverables and the recordation of the Mortgage and Assignment of Leases on the Mall.

The Administrative Agent may elect to record the Mortgage despite the failure of the Borrowers to deliver all of the Mortgage Collateral Deliverables so long as the items described in clauses (b) and (d) of the definition of Mortgage Collateral Deliverables have been delivered and in such event, the Mall shall be deemed to satisfy the Mortgage Collateral Deliverables requirement. To the extent the Borrowers are unable to either (x) obtain a Mortgage Policy for the Mall or (y) record such Mortgage and Assignment of Leases within such one hundred twenty (120) day period due to the closure of the applicable local recording or filing office, the Administrative Agent shall grant one or more extensions of such one hundred twenty (120) day period for the delivery of such Mortgage Policy and/or to record such Mortgage and Assignment of Leases as reasonably required to account for such closure and without the need for approval from the Requisite Lenders.

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SECTION 7.     Amendment Fees. The Borrowers shall pay to the Administrative Agent for the benefit of each Lender that consents to this Amendment by delivering to the Administrative Agent an executed counterpart of this Amendment (each, a “Consenting Lender”) a consent fee in an amount separately agreed by the Borrowers in their fee letter with the Administrative Agent dated as of August 7, 2020, payable on the, and subject to the occurrence of the, Amendment Effective Date.

SECTION 8.     Representations and Warranties. In order to induce the Lenders and the Administrative Agent to enter into this Amendment, the Borrowers hereby represent and warrant that, as of the Amendment Effective Date:

(a)     The execution, delivery and performance by each Borrower of this Amendment and the other Loan Documents to which it is a party which must be executed in connection with the Amendment are within each Borrower’s corporate, partnership, limited liability company or other organizational powers and have been duly authorized by all necessary corporate, partnership, limited liability company or other organizational action. Each of this Amendment and the other Loan Documents has been duly executed and delivered by each Borrower party hereto or thereto and constitutes a legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms, except to the extent that the enforcement thereof or the availability of equitable remedies may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, fraudulent conveyance or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally or by general principles of equity, or by the discretion of any court in awarding equitable remedies, regardless of whether such enforcement is considered in a proceeding of equity or at law.

(b)     The execution, delivery and performance of each of the Loan Documents to which the Borrowers are a party do not and will not (i) conflict with the Organizational Documents of the Borrowers or any Subsidiary of the Borrowers, (ii) constitute a tortious interference with any Contractual Obligation of any Person or conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law or Contractual Obligation of the Borrowers, the General Partner, any Limited Partner, any Subsidiary of the Borrowers, or any general or limited partner of any Subsidiary of the Borrowers, or require termination of any such Contractual Obligation which may subject the Administrative Agent or any of the other Lenders to any liability, (iii) result in or require the creation or imposition of any Lien whatsoever upon any of the Property or assets of the Company, the Borrowers, the General Partner, any Limited Partner, any Subsidiary of the Borrowers, or any general partner or limited partner of any Subsidiary of the Borrowers, or (iv) require any approval of shareholders of the Company or any general partner (or equity holder of any general partner) of any Subsidiary of the Borrowers; and the execution, delivery and performance of each of the Loan Documents to which each Borrower is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, except filings, consents or notices which have been made, obtained or given and filings to perfect the Liens on the Mall in favor of the Administrative Agent.

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(c)     There are no actions, suits or proceedings by or before any private arbitrator or Governmental Authority pending against or, to each Borrower’s knowledge, threatened in writing against the Company, the Borrowers or any of their respective Subsidiaries challenging the validity or the enforceability of this Amendment or any of the Loan Documents.

(d)     The representations and warranties of the Borrowers set forth in Article VII of the Amended Loan Agreement are and shall be true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) on and as of the Amendment Effective Date (except (i) to the extent that any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) as of such earlier date) or (ii) as a result of changes in factual circumstances, so long as such change does not constitute, nor result from, a breach by the Borrowers or any of its Subsidiaries under the Loan Agreement; and

(e)     After giving effect to this Amendment, no Potential Event of Default or Event of Default has occurred and is continuing, or would result from the entering into of this Amendment by any Loan Party.

SECTION 9.     Conditions of Effectiveness. This Amendment shall become effective as of the first date (the “Amendment Effective Date”) on which, and only if, each of the following conditions precedent shall have been satisfied:

(a)     The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, counterparts of this Amendment executed by each of the Borrowers and those Lenders comprising Requisite Lenders.

(b)     Reserved.

(c)     Reserved.

(d)     The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, a copy of the executed amendment to the Bank of America Loan Agreement modifying the underlying agreement to account for the terms herein and making certain other corresponding modifications that are not materially more favorable to the lenders under the Bank of America Loan Agreement than this Amendment.

(e)     The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, a copy of the executed amendment to the PNC Bank Loan Agreement modifying the underlying agreement to account for the terms herein and making certain other corresponding modifications that are not materially more favorable to the lenders under the PNC Bank Loan Agreement than this Amendment.

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(f)     The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Amendment Effective Date) of Kirkland & Ellis LLP, counsel for the Borrowers and Faegre Drinker Biddle & Reath LLP, special Indiana counsel to the Borrowers, in each case, in form and substance reasonably acceptable to the Administrative Agent and covering such customary matters relating to the Borrowers Loan Parties and this Amendment as the Requisite Lenders shall reasonably request. The Borrowers hereby requests such counsel to deliver such opinions.

(g)     The Administrative Agent shall have received the following items from the Borrowers:

(i)       Certificates of good standing for each Borrower from the states of organization of each Borrower, certified by the appropriate governmental officer and dated not more than thirty (30) days prior to the Amendment Effective Date;

(ii)      Copies of the formation documents of each Borrower certified by an officer of the Borrower, together with all amendments thereto;

(iii)     Incumbency certificates, executed by officers of each Borrower, which shall identify by name and title and bear the signature of the Persons authorized to sign the Loan Documents on behalf of such Borrower (and to make borrowings and request other extensions of credit hereunder on behalf of the Borrower), upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrowers;

(iv)    Copies, certified by a Secretary or an Assistant Secretary of each Borrower of the resolutions (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for the Administrative Agent) authorizing the transactions contemplated by this Amendment, and the execution, delivery and performance of the Loan Documents to be executed and delivered by the Borrowers; and

(v)      UCC financing statement, judgment, and tax lien searches with respect to each Borrower from its state of organization.

(h)       (i) The fees provided for in Section 7 of this Amendment and (ii) all of the reasonable out-of-pocket expenses of the Administrative Agent (including the reasonable and documented fees and expenses of counsel for the Administrative Agent) due and payable on the Amendment Effective Date in accordance with the Amended Loan Agreement shall have been paid in full.

(i)        The Administrative Agent and each Lender shall have received all documentation and other information about the Borrowers as shall have been reasonably requested by the Administrative Agent or such Lender at least three (3) Business Days prior to the Amendment Effective Date that it shall have reasonably determined is required by regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including without limitation, the Patriot Act and the Beneficial Ownership Regulation to the extent requested by the Administrative Agent or such Lender at least three (3) Business Days prior to the Amendment Effective Date.

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SECTION 10.     Reference to and Effect on the Loan Agreement, the Notes and the Loan Documents. This Amendment is a Loan Document. On and after the effectiveness of this Amendment, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Loan Agreement, and each reference in the Notes and each of the other Loan Documents to “the Loan Agreement”, “thereunder”, “thereof” or words of like import referring to the Loan Agreement, shall mean and be a reference to the Amended Loan Agreement.

(b)     The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

(c)     This Amendment shall not extinguish the obligations for the payment of money outstanding under the Loan Agreement. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Loan Agreement, which shall remain in full force and effect, except to any extent modified hereby or as provided in the exhibits hereto. Nothing implied in this Amendment or in any other document contemplated hereby shall be construed as a release or other discharge of any of the Loan Parties from the Loan Documents except to any extent expressly waived or released hereby.

SECTION 11.     Ratification. The Loan Agreement (as amended by this Amendment) and each of the other Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Except as expressly provided in this Amendment, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under the Loan Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Loan Agreement or any of the other Loan Documents.

SECTION 12.     Costs and Expenses. The Borrowers agree to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable and documented fees and expenses of counsel for the Administrative Agent and all costs and expenses related to the Mortgage Collateral Deliverables) in accordance with the terms of Section 14.2 of the Amended Loan Agreement.

SECTION 13.     Execution in Counterparts; Electronic Signatures. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment and/or any document, agreement or certificate to be signed in connection with this Amendment and the transactions contemplated hereby (including the documents, agreements and certificates described in Section 9) shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. As used herein, “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

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SECTION 14.     Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

[Balance of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

WASHINGTON PRIME GROUP, L.P., an Indiana

limited partnership

By: Washington Prime Group Inc., an Indiana

        corporation, its general partner

By: /s/ Mark E. Yale

Name:    Mark E. Yale

Title:      Executive Vice President and Chief

               Financial Officer

WTM STOCKTON, LLC, a Delaware limited liability

company

By: Washington Prime Group, L.P., an Indiana limited

    partnership, its sole member

By: Washington Prime Group Inc., an Indiana

        corporation, its general partner

By: /s/ Mark E. Yale

Name:    Mark E. Yale

Title:      Executive Vice President and Chief

               Financial Officer

[Signature Page to Third Amendment to Senior Secured Term Loan Agreement]

THE HUNTINGTON NATIONAL BANK, individually and as Administrative Agent By:/s/ Joe White Title: Vice President Name: Joe White

[Signature Page to Third Amendment to Senior Secured Term Loan Agreement]

[Lender Signature Pages Intentionally Removed]

[Signature Page to Third Amendment to Senior Secured Term Loan Agreement]

ANNEX A

[Attached]

SENIOR SECURED TERM LOAN AGREEMENT

dated as of
June 8, 2016

BY AND AMONG

WASHINGTON PRIME GROUP, L.P.,

and

WTM STOCKTON, LLC,

and

THE HUNTINGTON NATIONAL BANK,

AS ADMINISTRATIVE AGENT,

and

THE HUNTINGTON NATIONAL BANK,

AS LEAD ARRANGER AND BOOKRUNNER,

and

PNC BANK, NATIONAL ASSOCIATION and

U.S. BANK NATIONAL ASSOCIATION

AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS

and

PNC BANK, NATIONAL ASSOCIATION and

U.S. BANK NATIONAL ASSOCIATION

AS CO-SYNDICATION AGENTS

and

THE SEVERAL LENDERS FROM TIME TO TIME
PARTIES HERETO,

AS LENDERS

TABLE OF CONTENTS

Page

Article I DEFINITIONS		1
1.1	Certain Defined Terms	1
1.2	Computation of Time Periods	~~27~~31
1.3	Accounting Terms	~~27~~31
1.4	Division	31
1.5	Rounding	31
1.6	Other Terms	~~27~~31
Article II AMOUNTS AND TERMS OF LOANS		~~27~~31
2.1	Loans	~~27~~31
2.2	[Reserved]	~~29~~33
2.3	Use of Proceeds of Loans	~~29~~33
2.4	Maturity Date	~~29~~33
2.5	Extension Options	~~29~~33
2.6	[Reserved]	~~32~~35
2.7	Authorized Agents	~~32~~35
Article III [RESERVED]		~~32~~36
Article IV PAYMENTS AND PREPAYMENTS		~~32~~36
4.1	Prepayments	~~32~~36
4.2	Payments	~~33~~38
4.3	Promise to Repay; Evidence of Indebtedness	~~35~~40
Article V INTEREST AND FEES		~~36~~40
5.1	Interest on the Loans and other Obligations	~~36~~40
5.2	Special Provisions Governing Eurodollar Rate Loans	~~38~~42
Article VI CONDITIONS TO LOANS		~~41~~47
6.1	Conditions Precedent to the Loans	~~41~~47
Article VII REPRESENTATIONS AND WARRANTIES		~~42~~48
7.1	Representations and Warranties of the Borrowers	~~42~~48
Article VIII REPORTING COVENANTS		~~51~~56
8.1	Borrowers’ Accounting Practices	~~51~~56
8.2	Financial Reports	~~51~~56
8.3	Events of Default	~~54~~60
8.4	Lawsuits	~~54~~60
8.5	ERISA Notices	~~55~~60
8.6	Environmental Notices	~~55~~61

8.7	Labor Matters	~~57~~62
8.8	Notices of Asset Sales and/or Acquisitions	~~57~~62
8.9	Tenant Notifications	~~57~~63
8.10	Other Reports	~~57~~63
8.11	Other Information	~~57~~63
8.12	Monthly Reports	63
Article IX AFFIRMATIVE COVENANTS		~~58~~63
9.1	Existence, Etc.	~~58~~63
9.2	Powers; Conduct of Business	~~58~~63
9.3	Compliance with Laws, Etc.	~~58~~64
9.4	Payment of Taxes and Claims	~~58~~64
9.5	Insurance	~~58~~64
9.6	Inspection of Property; Books and Records; Discussions	~~59~~64
9.7	ERISA Compliance	~~59~~64
9.8	Maintenance of Property	~~59~~65
Company Status		~~59~~65
Ownership of Projects, Minority Holdings and Property		~~59~~65
9.11	Further Assurances	65
9.12	Flood Hazard Property	65
9.13	COVID-19 Programs	66
9.14	Approved Transactions	66
9.15	Release of Collateral	66
Article X NEGATIVE COVENANTS		~~60~~66
10.1	Indebtedness	~~60~~66
10.2	Sales of Assets	~~61~~68
10.3	Liens	~~62~~69
10.4	Investments	~~62~~69
10.5	Conduct of Business	~~62~~70
10.6	Transactions with Partners and Affiliates	~~62~~70
10.7	Restriction on Fundamental Changes	~~63~~71
10.8	Use of Proceeds; Margin Regulations; Securities, Sanctions and Anti- Corruption Laws	~~63~~71
10.9	ERISA	~~63~~71
10.10	Organizational Documents	~~64~~72
10.11	Fiscal Year	~~64~~72
10.12	Other Financial Covenants	~~64~~72
10.13	Pro Forma Adjustments	~~65~~73

10.14	Additional Covenants During the Covenant Modification Period	74
10.15	[Reserved].	75
10.16	Approved Transactions	75
Article XI EVENTS OF DEFAULT; RIGHTS AND REMEDIES		~~66~~75
11.1	Events of Default	~~66~~75
11.2	Rights and Remedies	~~70~~79
Article XII THE AGENTS		~~71~~80
12.1	Appointment	~~71~~80
12.2	Nature of Duties	~~71~~80
12.3	Right to Request Instructions	~~73~~81
12.4	Reliance	~~73~~82
12.5	Indemnification	~~73~~82
12.6	Agents Individually	~~74~~82
12.7	Successor Agents	~~74~~82
12.8	Relations Among the Lenders	~~75~~83
12.9	Sub-Agents	~~75~~83
12.10	Independent Credit Decisions	~~75~~83
12.11	Certain ERISA Matters	84
Article XIII YIELD PROTECTION		~~75~~85
13.1	Taxes	~~75~~85
13.2	Increased Capital	~~79~~88
13.3	Changes; Legal Restrictions	~~79~~89
13.4	Replacement of Certain Lenders	~~80~~90
13.5	No Duplication	~~81~~90
Article XIV MISCELLANEOUS		~~81~~90
14.1	Assignments and Participations	~~81~~90
14.2	Expenses	~~84~~93
14.3	Indemnity	~~85~~94
14.4	Change in Accounting Principles	~~86~~95
14.5	Setoff	~~86~~95
14.6	Ratable Sharing	~~86~~95
14.7	Amendments and Waivers	~~87~~96
14.8	Notices	~~88~~97
14.9	Survival of Warranties and Agreements	~~91~~99
14.1	Failure or Indulgence Not Waiver; Remedies Cumulative	~~91~~99
14.11	Marshalling; Payments Set Aside	~~91~~99
14.12	Severability	~~91~~99

14.13	Headings	~~91~~99
14.14	Governing Law	~~91~~100
14.15	Limitation of Liability	~~92~~100
14.16	Successors and Assigns	~~92~~100
14.17	Certain Consents and Waivers of the Borrowers	~~92~~100
14.18	Counterparts; Effectiveness; Inconsistencies; Electronic Execution	~~93~~101
14.19	Limitation on Agreements	~~94~~102
14.20	Confidentiality	~~94~~102
14.21	Disclaimers	~~95~~103
14.22	[Reserved]	~~95~~103
14.23	Interest Rate Limitation	~~95~~103
14.24	USA Patriot Act	~~95~~103
14.25	[Reserved]	~~95~~103
14.26	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	~~95~~103
14.27	Judgment Currency	~~96~~103
14.28	~~[Reserved]~~Acknowledgement Regarding Any Supported QFCs.	~~96~~104
14.29	Entire Agreement	~~96~~105
14.30	Acknowledgement and Consent to Bail-In of ~~EAA~~Affected Financial Institutions	~~96~~105

LIST OF EXHIBITS AND SCHEDULES

Exhibit A --	Form of Assignment and Acceptance
Exhibit B --	Form of Note
Exhibit C --	Form of Notice of Borrowing
Exhibit D --	Form of Notice of Conversion/Continuation
Exhibit E --	List of Closing Documents
Exhibit F --	Form of Officer’s Certificate to Accompany Reports
Exhibit G --	Sample Calculations of Financial Covenants
Exhibit H --	Form of Collateral Assignment of Membership Interests
Exhibit I --	Form of Environmental Indemnity Agreement
Exhibit J --	[Reserved]
Exhibit K --	[Reserved]
Exhibit L --	[Reserved]
Exhibit M --	[Reserved]
Exhibit N --	Form of U.S. Tax Compliance Certificates
Exhibit O --	[Reserved]
Schedule 1.1 --	Allocations
Schedule 1.1.4 --	Permitted Securities Options
Schedule 1.1.5 --	Certain Agreements Restricting Liens
Schedule 7.1-A --	Schedule of Organizational Documents
Schedule 7.1-C --	Corporate Structure; Outstanding Capital Stock and Partnership Interests; Partnership Agreement
Schedule 7.1-H --	Indebtedness for Borrowed Money; Contingent Obligations
Schedule 7.1-I --	Pending Actions
Schedule 7.1-P --	Existing Environmental Matters
Schedule 7.1-Q --	ERISA Matters
Schedule 7.1-T --	Insurance Policies

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SENIOR SECURED TERM LOAN AGREEMENT

This Senior Secured Term Loan Agreement, dated as of June 8, 2016 (as amended, supplemented or modified from time to time, the “Agreement”), is entered into among WASHINGTON PRIME GROUP, L.P., a limited partnership organized under the laws of the state of Indiana, (the “Operating Partnership”), WTM STOCKTON, LLC, a limited liability company organized under the laws of the State of Delaware (the “Mall Owner”) (together, and jointly and severally, the Operating Partnership and the Mall Owner, the “Borrowers”), THE HUNTINGTON NATIONAL BANK, a national banking association, not individually, but as “Administrative Agent” and “Lead Arranger”, and the several banks, financial institutions and other entities from time to time parties to this Agreement (collectively, the “Lenders”).

R E C I T A L S

WHEREAS, the Borrowers, the Administrative Agent and the Lenders wish to enter into this Agreement to set forth the terms of the term loan facility to be made available to the Borrowers;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article I

DEFINITIONS

1.1     Certain Defined Terms. The following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined:

“Administrative Agent” is The Huntington National Bank and each successor Administrative Agent appointed pursuant to the terms of Article XII of this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”, as applied to any Person, means any other Person that directly or indirectly controls, is controlled by, or is under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to vote fifteen percent (15.0%) or more of the equity Securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting equity Securities or by contract or otherwise. For the avoidance of doubt, Simon Property Group, L.P.. a Delaware limited partnership (“SPG”), shall not be considered an Affiliate of the Borrowers by virtue of its performance of the management services performed by SPG on behalf of the Operating Partnership and its Subsidiaries as described in the Registration Statement. In no event shall any Lender be deemed to be an Affiliate of the Borrowers.

“Agent” means The Huntington National Bank in its capacity as Administrative Agent, and each successor agent appointed pursuant to the terms of Article XII of this Agreement.

“Agent Party” has the meaning assigned to it in Section 14.8(d).

“Agreement” is defined in the preamble hereto.

“Amendment Effective Date” means August 13, 2020.

“Annual Compliance Certificate” is defined in Section 8.2(b).

“Annual EBITDA” means, with respect to any Project or Minority Holding, as of the first day of each fiscal quarter for the immediately preceding consecutive four fiscal quarters, an amount equal to (i) total revenues relating to such Project or Minority Holding for such period, less (ii) total operating expenses relating to such Project or Minority Holding for such period (it being understood that the foregoing calculation shall exclude non-cash charges as determined in accordance with GAAP), less (iii) general and administrative expenses in an amount equal to 3.5% multiplied by the total of clause (i) above minus clause (ii) above. Each of the foregoing amounts shall be determined by reference to the Operating Partnership’s Statement of Operations for the applicable periods. An example of the foregoing calculation is set forth on Exhibit G hereto. To the extent any deferred rent is included as revenue in the period in which such deferred rent is accrued, such amounts shall not be double-counted in any subsequent period in which such deferred rent is actually received for any applicable calculation of Annual EBITDA.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to each of the Borrowers or their Subsidiaries from time to time concerning or relating to bribery, money-laundering or corruption.

“Applicable Lending Office” means, with respect to a particular Lender, (i) its Eurodollar Lending Office in respect of provisions relating to Eurodollar Rate Loans and (ii) its Domestic Lending Office in respect of provisions relating to Base Rate Loans.

“Applicable Margin” means from and after the Closing Date, with respect to each Loan, the respective percentages per annum determined, at any time, based on the range into which the Operating Partnership’s Credit Rating then falls, in accordance with the tables below (such tables, the “Ratings Based Pricing Grids”). A change (if any) in the Applicable Margin shall be effective immediately as of the date on which any of the rating agencies announces a change in the Operating Partnership’s Credit Rating or the date on which the Operating Partnership no longer has a Credit Rating from one of the rating agencies or the date on which the Operating Partnership’s Credit Rating from a rating agency that had not provided a Credit Rating for the Operating Partnership on the day immediately preceding such date, whichever is applicable.

Range of Operating Partnership’s Credit Rating (S&P/Moody’s/Fitch Ratings)	Applicable Margin for Eurodollar Rate Loans (% per annum)	Applicable Margin for Base Rate Loans (% per annum)
A-/A3 or higher	1.350%	0.350%
BBB+/Baa1	1.400%	0.400%
BBB/Baa2	1.500%	0.500%
BBB-/Baa3	1.750%	0.750%
below BBB-/Baa3 or unrated	2.300%	1.300%

If at any time the Operating Partnership has two (2) Credit Ratings, the Applicable Margin shall be the rate per annum applicable to the highest Credit Rating; provided that if the highest Credit Rating and the lowest Credit Rating are more than one ratings category apart, the Applicable Margin shall be the rate per annum applicable to Credit Rating that is one ratings category below the highest Credit Rating. If at any time the Operating Partnership has three (3) Credit Ratings, and such Credit Ratings are split, then: (A) if the difference between the highest and the lowest such Credit Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Margin shall be the rate per annum that would be applicable if the highest of the Credit Ratings were used; and (B) if the difference between such Credit Ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the Applicable Margin shall be the rate per annum that would be applicable if the average of the two (2) highest Credit Ratings were used, provided that if such average is not a recognized rating category, then the Applicable Margin shall be the rate per annum that would be applicable if the second highest Credit Rating of the three were used. If at any time the Operating Partnership has only one Credit Rating (and such Credit Rating is from Moody’s or S&P), the Applicable Margin shall be the rate per annum applicable to such Credit Rating. If the Operating Partnership does not have a Credit Rating from either Moody’s or S&P, the Applicable Margin shall be the rate per annum applicable to a Credit Rating of “below BBB-/Baa3 or unrated” in the tables above.

“Appraisal” means an appraisal complying with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time, commissioned by and prepared for the account of the Administrative Agent (for the benefit of the Lenders) by an MAI appraiser selected by the Administrative Agent in consultation with the Borrowers, and otherwise in scope, form and substance reasonably satisfactory to the Administrative Agent.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Transaction” means each of the transactions listed on Schedule 9.14 hereto.

“Arranger” means The Huntington National Bank or its Affiliates.

“Assignment and Acceptance” means an Assignment and Acceptance in substantially the form of Exhibit A attached hereto and made a part hereof (with blanks appropriately completed) delivered to the Administrative Agent in connection with an assignment of a Lender’s interest under this Agreement in accordance with the provisions of Section 14.1.

“Assignment of Leases” means has the meaning specified in item (b) of the definition of Mortgage Collateral Deliverables.

“Authorized Financial Officer” means a chief executive officer, chief financial officer, chief accounting officer, treasurer or other qualified senior officer acceptable to the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable ~~EEA~~ Resolution Authority in respect of any liability of an ~~EEA~~Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Bank of America Agent” means the administrative agent under the Bank of America Loan Agreement.

“Bank of America Loan Agreement” means that certain Amended and Restated Revolving Credit and Term Loan Agreement dated as of January 22, 2018 among the Bank of America Agent, the Operating Partnership, and certain lenders party thereto from time to time, as amended by that certain Amendment No. 1 to Amended and Restated Revolving Credit and Term Loan Agreement dated as of the Amendment Effective Date, and as may be amended, restated, or modified from time to time.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Eurocurrency Rate” means, with respect to any Borrowing of Eurodollar Rate Loans in Dollars and for any applicable Interest Period, the London interbank offered rate (“LIBOR”) or comparable successor rate approved by the Administrative Agent for Dollars for a period equal in length to such Interest Period as published on the applicable Bloomberg screen page (or, in the event such rate does not appear on such Bloomberg page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (the “LIBOR Screen Rate”)) as of the Specified Time on the Quotation Day for such Interest Period; provided that if such rate is less than ~~zero~~0.50%, such rate shall be deemed ~~zero~~0.50% for purposes of this Agreement~~”; and provided further that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent~~.

“Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(i)     the rate of interest announced publicly by the Administrative Agent from time to time, as the Administrative Agent’s prime rate;

(ii)     the sum of (A) one-half of one percent (0.50%) per annum plus (B) the Federal Funds Rate in effect from time to time during such period; and

(iii)     the sum of (A) the one month Base Eurocurrency Rate in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) (the “Daily LIBOR Rate”) plus (B) one percent (1%) per annum.

“Base Rate Loan” means a Loan denominated in Dollars which bears interest at a rate determined by reference to the Base Rate and the Applicable Margin as provided in Section 5.1(a).

“Borrowers” means, together, the Operating Partnership and the Mall Owner, on a joint and several basis.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrowing” means a borrowing consisting of Loans of the same type made, continued or converted on the same day.

“Business Activity Report” means (i) an Indiana Business Activity Report from the Indiana Department of Revenue, Compliance Division, (ii) a Notice of Business Activities Report from the State of New Jersey Division of Taxation, (iii) a Minnesota Business Activity Report from the Minnesota Department of Revenue, or (iv) a similar report to those referred to in clauses (i) through (iii) hereof with respect to any jurisdiction where the failure to file such report would have a Material Adverse Effect or a Mall Owner Material Adverse Effect.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; and when used in connection with a Eurodollar Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for general business in London.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether payable in cash or other property or accrued as a liability (but without duplication)) during such period that, in conformity with GAAP, are required to be included in or reflected by the Company’s, the Operating Partnership’s or any of their Subsidiaries’ fixed asset accounts as reflected in any of their respective balance sheets; provided, however, (i) Capital Expenditures shall include, whether or not such a designation would be in conformity with GAAP, (a) that portion of Capital Leases which is capitalized on the consolidated balance sheet of the Company, the Operating Partnership and their Subsidiaries and (b) expenditures for Equipment which is purchased simultaneously with the trade-in of existing Equipment owned by the General Partner, the Operating Partnership or any of their Subsidiaries, to the extent the gross purchase price of the purchased Equipment exceeds the book value of the Equipment being traded in at such time; and (ii) Capital Expenditures shall exclude, whether or not such a designation would be in conformity with GAAP, expenditures made in connection with the restoration of Property, to the extent reimbursed or financed from insurance or condemnation proceeds.

“Capitalization Rate” means (a) 8.0% per annum for malls and other Properties and (b) 7.0% per annum for strip centers.

“Capitalization Value” means the sum of (i) Mall EBITDA capitalized at the applicable Capitalization Rate, and (ii) Strip Center EBITDA capitalized at the applicable Capitalization Rate, and (iii) Cash and Cash Equivalents, and (iv) Construction Asset Cost, and undeveloped land, valued, in accordance with GAAP, at the lower of cost and market value, and (vi) the Operating Partnership’s economic interest in mortgage notes, valued, in accordance with GAAP, at the lower of cost and market value, provided, however, that any mortgage notes that are more than sixty (60) days past due, shall not be included in this clause (vi), and (vii) Investments in publicly traded Securities, valued at Operating Partnership’s book value determined in accordance with GAAP, and (viii) Investments in non-publicly traded Securities, valued at Operating Partnership’s book value determined in accordance with GAAP, provided, however, that in no event shall (x) the aggregate value of such Investments in non-publicly traded Securities included in Capitalization Value exceed ten percent (10%) of Capitalization Value in the aggregate, (y) the aggregate value attributable to undeveloped land included in Capitalization Value exceed five percent (5%) of Capitalization Value in the aggregate or (z) the aggregate value attributed to undeveloped land, non-retail Properties, mortgage notes, Construction Asset Cost and Limited Minority Holdings included in Capitalization Value exceed thirty percent (30%) of Capitalization Value in the aggregate.

“Capital Lease” means any lease of any property (whether real, personal or mixed) by a Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means, with respect to any Person, any capital stock of such Person (if a corporation), and all equivalent ownership interests in such Person (other than a corporation), regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

“Cash and Cash Equivalents” means (i) cash, (ii) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; and (iii) domestic and Eurodollar certificates of deposit and time deposits, bankers’ acceptances and certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, or the District of Columbia, any foreign bank, or its branches or agencies, which, at the time of acquisition, are rated A-1 (or better) by S&P or P-1 (or better) by Moody’s; provided that the maturities of such Cash and Cash Equivalents shall not exceed one year.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., any amendments thereto, any successor statutes, and any regulations or guidance having the force of law promulgated thereunder.

“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 13.2, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated, implemented or issued by the applicable Governmental Authority or other body, agency or authority having jurisdiction; provided, however, that if the applicable Lender shall have implemented changes prior to the date hereof in response to any such requests, rules, guidelines or directives, then the same shall not be deemed to be a Change in Law with respect to such Lender.

“Charges” is defined in Section 14.23.

“Claim” means any claim or demand, by any Person, of whatsoever kind or nature for any alleged Liabilities and Costs, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, Permit, ordinance or regulation, common law or otherwise.

“Closing Date” means June 8, 2016.

“Collateral” means all “Collateral” and all “Mortgaged Property” referred to in the Collateral Documents, and all proceeds thereof.

“Collateral Assignment of Membership Interest” means that certain Collateral Assignment of Membership Interest dated the date hereof, in the form attached hereto as Exhibit H, made by the Sole Member in favor of the Agent for the benefit of the Lenders, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Collateral Deliverables” means the Pledged Collateral Deliverables and the Mortgage Collateral Deliverables.

“Collateral Documents” means, collectively, the Collateral Assignment of Membership Agreement, the Mortgage, the Assignment of Leases, and all other agreements, instruments and documents executed in connection with this Agreement that create, perfect or evidence Liens to secure the Obligations.

“Combined Debt Service” means, for any period, the sum of (i) regularly scheduled payments of principal and interest (after giving effect to amounts payable to or payable by the Consolidated Businesses in regard thereto under interest rate hedges) of the Consolidated Businesses paid and/or accrued during such period, plus (ii) the portion of the regularly scheduled payments of principal and interest of Minority Holdings allocable to the Operating Partnership in accordance with GAAP, paid during such period, in each case for clauses (i) and (ii) including participating interest expense and excluding balloon payments of principal and extraordinary interest payments and excluding amortization of deferred costs associated with new financings or refinancings of existing Indebtedness, plus (iii) all dividends and distributions paid to holders of preferred Equity Interests in the Company or the Operating Partnership, without duplication.

“Combined EBITDA” means the sum of (i) 100% of the Annual EBITDA from the General Partner and the Operating Partnership, and the Operating Partnership’s pro rata share of the Annual EBITDA from the other Consolidated Businesses; and (ii) the portion of the Annual EBITDA of the Minority Holdings allocable to the Operating Partnership in accordance with GAAP; and (iii) 100% of the actual Annual EBITDA from third party property and asset management; provided, however that the Operating Partnership’s share of the Annual EBITDA from unaffiliated third party property and asset management shall in no event constitute in excess of five percent (5%) of Combined EBITDA; provided, however, that for purposes of determining Capitalization Value and Unencumbered Capitalization Value (but for no other purposes hereunder), Annual EBITDA of less than zero with respect to any individual Property shall be disregarded. Combined EBITDA shall exclude the effect of non-recurring and extraordinary out-of-pocket expense items or asset sales or write-ups or forgiveness of indebtedness (both gains and losses) and impairment charges, and costs and expenses incurred during such period with respect to acquisitions or mergers consummated during such period. Combined EBITDA also shall (x) exclude dividends, distributions and other payments from Securities and (y) to the extent any deferred rent is included as revenue in the period in which such deferred rent is accrued, such amounts shall not be double-counted in any subsequent period in which such deferred rent is actually received for any applicable calculation of Combined EBITDA. For purposes of newly opened Projects the costs of which are no longer capitalized as construction in progress, the Annual EBITDA shall be based upon twelve-month projections, until such time as actual performance data for a twelve-month period is available.

“Combined Equity Value” means Capitalization Value minus Total Adjusted Outstanding Indebtedness.

“Commission” means the Securities and Exchange Commission and any Person succeeding to the functions thereof.

“Commitments” means the Term Commitments.

“Communications” is defined in Section 14.8(d).

“Company” means Washington Prime Group Inc., an Indiana corporation.

“Compliance Certificate” is defined in Section 8.2(b).

“Concurrent Amendment” means that certain Third Amendment to Senior Secured Term Loan Agreement, dated as of the Amendment Effective Date, by and among the Borrowers, the Administrative Agent and the Lenders party thereto.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means consolidated, in accordance with GAAP.

“Consolidated Businesses” means the General Partner, the Borrowers and each of their ~~wholly-owned~~Wholly-Owned Subsidiaries.

“Construction Asset Cost” means, with respect to Property on which construction or redevelopment of Improvements has commenced but has not yet been completed (as such completion shall be evidenced by such Property being opened for business to the general public), the aggregate sums expended on the construction or redevelopment of such Improvements (including land acquisition costs).

“Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, radioactive materials, asbestos (in any form or condition), polychlorinated biphenyls (PCBs), or any constituent of any such substance or waste, and includes, but is not limited to, these terms as defined in federal, state or local laws or regulations; provided, however, that “Contaminant” shall not include the foregoing items to the extent (i) the same exists on the applicable Property in negligible amounts and are stored and used in accordance with all Environmental, Health or Safety Requirements of Law or (ii) are used in connection with a tire or battery retail store provided the same are stored, sold and used in accordance with all Environmental, Health or Safety Requirements of Law.

“Contingent Obligation” as to any Person means, without duplication, (i) any contingent obligation of such Person required to be shown on such Person’s balance sheet in accordance with GAAP, and (ii) any obligation required to be disclosed in the footnotes to such Person’s financial statements in accordance with GAAP, guaranteeing partially or in whole any ~~non-recourse~~ Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion and environmental indemnities given in conjunction with a mortgage financing) which have not yet been called on or quantified, of such Person or of any other Person. The amount of any Contingent Obligation described in clause (ii) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the interest rate applicable to such Indebtedness, through (i) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (ii) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of the applicable Borrower required to be delivered pursuant hereto. Notwithstanding anything contained herein to the contrary, guarantees of completion, standard bad-boy recourse guarantees and environmental indemnities shall not be deemed to be Contingent Obligations unless and until a claim for payment has been made thereunder, at which time any such guaranty of completion, standard bad-boy recourse guarantees or environmental indemnity shall be deemed to be a Contingent Obligation in an amount equal to any such claim. Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is recourse, directly or indirectly to the applicable Borrower), the amount of the guaranty shall be deemed to be 100% thereof unless and only to the extent that (X) such other Person has delivered Cash ~~or~~and Cash Equivalents to secure all or any part of such Person’s guaranteed obligations or (Y) such other Person holds an Investment Grade Credit Rating from either Moody’s or S&P, in which case the amount of the guaranty shall be deemed to be equal to such Person’s pro rata share thereof, as reasonably determined by Borrower, and (ii) in the case of a guaranty, (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person. Notwithstanding anything contained herein to the contrary, “Contingent Obligations” shall not be deemed to include guarantees of loan commitments or of construction loans to the extent the same have not been drawn.

“Contractual Obligation”, as applied to any Person, means any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

“~~Credit Extension” is defined in Section 5.2(e)(iv)~~. Covenant Compliance Date” means the earlier of (i) the date on which the Operating Partnership delivers a Compliance Certificate (x) demonstrating compliance with the financial covenants set forth in Section 10.1(a) and Section 10.12 for the fiscal quarter ending June 30, 2021 or thereafter and calculating such financial covenants based upon “Annual EBITDA” for the four (4) fiscal quarters then ended (and without giving effect to the annualized calculations in Section 10.12(i)) and (y) certifying that no Potential Event of Default or Event of Default has occurred and is continuing, and (ii) the date (such date, the “Accelerated Compliance Date”) on which the Operating Partnership shall, in its sole discretion, deliver both (a) a Compliance Certificate with respect to any fiscal quarter ending after the Amendment Effective Date but prior to the Third Extended Maturity Date (x) demonstrating compliance with the financial covenants set forth in Section 10.1(a) and Section 10.12 at the required levels for the fiscal quarter ending June 30, 2021 and calculating such financial covenants based upon “Annual EBITDA” for the four (4) fiscal quarters then ended (and without giving effect to the annualized calculations in Section 10.12(i)) and (y) certifying that no Potential Event of Default or Event of Default has occurred and is continuing and (b) written notice by the Operating Partnership to the Administrative Agent concurrently with the delivery of such Compliance Certificate by which the Borrower agrees that from after such date it shall for any fiscal quarter ending prior to or on June 30, 2021 comply with the financial covenants set forth in Section 10.1(a) and Section 10.12 at the required levels for the fiscal quarters ending June 30, 2021 and shall calculate such financial covenants based upon “Annual EBITDA” for the four (4) fiscal quarters then ended (and without giving effect to the annualized calculations in Section 10.12(i)).

“Covenant Modification Period” shall mean the period commencing with the fiscal quarter ending June 30, 2020 and continuing until the Covenant Compliance Date.

“Covenant Waiver Period” shall mean the period commencing with the fiscal quarter ending June 30, 2020 and continuing through and including the quarter ending September 30, 2020.

“COVID-19 Relief Funds” means funds or credit or other support received by the Company or any Subsidiary of the Company from, or with the credit or other support of, any Governmental Authority (each, a “COVID-19 Relief Program”) that exists as of the Amendment Effective Date or is created hereafter and whether pursuant to legislation in effect as of the Amendment Effective Date or new legislation hereafter, and incurred in accordance with Section 9.16 with the intent to mitigate (in the good faith determination of the Borrowers), through additional liquidity or other financial relief (including, without limitation, capital and other equity contributions), the impact of the COVID-19 global pandemic on the business and operations of the Company, the Borrowers and their Subsidiaries.

“COVID-19 Relief Program” has the meaning assigned thereto in the definition of “COVID-19 Relief Funds” and shall include any Governmental Authority stimulus bill or program resulting from or related to Helping Open Properties Endeavor Act of 2020, H.R. 7809.

“Credit Extension” is defined in Section 5.2(f)(iv).

“Credit Facilities” means, collectively, the PNC Loan Agreement, the Bank of America Loan Agreement.

“Credit Party” means the Administrative Agent or any other Lender.

“Credit Rating” means the publicly announced senior unsecured credit rating (or, prior to the availability of a senior unsecured credit rating, the corporate credit rating) of a Person given by Moody’s, S&P or Fitch.

“Cure Loans” is defined in Section 4.2(b)(iv)(C).

“Customary Non-Recourse Carve-Outs” means fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements.

“Customary Permitted Liens” means

(i)     Liens (other than Environmental Liens and Liens in favor of the PBGC) with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due or which are being contested in good faith by appropriate proceedings in accordance with Section 9.4 and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(ii)     For any Property other than the Mall, statutory Liens of landlords against any Property of the Borrowers or any of their Subsidiaries and Liens against any Property of the Borrowers or any of their Subsidiaries in favor of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other Liens against any Property of the Borrowers or any of their Subsidiaries imposed by law created in the ordinary course of business for amounts which, if not resolved in favor of the Borrowers or such Subsidiary, could not result in a Material Adverse Effect;

(iii)     For the Mall, statutory Liens of landlords against the Mall and Liens against the Mall in favor of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other Liens against the Mall imposed by law created in the ordinary course of business which secure payment of obligations not more than 90 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books, and there is no risk of loss, forfeiture, or sale of any interest in the Mall Property during the pending of such proceeding;

(iv)     Liens (other than any Lien in favor of the PBGC) incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal and performance bonds; provided that (A) all such Liens do not in the aggregate materially detract from the value of the Operating Partnership or such Subsidiary’s assets or Property or materially impair the use thereof in the operation of their respective businesses, and (B) all Liens of attachment or judgment and Liens securing bonds to stay judgments or in connection with appeals do not secure at any time an aggregate amount of recourse Indebtedness exceeding $25,000,000;

(v)     Liens incurred or deposits made in the ordinary course of business in connection with the operation and ownership of the Mall; provided that (A) all such Liens do not in the aggregate materially detract from the value of the Mall Owner or materially impair the business or operations of the Mall, and (B) all Liens of attachment or judgment and Liens securing bonds to stay judgments or in connection with appeals do not secure at any time an aggregate amount of recourse Indebtedness exceeding $4,000,000; ~~and~~

(vi)     Liens against any Property of the Borrowers or any Subsidiary of the Borrowers arising with respect to zoning restrictions, building laws, easements, licenses, reservations, covenants, conditions, restrictions, rights-of-way, utility easements, building restrictions, rights of tenants under written leases and other similar charges or encumbrances on the use of Real Property which do not interfere with the ordinary conduct of the business of the Borrowers or any of their Subsidiaries in a manner which is reasonably likely to ~~the extent it could not~~ result in a Material Adverse Effect or a Mall Owner Material Adverse Effect and all liens, encumbrances and other matters disclosed in any Mortgage Policy accepted by the Administrative Agent; and

(vii)     to the extent required pursuant to the general program mandates of any applicable COVID-19 Relief Program, Liens securing any COVID-19 Relief Funds so long as such Liens do not affect the Collateral.

“Daily LIBOR Rate” is defined in the definition of “Base Rate”.

“Debt Yield” means the quotient (expressed as a percentage) obtained by dividing (a) the Project Net Operating Income by (b) the then outstanding Term Loans.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, or, in the case of clause (iii) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith dispute with the amount of such payment (specifically identified), (b) has notified the Borrowers or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent or the Borrowers acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance reasonably satisfactory to it and the Administrative Agent, or (d) has become the subject of a (i) Bankruptcy Event or (ii) a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of an equity interest in that Lender of any direct or indirect Parent thereof by a Governmental Authority.

“Designee Lender” is defined in Section 13.4.

“DOL” means the United States Department of Labor and any Person succeeding to the functions thereof.

“Dollars” and “$” mean the lawful money of the United States.

“Domestic Lending Office” means, with respect to any Lender, such Lender’s office, located in the United States, specified as the “Domestic Lending Office” under its name on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender or such other United States office of such Lender as it may from time to time specify by written notice to the Borrowers and the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment fund established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security measures.

“Eligible Assignee” means (i) a Lender (other than a Defaulting Lender) and its Affiliates and Approved Funds (other than an Approved Fund qualifying as such by virtue of its relationship with a Defaulting Lender); (ii) a commercial bank having total assets in excess of $2,500,000,000; (iii) the central bank of any country which is a member of the Organization for Economic Cooperation and Development; or (iv) a finance company or other financial institution reasonably acceptable to the Administrative Agent, which is regularly engaged in making, purchasing or investing in loans and having total assets in excess of $300,000,000 or is otherwise reasonably acceptable to the Administrative Agent; provided that an Ineligible Institution shall not be an Eligible Assignee.

“Environmental, Health or Safety Requirements of Law” means all Requirements of Law derived from or relating to any federal, state or local law, ordinance, rule, regulation, Permit, license or other binding determination of any Governmental Authority relating to, imposing liability or standards concerning, or otherwise addressing the environment, health and/or safety, including, but not limited to the Clean Air Act, the Clean Water Act, CERCLA, RCRA, any so-called “Superfund” or “Superlien” law, the Toxic Substances Control Act and OSHA, and public health codes, each as from time to time in effect.

“Environmental Indemnity” means that certain Environmental Indemnity Agreement executed by Borrowers in favor of Administrative Agent dated as of the date hereof, in the form attached hereto as Exhibit I, as the same may be amended, supplemented, modified or restated from time to time.

“Environmental Lien” means a Lien in favor of any Governmental Authority for any (i) liabilities under any Environmental, Health or Safety Requirement of Law, or (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

“Environmental Property Transfer Act” means any applicable Requirement of Law that conditions, restricts, prohibits or requires any notification or disclosure triggered by the transfer, sale, lease or closure of any Property or deed or title for any Property for environmental reasons, including, but not limited to, any so-called “Environmental Cleanup Responsibility Act” or “Responsible Property Transfer Act”.

“Equipment” means equipment used in connection with the operation and maintenance of Projects and Properties.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such shares or interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1000 et seq., any amendments thereto, any successor statutes, and any regulations or guidance having the force of law promulgated thereunder.

“ERISA Affiliate” means (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as either of the Borrowers; (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with either of the Borrowers; and (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as either of the Borrowers, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

“ERISA Termination Event” means (i) a Reportable Event with respect to any Plan; (ii) the withdrawal of either of the Borrowers or any ERISA Affiliate from a Plan during a plan year in which either of the Borrowers or such ERISA Affiliate was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of 20% of Plan participants who are employees of either of the Borrowers or any ERISA Affiliate; (iii) the imposition of an obligation on either of the Borrowers or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Plan; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; or (vi) the partial or complete withdrawal of either of the Borrowers or any ERISA Affiliate from a Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Affiliate” means, with respect to each Lender, the Affiliate of such Lender (if any) set forth below such Lender’s name under the heading “Eurodollar Affiliate” on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender or such Affiliate of a Lender as it may from time to time specify by written notice to the Borrowers and the Administrative Agent.

“Eurodollar Interest Period” is defined in Section 5.2(b)(i).

“Eurodollar Interest Rate Determination Date” is defined in Section 5.2(c).

“Eurodollar Lending Office” means, with respect to any Lender, such Lender’s office (if any) specified as the “Eurodollar Lending Office” under its name on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender or such other office or offices of such Lender as it may from time to time specify by written notice to the Borrowers and the Administrative Agent.

“Eurodollar Rate” means, with respect to any Eurodollar Interest Period applicable to a Eurodollar Rate Loan, an interest rate per annum obtained by dividing (i) the Base Eurocurrency Rate applicable to that Eurodollar Interest Period by (ii) a percentage equal to 100% minus the Eurodollar Reserve Percentage in effect on the relevant Eurodollar Interest Rate Determination Date.

“Eurodollar Rate Loan” means (i) a Loan which bears interest at a rate determined by reference to the Eurodollar Rate and the Applicable Margin for Eurodollar Rate Loans or (ii) an overdue amount which was a Eurodollar Rate Loan immediately before it became due.

“Eurodollar Reserve Percentage” means, for any day, that percentage which is in effect on such day, as prescribed by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York, New York with deposits exceeding five billion Dollars in respect of “Eurocurrency Liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any bank to United States residents).

“Event of Default” means any of the occurrences set forth in Section 11.1 after the expiration of any applicable grace period and the giving of any applicable notice, in each case as expressly provided in Section 11.1.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office located in or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan (other than pursuant to an assignment request by the Borrowers under Section 13.4) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 13.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 13.1(f), and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Facility” means the Term Facility.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as in effect as of the date of this Agreement (or any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Huntington on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any Governmental Authority succeeding to its functions.

“Financial Statements” means (i) quarterly and annual consolidated statements of income and retained earnings, statements of cash flow, and balance sheets, (ii) such other financial statements as the General Partner shall routinely and regularly prepare for itself and the Borrowers on a quarterly or annual basis, and (iii) such other financial statements of the Consolidated Businesses or Minority Holdings as the Administrative Agent or the Requisite Lenders may from time to time reasonably specify; provided, however, that the Financial Statements referenced in clauses (i) and (ii) above shall be prepared in form satisfactory to the Administrative Agent.

“Fiscal Year” means the fiscal year of the Company and the Borrowers for accounting and tax purposes, which shall be the 12-month period ending on December 31 of each calendar year.

“Fitch” means Fitch, Inc.

“Flood Hazard Property” has the meaning specified in item (b) of the definition of Mortgage Collateral Deliverables.

“Flood Laws” means the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, and as the same may be further amended, modified or supplemented, and including the regulations issued thereunder.

“Foreign Lender” means (a) if either of the Borrowers is a U.S. Person, a Lender that is not a U.S. Person, and (b) if either of the Borrowers is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which either of the Borrowers is resident for tax purposes.

“Foreign Subsidiary” means any (a) Subsidiary that is not a U.S. Person, (b) any Subsidiary of a Subsidiary described in clause (a), or (c) any FSHCO.

“FSHCO” means any Subsidiary all the material assets of which consist, directly or indirectly, of Equity Interests in and/or indebtedness issued by one or more Foreign Subsidiaries or FSHCOs.

“Funding Date” means the date on or after the Closing Date, but in no event later than June 8, 2016, on which all of the conditions described in Section 6.1 have been satisfied (or waived in a manner satisfactory to the Administrative Agent and the Lenders) and on which the initial Loans under this Agreement are made by the Lenders to the Borrowers.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the American Institute of Certified Public Accountants’ Accounting Principles Board and Financial Accounting Standards Board or in such other statements by such other entity as may be in general use by significant segments of the accounting profession as in effect on the Closing Date (unless otherwise specified herein as in effect on another date or dates).

“General Partner” means the Company and any successor general partner(s) of the Operating Partnership.

“Governmental Approval” means all right, title and interest in any existing or future certificates, licenses, permits, variances, authorizations and approvals issued by any Governmental Authority having jurisdiction with respect to any Project.

“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Holder” means any Person entitled to enforce any of the Obligations, whether or not such Person holds any evidence of Indebtedness, including, without limitation, the Administrative Agent, the Arranger, and each other Lender.

“Huntington” means The Huntington National Bank, a national banking association.

“Improvements” means all buildings, fixtures, structures, parking areas, landscaping and all other improvements whether existing now or hereafter constructed, together with all machinery and mechanical, electrical, HVAC and plumbing systems presently located thereon and used in the operation thereof, excluding (a) any such items owned by utility service providers, (b) any such items owned by tenants or other third-parties unaffiliated with the Borrowers and (c) any items of personal property.

“Indebtedness”, as applied to any Person, means, at any time, without duplication, (a) all indebtedness, obligations or other liabilities of such Person (whether consolidated or representing the proportionate interest in any other Person) (i) for borrowed money (including construction loans) or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, (ii) under profit payment agreements or in respect of obligations to redeem, repurchase or exchange any Securities of such Person or to pay dividends that have been declared with respect to any stock, (iii) with respect to letters of credit issued for such Person’s account, (iv) to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business, (v) in respect of Capital Leases, (vi) which are Contingent Obligations or (vii) under warranties and indemnities; (b) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any property of such Person, whether or not such indebtedness, obligations or liabilities are assumed by such Person, all as of such time; (c) all indebtedness, obligations or other liabilities of such Person in respect of interest rate contracts and foreign exchange contracts, net of liabilities owed to such Person by the counterparties thereon; (d) all preferred ~~stock~~Equity Interests subject (upon the occurrence of any contingency or otherwise) to mandatory redemption or conversion (other than a redemption or conversion to other Equity Interests); and (e) all contingent Contractual Obligations with respect to any of the foregoing.

“Indemnified Matters” is defined in Section 14.3.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrowers under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” is defined in Section 14.3.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or any Affiliate thereof, and (c) the Borrowers or any of their Affiliates.

~~“Indemnitees” is defined in Section 14.3.~~

“Interest Period” is defined in Section 5.2(b).

“Internal Revenue Code” or “Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, any successor statute and any regulations or guidance having the force of law promulgated thereunder.

“Investment” means, with respect to any Person, (i) any purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business conducted by another Person, and (iii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including, without limitation, all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business. The amount of any Investment shall be determined in accordance with GAAP.

“Investment Grade Credit Rating” means (i) a Credit Rating of Baa3 or higher given by Moody’s, (ii) a Credit Rating of BBB- or higher given by S&P or (iii) a Credit Rating of BBB- or higher given by Fitch.

“IRS” means the Internal Revenue Service and any Person succeeding to the functions thereof.

“knowledge” with reference to any General Partner, any Borrower or any Subsidiary of any Borrower, means the actual knowledge of such Person after reasonable inquiry (which reasonable inquiry shall include, without limitation, interviewing and questioning such other Persons as such General Partner, the Borrowers or such Subsidiary of the Borrowers, as applicable, deems reasonably necessary).

“Lead Arranger” means The Huntington National Bank or its Affiliates and each successor Lead Arranger appointed pursuant to the terms of Article XII of this Agreement.

“Lease” means a lease, license, concession agreement or other agreement providing for the use or occupancy of any portion of any Project, including all amendments, supplements, modifications and assignments thereof and all side letters or side agreements relating thereto.

“Lender” means the Arranger and each financial institution a signatory hereto as a Lender as of the Closing Date and, at any other given time, each financial institution which is a party hereto as an Arranger, Agent or Lender, whether as a signatory hereto or pursuant to an Assignment and Acceptance, and regardless of the capacity in which such entity is acting (i.e. whether as Administrative Agent, Arranger, Agent or Lender).

“Lending Office” is defined in Section 5.2(~~e~~f)(iv).

“Liabilities and Costs” means all liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and expenses and costs of investigation, feasibility or Remedial Action studies), fines, penalties and monetary sanctions, interest, direct or indirect, absolute or contingent, past, present or future.

“LIBOR” is defined in the definition of “Base Eurocurrency Rate”.

“LIBOR Screen Rate” is defined in the definition of “Base Eurocurrency Rate”.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale agreement, deposit arrangement, security interest, encumbrance, lien (statutory or other and including, without limitation, any Environmental Lien), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever in respect of any property of a Person, whether granted voluntarily or imposed by law, and includes the interest of a lessor under a Capital Lease or under any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement or similar notice (other than a financing statement filed by a “true” lessor pursuant to § 9-505 of the Uniform Commercial Code), naming the owner of such property as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction.

“Limited Minority Holdings” means Minority Holdings in which (i) the Operating Partnership has a less than fifty percent (50%) ownership interest and (ii) neither the Operating Partnership nor the Company directly or indirectly controls the management of such Minority Holdings, whether as the general partner or managing member of such Minority Holding, or otherwise. As used in this definition only, the term “control” shall mean the authority to make major management decisions or the management of day-to-day operations of such entity or its Property(ies) and shall include instances in which the Management Company manages the day-to-day leasing, management, control or development of the Properties of such Minority Holdings pursuant to the terms of a management agreement.

“Limited Partners” means those Persons who from time to time are limited partners of the Operating Partnership; and “Limited Partner” means each of the Limited Partners, individually.

“LLC Agreement” means the Limited Liability Company Agreement of the Mall Owner dated as of May 24, 2006 as such agreement may be amended, restated, modified or supplemented from time to time with the consent of the Administrative Agent or as permitted under Section 10.10.

“Loan Account” is defined in Section 4.3(b).

“Loan Documents” means this Agreement and any waivers, consents or amendments hereto, the Notes, the Collateral Assignment of Membership Interests, the Environmental Indemnity and all other instruments, agreements and written Contractual Obligations, designated as being Loan Documents, between the Borrowers and any of the Lenders pursuant to or in connection with the transactions contemplated hereby.

“Loans” means a Term Loan made by a Lender pursuant to Section 2.1 or Section 2.1(d); provided that, if any such Loan or Loans (or portions thereof) are combined or subdivided pursuant to a Notice of Conversion/Continuation, the term “Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Management Company” means, collectively, (i) Operating Partnership and its wholly- owned (directly or indirectly) or controlled (directly or indirectly) Subsidiaries, and (ii) such other property management companies controlled (directly or indirectly) by the Company for which the Borrowers have previously provided the Administrative Agent with: (1) notice of such property management company, and (2) evidence reasonably satisfactory to the Administrative Agent that such property management company is controlled (directly or indirectly) by the Company. The initial Management Company shall be Washington Prime Management Associates, LLC.

“Mall” means that certain Real Property and Improvements located in the City of Stockton, County of San Joaquin and State of California which such Project consisting of an approximately 856,000 square foot mall commonly known as Weberstown Mall.

“Mall EBITDA” means that portion of Combined EBITDA earned from malls, calculated on the first day of each fiscal quarter for the four immediately preceding consecutive fiscal quarters.

“Mall Owner” means WTM Stockton, LLC, a Delaware limited liability company.

“Mall Owner Material Adverse Effect” means a material adverse effect upon (i) the financial condition or assets of the Mall Owner, (ii) the ability of the Mall Owner to perform its obligations under the Loan Documents, or (iii) the ability of the Lenders or the Administrative Agent to enforce any of the Loan Documents.

“Margin Stock” means “margin stock” as such term is defined in Regulation U.

“Material Adverse Effect” means a material adverse effect upon (i) the financial condition or assets of the Operating Partnership and its Subsidiaries taken as a whole, (ii) the ability of the Operating Partnership to perform its obligations under the Loan Documents, or (iii) the ability of the Lenders or the Administrative Agent to enforce any of the Loan Documents; provided that until the Covenant Compliance Date, the determination of the existence of a “Material Adverse Effect” under either clause (i) or (ii) of this definition shall exclude any event or circumstance resulting from the COVID-19 pandemic to the extent that such event or circumstance (x) has been disclosed in writing by the Borrowers to the Lenders prior to the Amendment Effective Date or (y) has been publicly disclosed in the reports and other documents furnished to or filed with the Securities and Exchange Commission on or prior to the Amendment Effective Date.

“Maturing Indebtedness” means, in the case of any calculation required hereunder, Indebtedness that by its terms is scheduled to mature on or before the date that is 24 months from the date of calculation.

“Maturing Secured Indebtedness” means, in the case of any calculation required hereunder, Secured Indebtedness that by its terms is scheduled to mature on or before the date that is 24 months from the date of calculation.

“Maturing Unsecured Indebtedness” means, in the case of any calculation required hereunder, Unsecured Indebtedness that by its terms is scheduled to mature on or before the date that is 24 months from the date of calculation.

“Maximum Rate” is defined in Section 14.23.

“MIS” means a computerized management information system for recording and maintenance of information regarding purchases, sales, aging, categorization, and locations of Properties, creation and aging of receivables, and accounts payable (including agings thereof).

“Minority Holdings” means interests in partnerships, joint ventures, limited liability companies and corporations held or owned by the Operating Partnership or a General Partner or their respective Subsidiaries which are not wholly-owned, directly or indirectly, by the Operating Partnership or a General Partner.

“Monthly Report” is defined in Section 8.12.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage Collateral Deliverables” means the following items, each in form and substance satisfactory to the Administrative Agent in its reasonable discretion (unless otherwise specified):

(a)     A certificate of an Authorized Financial Officer of the Operating Partnership on behalf of each Borrower (with respect to Mall Owner, through Operating Partnership’s interest as a general partner of the sole member of Mall Owner), dated the date of the Mortgage confirming that no Event of Default has occurred or is continuing;

(b)     A deed of trust delivered pursuant to the Concurrent Amendment (as amended, the “Mortgage”) and an assignment of leases and rents delivered pursuant to the Concurrent Amendment (as amended the “Assignment of Leases”), in each case with such changes as may be required to account for local law matters and otherwise reasonably satisfactory in form and substance to the Administrative Agent, covering the Mall, duly executed by the Mall Owner; together with:

(i)     evidence that counterparts of the Mortgage and Assignment of Leases have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien (subject to Customary Permitted Liens and the other Liens permitted under Section 10.3) on the collateral described therein in favor of the Administrative Agent for the benefit of the Lenders and that all required affidavits, tax forms and filings pertaining to any applicable documentary stamp, intangible and mortgage recordation taxes have been executed and delivered by all appropriate parties and are in form suitable for filing with all applicable Governmental Authorities,

(ii)     fully paid American Land Title Association Lender’s Extended Coverage title insurance policy (the “Mortgage Policy”) in form and substance, and with endorsements where available at filed rates or other commercially reasonable rates (including ALTA Form 3.1 or equivalent zoning endorsements where available at commercially reasonable rates), acceptable to the Administrative Agent, in the amount of the Loans, issued by title insurers acceptable to the Administrative Agent (it being agreed that Fidelity National Title Insurance Company and First American Title Insurance Company are deemed acceptable), and insuring the Mortgage to be a valid first and subsisting Lien on the property described therein, free and clear of all defects (including, but not limited to mechanics’ and materialmen’s Liens) and encumbrances, excepting only Customary Permitted Liens,

(iii)     such authority documentation, including certificates, resolutions and certificates of good standing and foreign qualification, owner’s affidavits, survey affidavits, and other affidavits and indemnities as the applicable title insurer shall require to issue the Mortgage Policy;

(iv)     legal opinions with respect to the Mortgage and the Assignment of Leases as to enforceability, valid lien creation, perfection of security interests and such other customary matters as the Administrative Agent shall reasonably require;

(v)     evidence as to whether any portion of the Mall is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) pursuant to a standard flood hazard determination form ordered and received by the Administrative Agent, and if the Mall is a Flood Hazard Property:

(A)     evidence as to whether the community in which the Mall is located is participating in the National Flood Insurance Program,

(B)     the Mall Owner’s written acknowledgment of receipt of written notification from the Administrative Agent as to the fact that the Mall is a Flood Hazard Property and as to whether the community in which the Mall is located is participating in the National Flood Insurance Program, and

(C)     copies of the Mall Owner’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to the Administrative Agent and naming the Administrative Agent as sole loss payee on behalf of the Lenders;

(vi)     evidence as to payment in full of any applicable mortgage recording, stamp, intangible taxes and other mortgage filing fees;

(c)     An ALTA/NSPS land title survey of the Mall based on the Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys (effective February 23, 2016) dated within three (3) months of the Closing Date certified to Administrative Agent, prepared by a duly licensed and registered land surveyor and containing such Table A items as the Administrative Agent shall reasonably require, and in addition showing any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than (i) Customary Permitted Liens and (ii) encroachments and other defects that do not materially and adversely affect the value or operation of such property or are reasonably acceptable to the Administrative Agent; or (2) alternatively, such other land title surveys or plans, which together with the affidavits and indemnities described in subparagraph (b)(iii) above are sufficient for the title insurer to issue the Mortgage Policy and such endorsements omitting or modifying the so-called “survey exception” thereto in a manner reasonably acceptable to the Administrative Agent;

(d)     (1) A “Phase I” environmental assessment of the Mall addressed to Administrative Agent and with reliance letters reasonably acceptable to the Administrative Agent, which report (i) has been prepared by an environmental engineering firm reasonably acceptable to the Administrative Agent (including as to insurance), (ii) is otherwise in form and substance reasonably acceptable to the Administrative Agent and shall be certified to Administrative Agent, and (iii) shall be dated as of no earlier than 90 days prior to the date of the Mortgage and (2) if recommended in a “Phase I” report and otherwise reasonably required by the Administrative Agent, such other environmental assessments or similar reports relating to the Mall, including any “Phase II” environmental assessment prepared by such environmental engineering firm to be prepared for the Mall;

(e)     An Appraisal of the Mall;

(f)     [Reserved];

(g)     Evidence of insurance (which may consist of binders or certificates of insurance) naming the Administrative Agent as loss payee and additional insured with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks, as is reasonably satisfactory to the Administrative Agent; for the avoidance of doubt, evidence of insurance satisfying the requirements of insurance in the Mortgage shall be deemed to satisfy this clause (g) with respect to the property described in the Mortgage;

(h)     A zoning report prepared by third-party vendor or such other evidence regarding zoning and land use compliance as the Administrative Agent may reasonably request, and where such endorsement is required pursuant to subclause (b)(ii) above, in form sufficient to permit the applicable title insurer to issue an ALTA 3.1 zoning endorsement to the Mortgage Policy, and in the case of all locations where an endorsement is not required pursuant to subclause (b)(ii) above, providing comfort that the Mall is in material compliance with zoning and land use restrictions, or that it is legally nonconforming;

(i)     A property condition report, together with any seismic, windstorm, sinkhole, or other PML/SEL/SUL probable maximum loss assessment to the extent customarily required for similar property, with appropriate reliance letters if such reports are not addressed to the Administrative Agent, from a firm or firms of professional engineers or architects selected by the Borrowers and reasonably acceptable to Administrative Agent, reasonably satisfactory in form and content to the Administrative Agent, dated not more than three hundred sixty (360) days prior to the date of the Mortgage, addressing such matters as the Administrative Agent may reasonably require; provided, that the Administrative Agent may rely on property condition reports and seismic probable maximum loss assessments previously obtained by the Borrowers, so long as such reports and assessment and the Administrative Agent’s and reliance thereon is commercially reasonable;

(j)     Evidence that all other actions that the Administrative Agent may deem reasonably necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Collateral Documents have been taken; and

(k)     Such documentation necessary to satisfy the Lenders’ “know your customer” requirements and other diligence information related to the Mall or Mall Owner as any Lender through the Administrative Agent may reasonably request.

“Mortgage Policy” the meaning specified in item (b) of the definition of Mortgage Collateral Deliverables.

“Mortgage” has the meaning specified in item (b) of the definition of Mortgage Collateral Deliverables.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by either the Borrowers or any ERISA Affiliate or in respect of which the Borrowers or any ERISA Affiliate has assumed any liability.

“National Flood Insurance Program” means the program created pursuant to the Flood Laws.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment within two (2) Business Days after the approval deadline that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 14.7 and (ii) has been approved by the Requisite Lenders.

“Non Pro Rata Loan” is defined in Section 4.2(b)(iv).

“Non-Recourse Indebtedness” means Indebtedness with respect to which recourse for payment is limited to (i) specific assets related to a particular Property or group of Properties encumbered by a Lien securing such Indebtedness or (ii) any Subsidiary (provided that if a Subsidiary is a partnership, there is no recourse to the Borrowers or the General Partner as a general partner of such partnership); provided, however, that personal recourse of the Borrowers or the General Partner for any such Indebtedness for Customary Non-Recourse Carve-Outs in non-recourse financing of real estate shall not, by itself, prevent such Indebtedness from being characterized as Non-Recourse Indebtedness.

“Note” means a promissory note in the form attached hereto as Exhibit B payable to the order of a Lender, evidencing certain of the Obligations of the Borrowers to such Lender and executed by the Borrowers as required by Section 4.3(a), as the same may be amended, supplemented, modified or restated from time to time; “Notes” means, collectively, all of such Notes outstanding at any given time.

“Notice of Borrowing” means a notice substantially in the form of Exhibit C attached hereto and made a part hereof.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit D attached hereto and made a part hereof with respect to a proposed conversion or continuation of a Loan pursuant to Section 5.1(c).

“Obligations” means all Loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrowers to the Administrative Agent, the Arranger, any other Lender, any Affiliate of the Administrative Agent, the Arranger, any other Lender, or any Person entitled to indemnification pursuant to Section 14.3 of this Agreement, of any kind or nature, arising under this Agreement, the Notes or any other Loan Document. The term includes, without limitation, all interest, charges, expenses, fees, reasonable attorneys’ fees and disbursements and any other sum chargeable to the Borrowers under this Agreement or any other Loan Document.

“Occupancy Rate” means, with respect to a Property at any time, the occupancy rate that is calculated by the Operating Partnership using the methodology that is used by the Operating Partnership for public reporting purposes on the Closing Date and as modified from time to time in keeping with industry standard practices. The Operating Partnership shall provide notice to the Administrative Agent of any such modification that it considers significant.

“Officer’s Certificate” means (i) as to a corporation, a certificate executed on behalf of such corporation by the chairman of its board of directors (if an officer of such corporation) or its chief executive officer, president, any of its vice-presidents, its chief financial officer, its chief accounting officer, or its treasurer, (ii) as to a partnership, a certificate executed on behalf of such partnership by the chairman of the board of directors, chief executive officer or president (if an officer of such partnership) or chief executive officer, president, any vice-president, or treasurer of the general partner of such partnership or (iii) as to a limited liability company, a certificate executed on behalf of such limited liability company by the chairman of the board of directors, chief executive officer or president (if an officer of such limited liability company) or chief executive officer, president, any vice-president, or treasurer of the manager or member of such limited liability company.

“Operating Partnership” means Washington Prime Group, L.P., an Indiana limited partnership.

~~“Operating Partnership Agreement” means the Limited Partnership Agreement of the Operating Partnership dated as of January 17, 2014 as such agreement may be amended, restated, modified or supplemented from time to time as permitted under Section 10.10.~~

“Operating Partnership Unsecured Indebtedness Covenants” means the covenants applicable under loan documentation pertaining to Unsecured Indebtedness incurred by the Operating Partnership, at any time outstanding.

“Organizational Documents” means, with respect to any corporation, limited liability company, or partnership (i) the articles/certificate of incorporation/certificate of formation (or the equivalent organizational documents) of such corporation or limited liability company, (ii) the partnership certificate and the partnership agreement executed by the partners in the partnership, (iii) the by-laws/operating agreement (or the equivalent governing documents) of the corporation, limited liability company or partnership, and (iv) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such corporation’s Capital Stock or such limited liability company’s or partnership’s equity or ownership interests.

“OSHA” means the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651 et seq., any amendments thereto, any successor statutes and any regulations or guidance having the force of law promulgated thereunder.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.4).

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” is defined in Section 14.1(e).

“Participant Register” is defined in Section 14.1(e).

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

“Permits” means any permit, consent, approval, authorization, license, variance, or permission required from any Person pursuant to Requirements of Law, including any Governmental Approvals.

“Permitted Securities Options” means the subscriptions, options, warrants, rights, convertible Securities and other agreements or commitments relating to the issuance of the Borrower’s Securities or the Company’s Capital Stock identified as such on Schedule 1.1.4.

“Permitted Transfer” means transfers (by operation of law or otherwise), pledges, conversions, redemptions, trading, creation, or issuances of any direct or indirect legal or beneficial interest in the Mall Owner (including, without limitation, any transfers or issuances of ownership interest in connection with an initial public offering or a so-called 144(a) offering of capital stock on a publicly traded exchange) (A) among all direct and indirect partners, members or shareholders of Mall Owner, (B) to any Affiliate(s) of Operating Partnership, Borrowers and/or Mall Owner, (C) to immediate family members of such partners, members or shareholders (or to trusts for the benefit of any of the foregoing) for estate planning purposes, (D) resulting from the sale or transfer of publicly traded Securities of the Company, so long as such transfers of publicly traded Securities of the Company does not result in a change of control of the Company, the Operating Partnership or the Mall Owner, (E) as a result of the transfer or issuance of limited partnership units in the Operating Partnership, so long as, after giving effect to such transfer(s), the Operating Partnership continues to be controlled, directly or indirectly, by the Company or (F) resulting from the any grant, issuance, transfer and/or conversion of Equity Interests, options and/or Securities to one or more employees, directors and/or officers of the Company and its Subsidiaries, including in connection with a so-called “long term incentive plan” for executive compensation, so long as after giving effect to such transfer, there is no change in control of the Company and its Subsidiaries; provided that in all events, after giving effect to any such transaction or transactions described in (A)-(F) above, (i) the Mall and Mall Owner will be, directly or indirectly, controlled by Operating Partnership and (ii) the Operating Partnership shall own, directly or indirectly, 100% of the Equity Interests in the Mall Owner.

“Permitted Securities Options” means the subscriptions, options, warrants, rights, convertible Securities and other agreements or commitments relating to the issuance of the Borrower’s Securities or the Company’s Capital Stock identified as such on Schedule 1.1.4.

“Person” means any natural person, corporation, limited liability company, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Plan” means an employee benefit plan defined in Section 3(3) of ERISA in respect of which either of the Borrowers or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA or either of the Borrowers or any ERISA Affiliate has assumed any liability.

~~“Portfolio Acquisition” means a transaction for the purpose of or resulting, directly or indirectly, in the acquisition (including, without limitation, a merger or consolidation or any other combination with another Person) by one or more of the Operating Partnership and its Subsidiaries of properties or assets of a Person for a gross purchase price equal to or in excess of 10% of Capitalization Value (without giving effect to such acquisition).~~ “PNC” means PNC Bank, National Association.

“PNC Loan Agreement” means that certain Term Loan Agreement dated as of December 10, 2015, which was amended by that certain Amendment No. 1 to Term Loan Agreement dated January 22, 2018, and further amended by that certain Amendment No. 2 to Term Loan Agreement dated as of the Amendment Effective Date, each among Operating Partnership as borrower, PNC as Administrative Agent and the other lenders party thereto, as the same may be dated as of the date hereof, and as may be amended, restated, or modified from time to time.

“Potential Event of Default” means an event that has occurred with respect to either of the Borrowers which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

“Process Agent” is defined in Section 14.17(a).

“Project” means any shopping center, retail property and mixed-use property owned, directly or indirectly, by any of the Consolidated Businesses or Minority Holdings.

“Project Net Operating Income” means, as of any date of determination, (a) all rent, common area maintenance reimbursements and other income from the Mall paid during the period of twelve (12) full calendar months immediately preceding such date of determination minus (b) Project Operating Expenses minus (c) the greater of (i) an imputed property management fee equal to two and one-half percent (2.5%) of all rent, reimbursements and other income included in clause (a) of this sentence and (ii) the actual property management fee paid during such period. To the extent any deferred rent is included as revenue in the period in which such deferred rent is accrued, such amounts shall not be double-counted in any subsequent period in which such deferred rent is actually received for any applicable calculation of Project Net Operating Income.

“Project Operating Expenses” means, as of any date of determination, all cash operating expenses of the Mall paid relating to such period (whether expensed or capitalized pursuant to GAAP) for the most recent four (4) full calendar quarters immediately preceding such date of determination for which financial results of the Mall have been reported, but excluding any actual property management fees incurred with respect to such period. Moreover, for the avoidance of doubt, any accruals for items not paid for during the immediately preceding four (4) calendar quarters shall also be included within the term Project Operating Expenses so long as such accrued amounts relate to such immediately preceding four (4) full calendar quarters.

“Property” means any Real Property or personal property, plant, building, facility, structure, underground storage tank or unit, equipment, general intangible, receivable, or other asset owned, leased or operated by any Consolidated Business or any Minority Holding (including any surface water thereon or adjacent thereto, and soil and groundwater thereunder).

“Pro Rata Share” means, with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Lender’s Term Commitment (or if the Term Commitments have expired or terminated, such Lender’s Term Exposure) and the denominator of which shall be the aggregate amount of all of the Lenders’ Term Commitments (or if the Term Commitments have expired or terminated, the aggregate Term Exposures of all Lenders). Notwithstanding the foregoing, however, when a Defaulting Lender shall exist, for purposes of determining whether the threshold for Requisite Lenders has been met only, “Pro Rata Share” shall be calculated disregarding any Defaulting Lender’s unused Term Commitments.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Manager” means (a) the Management Company, (b) Cushman & Wakefield, Inc., (c) Jones Lang LaSalle, (d) CB Richard Ellis, Inc., (e) Newmark Grubb Knight Frank, (f) another similar reputable and nationally recognized management organization, (g) another management organization reasonably approved by Administrative Agent or (f) any subsidiary of any of the foregoing management organizations if such subsidiary is wholly controlled by such management organization.

“Quarterly Compliance Certificate” is defined in Section 8.2(a)(iii).

“Quotation Day” means, with respect to any Borrowing of Eurodollar Rate Loans for any Interest Period, two (2) Business Days prior to the commencement of such Interest Period.

“RCRA” means the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901 et seq., any amendments thereto, any successor statutes, and any regulations or guidance having the force of law promulgated thereunder.

“Real Property” means all of the Borrowers’ present and future right, title and interest (including, without limitation, any leasehold estate) in (i) any plots, pieces or parcels of land, (ii) any Improvements of every nature whatsoever (the rights and interests described in clauses (i) and (ii) above being the “Premises”), (iii) all easements, rights of way, gores of land or any lands occupied by streets, ways, alleys, passages, sewer rights, water courses, water rights and powers, and public places adjoining such land, and any other interests in property constituting appurtenances to the Premises, or which hereafter shall in any way belong, relate or be appurtenant thereto, (iv) all hereditaments, gas, oil, minerals (with the right to extract, sever and remove such gas, oil and minerals), and easements, of every nature whatsoever, located in, on or benefitting the Premises and (v) all other rights and privileges thereunto belonging or appertaining and all extensions, additions, improvements, betterments, renewals, substitutions and replacements to or of any of the rights and interests described in clauses (iii) and (iv) above.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Reference Banks” means such banks (other than The Huntington National Bank) as may be appointed by the Administrative Agent with the consent of such bank in consultation with the Borrower.

“Register” is defined in Section 14.1(c).

“Registration Statement” means Form 10, GENERAL FORM FOR REGISTRATION OF SECURITIES PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934, filed by the Company with the Securities and Exchange Commission on December 24, 2013, as amended from time to time prior to the date of this Agreement.

“Regulation A” means Regulation A of the Federal Reserve Board as in effect from time to time.

“Regulation T” means Regulation T of the Federal Reserve Board as in effect from time to time.

“Regulation U” means Regulation U of the Federal Reserve Board as in effect from time to time.

“Regulation X” means Regulation X of the Federal Reserve Board as in effect from time to time.

“REIT” means a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of Sections 856, et seq. of the Internal Revenue Code.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, injection, deposit, disposal, abandonment, or discarding of barrels, containers or other receptacles, discharge, emptying, escape, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Property.

“Remedial Action” means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threat of Release or minimize the further Release of Contaminants; or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

“Reportable Event” means any of the events described in Section 4043(b) of ERISA and the regulations having the force of law promulgated thereunder as in effect from time to time but not including any such event as to which the thirty (30) day notice requirement has been waived by applicable PBGC regulations.

“Requirements of Law” means, as to any Person, any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act, the Securities Exchange Act, Regulations T, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit and Environmental, Health or Safety Requirement of Law.

“Requisite Lenders” means, at any time, Lenders having Term Exposures and unused Commitments representing more than 51% of the sum of the total Term Exposures and unused Commitments at such time; provided that, in the event any of the Lenders shall be a Defaulting Lender, then for so long as such Lender is a Defaulting Lender, “Requisite Lenders” means Lenders (excluding all Defaulting Lenders) having Term Exposures and unused Commitments representing more than 51% of the sum of the total Term Exposures and unused Commitments of such Lenders (excluding all Defaulting Lenders) at such time.

~~“S&P” means Standard & Poor’s Ratings Service.~~ “Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Borrower, and, solely for purposes of notices given pursuant to Article II and Article V, any other officer or employee of either Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of either Borrower designated in or pursuant to an agreement between the Borrowers and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrowers or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrowers’ stockholders, partners or members (or the equivalent Person thereof) other than the payment of compensation in the ordinary course of business to holders of any such Equity Interests who are employees of the Borrowers or any Subsidiary and other than payments of intercompany indebtedness permitted under this Agreement.

~~“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any EU member state, Her Majesty’s Treasury of the United Kingdom or other applicable sanctions authority.~~ “S&P” means S&P Global Ratings and any successor thereto.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any EU member state, Her Majesty’s Treasury of the United Kingdom, or any other applicable sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any Person or Persons described in (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any EU member state, Her Majesty’s Treasury of the United Kingdom or other applicable sanctions authority.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities” means any stock, shares, voting trust certificates, partnership interests, limited liability company interests, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities”, including, without limitation, any “security” as such term is defined in Section 8-102 of the Uniform Commercial Code, or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include the Notes or any other evidence of the Obligations.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Sole Member” means Weberstown Mall, LLC, a Delaware limited liability company.

“Solvent”, when used with respect to any Person, means that at the time of determination:

(1)     the fair saleable value of its assets is in excess of the total amount of its liabilities (including, without limitation, contingent liabilities); and

(2)     the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and

(3)     it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and

(4)     it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

“Specified Time” means, in relation to a Eurodollar Rate Loan, as of 11:00 a.m., London time.

“SPG” is defined in the definition of “Affiliate.”

“Strip Center EBITDA” means that portion of Combined EBITDA earned from strip centers, calculated on the first day of each fiscal quarter for the four immediately preceding consecutive fiscal quarters.

“Subsidiary” of a Person means any corporation, limited liability company, general or limited partnership, or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned or controlled by such Person, one or more of the other subsidiaries of such Person or any combination thereof.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant Allowance” means a cash allowance paid to a tenant by the landlord pursuant to a Lease.

“Term Commitment” means, with respect to any Term Lender, the commitment of such Lender to make Term Loans hereunder. The initial amount of each Lender’s Term Commitment is set forth on Schedule 1.1. The aggregate initial amount of the Lenders’ Term Commitments is $65,000,000.

“Term Exposure” means, with respect to any Term Lender at any time, the outstanding principal amount of such Lender’s Term Loans.

“Term Facility” means the Term Commitments and the Term Loans made thereunder.

“Term Lender” means a Lender with a Term Commitment or Term Exposure.

“Term Loan” is defined in Section 2.1(a).

“Term Maturity Date” means June 8, 2018, as the same may be extended pursuant to the terms hereof.

“TI Work” means any construction or other “build-out” of tenant leasehold improvements to the space demised to such tenant under Leases (excluding such tenant’s furniture, fixtures and equipment) performed pursuant to the terms of such Leases, whether or not such tenant improvement work is performed by or on behalf of the landlord or as part of a Tenant Allowance.

“Total Adjusted Outstanding Indebtedness” means, for any period, the sum of (i) the amount of Indebtedness of the General Partner and the Operating Partnership and the Operating Partnership’s pro rata share of the Indebtedness of the other Consolidated Businesses set forth on the then most recent quarterly financial statements of the Operating Partnership and (ii) the outstanding amount of Minority Holding Indebtedness allocable in accordance with GAAP to any of the Consolidated Businesses as of the time of determination.

“Total Leverage Ratio” means the ratio of Total Adjusted Outstanding Indebtedness to Capitalization Value.

“Total Outstanding Unsecured Indebtedness” means that portion of Total Adjusted Outstanding Indebtedness that is not secured by a Lien.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 13.1(f)(ii)(B)(3).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unencumbered Asset” is defined in the definition of “Unencumbered Combined EBITDA”.

“Unencumbered Capitalization Value” means the sum of (i) Unencumbered Combined EBITDA capitalized at the applicable Capitalization Rate, (ii) Cash and Cash Equivalents, and (iii) Construction Asset Cost for Unencumbered Assets, and (iv) Unencumbered Assets that are undeveloped land, valued, in accordance with GAAP, at the lower of cost and market value and limited to 5%. The Capitalization Value of any individual Unencumbered Asset is limited to 10% of Unencumbered Capitalization Value (including such Property). The sum of Unencumbered Capitalization Value from undeveloped land, Properties located outside the United States and Canada, ground-leased Properties, non-retail Properties, non-wholly owned Properties and Construction Asset Cost is limited to 20% of Unencumbered Capitalization Value (including such Property). The aggregate Occupancy Rate of the Unencumbered Assets (determined on the basis of the aggregate gross leasable area of such Unencumbered Assets) taken into account in determining Unencumbered Capitalization Value hereunder shall not be less than 80%. Accordingly, if such aggregate Occupancy Rate is less than 80% when taking into account all of the Unencumbered Assets, a sufficient number of Projects having the lowest Occupancy Rates shall be excluded from the determination such that the 80% Occupancy Rate requirement is satisfied.

“Unencumbered Combined EBITDA” means that portion of Combined EBITDA which represents revenues earned from third party property and asset management (up to 5% of Combined EBITDA) or from Real Property that is not subject to or encumbered by Secured Indebtedness and is not subject to any agreements (other than those agreements more particularly described on Schedule 1.1.5), the effect of which would be to restrict, directly or indirectly, the ability of the owner of such Property from granting Liens thereon (such Real Property, an “Unencumbered Asset”), calculated on the first day of each fiscal quarter for the four immediately preceding consecutive fiscal quarters. For the avoidance of doubt, provisions in any agreement that are substantially similar to (but not materially more restrictive than) any provisions herein or that condition the ability to encumber assets upon the maintenance of one or more specified ratios but that do not generally prohibit the encumbrance of assets, or the encumbrance of specific assets shall not constitute provisions the effect of which would be to restrict, directly or indirectly, the ability of the owner of a Property from granting Liens thereon.

“Uniform Commercial Code” means the Uniform Commercial Code as enacted in the State of New York, as it may be amended from time to time.

“Unrestricted Cash” means Cash and Cash Equivalents that are not subject to any pledge, lien or control agreement, less (i) $40,000,000, (ii) amounts normally and customarily set aside by Borrower for operating, capital and interest reserves, and (iii) amounts placed with third parties as deposits or security for contractual obligations; provided, however, that the sum of (i), (ii) and (iii) shall in no event exceed the total Cash and Cash Equivalents.

“Unrestricted Cash and Cash Equivalents” means Cash and Cash Equivalents that are free and clear of all Liens and are not subject to any restrictions on the use thereof to pay Indebtedness and other Contractual Obligations.

“Unsecured Indebtedness” means any Indebtedness not secured by a Lien.

“Unsecured Interest Expense” means the interest expense incurred on the Total Outstanding Unsecured Indebtedness.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“~~U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 13.1(f)(ii)(B)(3).~~ Wholly-Owned Subsidiary” means, with respect to any Person at any date, a Subsidiary of such Person of which securities or other ownership interests representing one hundred (100%) percent of the Equity Interests (other than (x) directors' qualifying shares or (y) shares issued to foreign nationals to the extent required by applicable law) are, as of such date, owned, controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2     Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed. Any period determined hereunder by reference to a month or months or year or years shall end on the day in the relevant calendar month in the relevant year, if applicable, immediately preceding the date numerically corresponding to the first day of such period, provided that if such period commences on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month during which such period is to end), such period shall, unless otherwise expressly required by the other provisions of this Agreement, end on the last day of the calendar month.

1.3     Accounting Terms. Subject to Section 14.4, for purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.

1.4     Division

. Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.5     Rounding

. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.6     Other Terms. All other terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings assigned to such terms by the Uniform Commercial Code to the extent the same are defined therein.

Article II

AMOUNTS AND TERMS OF LOANS

2.1     Loans.

(a)     Availability of Term Loans. Subject to the terms and conditions set forth in this Agreement, each Term Lender hereby severally and not jointly agrees to make term loans (each individually, a “Term Loan” and, collectively, the “Term Loans”), in Dollars, to the Borrowers on the Funding Date as requested by the Borrowers in accordance with Section 2.1(c) (the “Term Loan Borrowing”); provided that (i) the aggregate principal amount of the Term Loans (after giving effect to all amounts requested) shall not exceed the Term Commitments, and the aggregate principal amount of Term Loans from any Term Lender to the Borrowers shall not exceed such Lender’s Term Commitment. All Term Loans comprising the same Borrowing under this Agreement shall be made by the Lenders simultaneously and proportionately to their then respective Pro Rata Shares for the Term Facility, it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make a Term Loan hereunder nor shall the Term Commitment of any Lender be increased or decreased as a result of any such failure. The Term Loans, or any portion thereof, may be either a Base Rate Loan or a Eurodollar Rate Loan, as determined by the Borrowers in any Notice of Borrowing, any Notice of Conversion/Continuation or as otherwise provided in this Agreement. The Term Commitments, with respect to the making of the Term Loans (and not with respect to the obligations of the Lenders to convert or continue any Term Loans), shall expire on the Funding Date. The Borrowers may not reborrow the Term Loans following any repayment thereof.

(b)     Notice of Borrowing. When the Borrowers desire to borrow under this Section 2.1, it shall deliver to the Administrative Agent a Notice of Borrowing, signed by it (i) no later than 12:00 noon (New York time) on the proposed Funding Date, in the case of a Borrowing of Base Rate Loans and (ii) no later than 11:00 a.m. (New York time) at least three (3) Business Days in advance of the proposed Funding Date, in the case of a Borrowing of Eurodollar Rate Loans. Such Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount of the proposed Borrowing, (iii) whether the proposed Borrowing will be of Base Rate Loans or Eurodollar Rate Loans, (iv) in the case of Eurodollar Rate Loans, the requested Eurodollar Interest Period, and (v) instructions for the disbursement of the proceeds of the proposed Borrowing. In lieu of delivering such a Notice of Borrowing (except with respect to a Borrowing of Loans on the Funding Date), the Borrowers may give the Administrative Agent telephonic notice of any proposed Borrowing by the time required under this Section 2.1(c), if the Borrowers confirm such notice by delivery of the Notice of Borrowing to the Administrative Agent by facsimile transmission promptly, but in no event later than 3:00 p.m. (New York time) on the same day. Any Notice of Borrowing (or telephonic notice in lieu thereof) given pursuant to this Section 2.1(c) shall be irrevocable.

(c)     Making of Loans.

(i)     Promptly after receipt of a Notice of Borrowing under Section 2.1(c) (or telephonic notice in lieu thereof), the Administrative Agent shall notify each applicable Lender by facsimile transmission, or other similar form of written transmission, of the proposed Borrowing (which notice to the Lenders, in the case of a Borrowing of Eurodollar Rate Loans, shall be at least three (3) Business Days in advance of the proposed Funding Date for such Loans. Each Lender shall deposit an amount equal to its applicable Pro Rata Share of the Borrowing requested by the Borrowers with the Administrative Agent at its office in Cleveland, Ohio, in immediately available funds in Dollars not later than 12:00 noon (New York time) (or in the case of a Borrowing of Base Rate Loans for which the Notice of Borrowing was given on such Funding Date, 2:00 p.m. (New York time)). Subject to the fulfillment of the conditions precedent set forth in Section 6.1, the Administrative Agent shall make the proceeds of such amounts received by it available to the Borrowers at the Administrative Agent’s office in Cleveland, Ohio on such Funding Date (or on the date received if later than such Funding Date) and shall disburse such proceeds in accordance with the Borrowers’ disbursement instructions set forth in the applicable Notice of Borrowing. The failure of any Lender to deposit the amount described above with the Administrative Agent on the applicable Funding Date shall not relieve any other Lender of its obligations hereunder to make its Loan on such Funding Date. In the event the conditions precedent set forth in Section 6.1 are not fulfilled as of the proposed Funding Date for any Borrowing, the Administrative Agent shall promptly return, by wire transfer of immediately available funds, the amount deposited by each Lender to such Lender.

(ii)     Unless the Administrative Agent shall have been notified by any Lender on the Business Day immediately preceding the applicable Funding Date (or, in the case of a Borrowing of Base Rate Loans for which the Notice of Borrowing was given on such Funding Date, by 2:00 p.m. (New York time) on such Funding Date) in respect of any Borrowing that such Lender does not intend to fund its Loan requested to be made on such Funding Date, the Administrative Agent may assume that such Lender has funded its Loan and is depositing the proceeds thereof with the Administrative Agent on the Funding Date therefor, and the Administrative Agent in its sole discretion may, but shall not be obligated to, disburse a corresponding amount to the Borrowers on the applicable Funding Date. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers jointly and severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to the Loan. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the interest rate applicable to such Borrowing shall be as requested by the Borrowers in the applicable Notice of Borrowing. This Section 2.1(c)(ii) does not relieve any Lender of its obligation to make its Loan on any applicable Funding Date.

(d)     [Reserved]

2.2      [Reserved].

2.3     Use of Proceeds of Loans. The proceeds of the Loans may be used for the purposes of (in no specific order of priority):

(i)     repayment of that certain $60,000,000 loan made by Morgan Stanley Credit Corporation in favor of the Mall Owner, dated May 25, 2006; and

(ii)     other general corporate, partnership and working capital needs of the Borrowers or their Subsidiaries.

each of which purposes described in clauses (i) and (ii) above must otherwise be lawful general corporate, partnership and working capital purposes of the Borrowers.

2.4     Maturity Date. All outstanding Term Loans shall be paid in full on the Term Maturity Date. Each Term Lender’s obligation to make Term Loans shall terminate on the Funding Date.

2.5     Extension Options. The Borrowers shall have three (3) options to extend the Term Maturity Date, pursuant to the term of this Section 2.5 (each individually an “Extension Option”, and collectively, the “Extension Options).

(a)     First Extension Option. At the written notice of the Borrowers delivered to the Administrative Agent not less than forty-five days (45) and not more than ninety (90) days in advance of the Term Maturity Date, the Term Maturity Date shall be extended to the one-year anniversary of the Term Maturity Date (the “First Extended Maturity Date”) provided that the following conditions are satisfied:

(i)     All representations and warranties made hereunder or under any of the other Loan Documents shall be true and correct in all material respects as of the Term Maturity Date, except to the extent such representation and warranty (x) is made as of a specified date, in which case such representation and warranty shall have been true and correct as of such specified date, (y) may not be correct due solely to the passage of time, but such untrue representation or warranty does not constitute a violation of this Agreement and does not arise out of the failure of Borrowers to perform their obligations hereunder or (z) subsequent to the date hereof become untrue, but such untrue representation or warranty does not constitute a violation of this Agreement and does not arise out of the failure of Borrowers to perform their obligations hereunder;

(ii)     As of the date the Borrowers deliver notice of their intent to exercise the Extension Option, and as of the Term Maturity Date, no Event of Default shall have occurred and be continuing and the Borrowers shall so certify in writing;

(iii)     As of the date the Borrowers deliver notice of their intent to exercise the Extension Option, and as of the Term Maturity Date, Borrowers have demonstrated to the reasonable satisfaction of the Administrative Agent, that the Debt Yield for the Mall is greater than or equal to ten and a half percent (10.5%); and

(iv)     On or prior to the first day of the first extension period, Borrowers shall pay to Agent for the ratable benefit of the then-current Lenders a fee equal to twelve and a half hundredths of one percent (0.125%) of the then-current outstanding Term Loans.

(b)     Second Extension Option. At the written notice of the Borrowers delivered to the Administrative Agent not less than forty-five (45) days and not more than ninety (90) days in advance of the First Extended Maturity Date, the First Extended Maturity Date shall be extended to the one-year anniversary of the First Extended Maturity Date (the “Second Extended Maturity Date”) provided that the following conditions are satisfied:

(i)     The Term Maturity Date has previously been extended to the First Extended Maturity Date pursuant to the provisions of Section 2.5(a) hereof;

(ii)     All representations and warranties made hereunder or under any of the other Loan Documents shall be true and correct in all material respects as of the First Extended Maturity Date, except to the extent such representation and warranty (x) is made as of a specified date, in which case such representation and warranty shall have been true and correct as of such specified date, (y) may not be correct due solely to the passage of time, but such untrue representation or warranty does not constitute a violation of this Agreement and does not arise out of the failure of Borrowers to perform their obligations hereunder or (z) subsequent to the date hereof become untrue, but such untrue representation or warranty does not constitute a violation of this Agreement and does not arise out of the failure of Borrowers to perform their obligations hereunder;

(iii)     As of the date the Borrowers deliver notice of their intent to exercise an Extension Option, and the First Extended Maturity Date, no Event of Default shall have occurred and be continuing and the Borrowers shall so certify in writing;

(iv)     As of the date the Borrowers deliver notice of their intent to exercise an Extension Option, and as of the First Extension Maturity Date, Borrowers have demonstrated to the satisfaction of the Administrative Agent, that the Debt Yield for the Mall is greater than or equal to ten and a half percent (10.5%); and

(v)     On or prior to the first day of the second extension period, Borrowers shall pay to Agent for the ratable benefit of the then-current Lenders a fee equal to twelve and a half hundredths of one percent (0.125%) of the then-current outstanding Term Loans.

(c)     Third Extension Option. At the written notice of the Borrowers delivered to the Administrative Agent not less than forty-five days (45) and not more than ninety (90) days in advance of the Second Extended Maturity Date, the First Extended Maturity Date shall be extended to the one-year anniversary of the Second Extended Maturity Date (the “Third Extended Maturity Date”) provided that the following conditions are satisfied:

(i)     The Term Maturity Date has previously been extended to the First Extended Maturity Date and the First Extended Maturity Date has been extended to the Second Extended Maturity Date pursuant to the provisions of Section 2.5(a) and (b) hereof;

(ii)     All representations and warranties made hereunder or under any of the other Loan Documents shall be true and correct in all material respects as of the Second Extended Maturity Date, except to the extent such representation and warranty (x) is made as of a specified date, in which case such representation and warranty shall have been true and correct as of such specified date, (y) may not be correct due solely to the passage of time, but such untrue representation or warranty does not constitute a violation of this Agreement and does not arise out of the failure of Borrowers to perform their obligations hereunder or (z) subsequent to the date hereof become untrue, but such untrue representation or warranty does not constitute a violation of this Agreement and does not arise out of the failure of Borrowers to perform their obligations hereunder;

(iii)     As of the date the Borrowers deliver notice of their intent to exercise an Extension Option, and the Second Extended Maturity Date, no Event of Default shall have occurred and be continuing and the Borrowers shall so certify in writing;

(iv)     As of the date the Borrowers deliver notice of their intent to exercise an Extension Option, and as of the Second Extension Maturity Date, Borrowers have demonstrated to the satisfaction of the Administrative Agent, that the Debt Yield for the Mall is greater than or equal to ten and a half percent (10.5%); and

(v)     On or prior to the first day of the third extension period, Borrowers shall pay to Agent for the ratable benefit of the then-current Lenders a fee equal to twelve and a half hundredths of one percent (0.125%) of the then-current outstanding Term Loans.

(d)     Reduction in Aggregate Commitment. In addition, Borrowers shall have the right at any time during the forty-five (45) day period prior to the Term Maturity Date or the First Extended Maturity Date or the Second Extended Maturity Date, as applicable, to permanently reduce the Term Commitment by making any principal payment in the amount necessary to satisfy the conditions to extension set forth in Section 2.5(a)(iii) or Section 2.5(b)(iv) or Section 2.5(c)(iv) hereof, as applicable, by furnishing written notice to Administrative Agent of such election. In the event of any such election to reduce the Term Commitment, Administrative Agent shall so notify the Lenders and each Lender’s Pro Rata Share shall automatically be reduced by such Lender’s Commitment of the total reduction in the Term Commitment requested by Borrower. In lieu of making a principal payment, at Borrower’s option Borrower may deliver an unconditional irrevocable letter of credit in form and from an issuer reasonably satisfactory to Administrative Agent in an amount equal to the pay down required pursuant to the foregoing provision. Such letter of credit must be delivered on or before the then maturity date (prior to the applicable extension).

2.6     [Reserved]

2.7     Authorized Agents. On the Closing Date and from time to time thereafter, the Borrowers shall deliver to the Administrative Agent Officer’s Certificates setting forth the names of the employees and agents authorized to request Loans and to request a conversion/continuation of any Loan and containing a specimen signature of each such employee or agent. The employees and agents so authorized shall also be authorized to act for the Borrowers in respect of all other matters relating to the Loan Documents. The Administrative Agent, the Arranger and the Lenders shall be entitled to rely conclusively on such employee’s or agent’s authority to request such Loan or such conversion/continuation until the Administrative Agent and the Arranger receive written notice to the contrary. None of the Administrative Agent or the Arranger shall have any duty to verify the authenticity of the signature appearing on any written Notice of Borrowing or Notice of Conversion/Continuation or any other document, and, with respect to an oral request for such a Loan or such conversion/continuation, the Administrative Agent and the Arranger shall have no duty to verify the identity of any person representing himself or herself as one of the employees or agents authorized to make such request or otherwise to act on behalf of the Borrowers. None of the Administrative Agent, the Arranger or the Lenders shall incur any liability to the Borrowers or any other Person in acting upon any telephonic or facsimile notice referred to above which the Administrative Agent or the Arranger believes to have been given by a person duly authorized to act on behalf of the Borrowers and the Borrowers hereby indemnify and hold harmless the Administrative Agent, the Arranger and each other Lender from any loss or expense the Administrative Agent, the Arranger or the Lenders might incur in acting in good faith as provided in this Section 2.7.

Article III

[RESERVED]

Article IV

PAYMENTS AND PREPAYMENTS

4.1     Prepayments.

(a)     Voluntary Prepayments. The Borrowers may, at any time and from time to time, prepay the Loans in part or in their entirety, subject to the following limitations. The Borrowers shall give at least one (1) Business Day’s prior written notice, in the case of Base Rate Loans, and at least three (3) Business Days’ prior written notice, in the case of Eurodollar Rate Loans, to the Administrative Agent (which the Administrative Agent shall promptly transmit to each Lender) of any prepayment in the entirety to be made prior to the occurrence of an Event of Default, which notice of prepayment shall specify the date (which shall be a Business Day) of prepayment. When notice of prepayment is delivered as provided herein, the outstanding principal amount of the Loans on the prepayment date specified in the notice shall become due and payable on such prepayment date. Each voluntary partial prepayment of the Loans shall be in a minimum amount of $1,000,000 (or the remaining balance of the applicable Loans, if less). Eurodollar Rate Loans may be prepaid in part or in their entirety only upon payment of the amounts described in Section 5.2(~~f~~g).

(b)     Cash Sweep.

(i)      If an Event of Default occurs and continues to exist at any time prior to the Third Extended Maturity Date (the “Cash Sweep Trigger”), the Borrowers shall (i) establish a cash collateral account in the name of the Borrowers and subject to the provisions set forth below (a “Cash Collateral Account”) and (ii) cause to be delivered to the Administrative Agent 100% of the monthly Cash Sweep Amount, if any, by depositing such funds directly into the Cash Collateral Account. Such monthly payments of Cash Sweep Amount shall be deposited for each month on or before the 15th day of the succeeding month after the Cash Sweep Trigger (the “Sweep Date”). During the period beginning on the Cash Sweep Trigger and ending on the applicable Cash Sweep Termination Date, the Borrowers shall deliver to the Administrative Agent on or before each Sweep Date, a detailed calculation of the Cash Sweep Amount for such month in a form reasonably satisfactory to the Administrative Agent, together with an income statement, operating statement, rent roll, and such other supporting statements, information and documentation with respect to the Mall that such Person may reasonably request to verify the Borrowers’ calculation of the Cash Sweep Amount.

(ii)     The Borrowers shall maintain a Cash Collateral Account at all times when this Agreement requires a Cash Collateral Account. All interest (if any) earned on sums on deposit in the Cash Collateral Account shall be credited to such account. The Borrowers agree that it shall include all interest and earnings on any such deposit as its income (and, if either Borrower is a partnership or other pass-through entity, the income of its partners, members or beneficiaries, as the case may be), and shall be the owner of all funds on deposit in the Cash Collateral Account for federal and applicable state and local tax purposes. Following a Cash Sweep Trigger, the Borrowers shall only be permitted to withdraw funds from the Cash Collateral Account at such time as the Administrative Agent have confirmed in writing that the Cash Sweep Termination Date has occurred. The Borrowers hereby assign, pledge, and grant to the Administrative Agent, a first-priority security interest in and lien on the Cash Collateral Account and all amounts from time to time held in or credited to the Cash Collateral Account, and any proceeds thereof, as security for the Obligations. The Administrative Agent shall have all of the rights and remedies of a secured party under the Uniform Commercial Code of the State of New York with respect to each Cash Collateral Account and the funds from time to time held therein. Subject to the terms and conditions of this Section and the other provisions of the Loan Documents, the Cash Collateral Account shall be subject to the sole dominion, control and discretion of the Administrative Agent, but the Administrative Agent shall have no fiduciary duty with respect to such account or any funds on deposit therein. All funds in the Cash Collateral Account shall be used in compliance with the terms, covenants, conditions and provisions of this Agreement. Under no circumstance may funds be withdrawn from the Cash Collateral Account without the prior written consent of the Administrative Agent and if funds are withdrawn from the Cash Collateral Account in a larger amount than is approved by the Administrative Agent, the Borrowers shall promptly return the excess to the Cash Collateral Account upon request by the Administrative Agent.

(iii)     On the Sweep Date, the Administrative Agent shall withdraw and apply any funds held in a Cash Collateral Account to the prepayment of the Obligations.

(iv)     The occurrence of a Cash Sweep Termination Date and the release of funds to the Borrowers in connection therewith shall not, in any case, preclude the application of the cash sweep provisions set forth herein with respect to any subsequent Cash Sweep Trigger.

(v)     For purposes hereof:

“Cash Sweep Termination Date” means the earlier of the first day of the first calendar month following a Sweep Date when no Event of Default is then-continuing.

“Cash Sweep Amount” means, for any calendar month, an amount equal to:

(A)     actual gross revenues of the Borrowers and their Subsidiaries for such calendar month attributable to the Mall (including, without limitation, all rents and other revenues and cash payments of any kind received by the Borrowers), less

(B)     an amount equal to actual operating expenses paid for by the Borrowers and their Subsidiaries during such calendar month and attributable to the Mall (including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, permitted capital expenditures, tenant allowances, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses), as set forth in a budget reasonably approved by the Administrative Agent from time to time.

(c)     No Reborrowing. Any Loans that are prepaid or repaid (whether voluntarily or mandatorily, and including loans prepaid in accordance with Sections 4.1) may not be reborrowed.

(d)     Prepayment Premium. The prepayments described in clause (a) of this Section 4.1 may be made without premium or penalty, except as provided in Section 5.2(~~f~~g).

4.2     Payments.

(a)     Manner and Time of Payment. All payments of principal of and interest on the Loans and other Obligations (including, without limitation, fees and expenses) which are payable to the Administrative Agent, the Arranger or any other Lender shall be made without condition or reservation of right, in immediately available funds, delivered to the Administrative Agent not later than 12:00 noon (New York time) on the date and at the place due, to such account of the Administrative Agent as it may designate, for the account of the Administrative Agent or such other Lender, as the case may be; and funds received by the Administrative Agent, including, without limitation, funds in respect of any Loans to be made on that date, not later than 12:00 noon (New York time) on any given Business Day shall be credited against payment to be made that day and funds received by the Administrative Agent after that time shall be deemed to have been paid on the next succeeding Business Day. All payments shall be in Dollars. Payments actually received by the Administrative Agent for the account of the Lenders, or any of them, shall be paid to them by the Administrative Agent promptly after receipt thereof, in immediately available funds.

(b)     Apportionment of Payments. (i) Subject to the provisions of Section 4.2(b)(iv), all payments of principal and interest in respect of outstanding Loans, all payments of fees and all other payments in respect of any other Obligations, shall be allocated among such of the Lenders as are entitled thereto, in proportion to their respective applicable Pro Rata Shares or otherwise as provided herein. Subject to the provisions of Section 4.2(b)(ii), all such payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrowers shall be applied in the following order:

(A)     to pay principal of and interest on any portion of the Loans which the Administrative Agent may have advanced on behalf of any Lender other than itself for which the Administrative Agent has not then been reimbursed by such Lender or the Borrowers,

(B)     to pay all other Obligations then due and payable and

(C)     as the Borrowers so designate.

Unless otherwise designated by the Borrowers, all principal payments in respect of Loans shall be applied first, to repay outstanding Base Rate Loans, and then to repay outstanding Eurodollar Rate Loans, with those Eurodollar Rate Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods.

(ii)     After the occurrence of an Event of Default and while the same is continuing, the Administrative Agent shall apply all payments in respect of any Obligations and any amounts received as a result of the exercise of remedies pursuant to Sections 11.2 and 14.5, in the following order:

(A)     first, to pay principal of and interest on any portion of the Loans which the Administrative Agent may have advanced on behalf of any Lender other than itself for which the Administrative Agent has not then been reimbursed by such Lender or the Borrowers;

(B)     second, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Administrative Agent;

(C)     third, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Lenders;

(D)     fourth, to pay interest due in respect of Loans;

(E)     fifth, to the ratable payment or prepayment of principal outstanding on Loans; and

(F)     sixth, to the ratable payment of all other Obligations.

The order of priority set forth in this Section 4.2(b)(ii) and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Administrative Agent, the Arranger, the other Lenders and other Holders as among themselves. The order of priority set forth in clauses (C) through (F) of this Section 4.2(b)(ii) may at any time and from time to time be changed by the Requisite Lenders without necessity of notice to or consent of or approval by the Borrowers, any Holder which is not a Lender, or any other Person. The order of priority set forth in clauses (A) and (B) of this Section 4.2(b)(ii) may be changed only with the prior written consent of the Administrative Agent.

(iii)     Subject to Section 4.2(b)(iv), the Administrative Agent shall promptly distribute to the Arranger and each other Lender at its primary address set forth on the appropriate signature page hereof or the signature page to the Assignment and Acceptance by which it became a Lender, or at such other address as a Lender or other Holder may request in writing, such funds as such Person may be entitled to receive, subject to the provisions of Article XII; provided that the Administrative Agent shall under no circumstances be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Holder and may suspend all payments or seek appropriate relief (including, without limitation, instructions from the Requisite Lenders or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby.

(iv)     In the event that any Lender fails to fund its Pro Rata Share of any Loan requested by the Borrowers which such Lender is obligated to fund under the terms of this Agreement (the funded portion of such Loan being hereinafter referred to as a “Non Pro Rata Loan”), until the earlier of such Defaulting Lender’s cure of such failure and the termination of the Term Commitments, the proceeds of all amounts thereafter repaid to the Administrative Agent by the Borrowers and otherwise required to be applied to such Defaulting Lender’s share of all other Obligations pursuant to the terms of this Agreement shall be advanced to the Borrowers by the Administrative Agent on behalf of such Defaulting Lender to cure, in full or in part, such failure by such Lender, but shall nevertheless be deemed to have been paid to such Defaulting Lender in satisfaction of such other Obligations. Notwithstanding anything in this Agreement to the contrary:

(A)     the foregoing provisions of this Section 4.2(b)(iv) shall apply only with respect to the proceeds of payments of Obligations and shall not affect the conversion or continuation of Loans pursuant to Section 5.1(c);

(B)     a Lender shall be deemed to have cured its failure to fund its Pro Rata Share of any Loan at such time as an amount equal to such Lender’s original Pro Rata Share of the requested principal portion of such Loan is fully funded to the Borrowers, whether made by such Lender itself or by operation of the terms of this Section 4.2(b)(iv), and whether or not the Non Pro Rata Loan with respect thereto has been repaid, converted or continued;

(C)     amounts advanced to the Borrowers to cure, in full or in part, any such Lender’s failure to fund its Pro Rata Share of any Loan (“Cure Loans”) shall bear interest at the Base Rate in effect from time to time, and for all other purposes of this Agreement shall be treated as if they were Base Rate Loans; and

(D)     regardless of whether or not an Event of Default has occurred or is continuing, and notwithstanding the instructions of the Borrowers as to their desired application, all repayments of principal which, in accordance with the other terms of this Section 4.2, would be applied to the outstanding Base Rate Loans shall be applied first, ratably to all Base Rate Loans constituting Non Pro Rata Loans, second, ratably to Base Rate Loans other than those constituting Non Pro Rata Loans or Cure Loans and, third, ratably to Base Rate Loans constituting Cure Loans.

(c)     Payments on Non-Business Days. Whenever any payment to be made by the Borrowers hereunder or under the Notes is stated to be due on a day which is not a Business Day, the payment shall instead be due on the next succeeding Business Day (or, as set forth in Section 5.2(b)(iii), the next preceding Business Day).

4.3     Promise to Repay; Evidence of Indebtedness.

(a)     Promise to Repay. The Borrowers hereby promise to pay when due the principal amount of each Loan which is made to it, and further agrees to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the Notes. Unless a Lender elects not to receive any such promissory note, the Borrowers shall execute and deliver to each Lender on the Closing Date, a promissory note, in form and substance acceptable to the Administrative Agent and such Lender, evidencing the Loans and thereafter shall execute and deliver such other promissory notes as are necessary to evidence the Loans owing to the Lenders after giving effect to any assignment thereof pursuant to Section 14.1, all in form and substance acceptable to the Administrative Agent, the applicable Lenders and the parties to such assignment (all such promissory notes and all amendments thereto, replacements thereof and substitutions therefor being collectively referred to as the “Notes”; and “Note” means any one of the Notes).

(b)     Loan Account. Each Lender shall maintain in accordance with its usual practice an account or accounts (a “Loan Account”) evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan owing to such Lender from time to time, including the amount of principal and interest payable and paid to such Lender from time to time hereunder and under the Notes. Notwithstanding the foregoing, the failure by any Lender to maintain a Loan Account shall in no way affect the Borrowers’ obligations hereunder, including, without limitation, the obligation to repay the Obligations.

(c)     Control Account. The Register maintained by the Administrative Agent pursuant to Section 14.1(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the type of Loan comprising such Borrowing and any Eurodollar Interest Period applicable thereto, (ii) the effective date and amount of each Assignment and Acceptance delivered to and accepted by it and the parties thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder or under the Notes and (iv) the amount of any sum received by the Administrative Agent from the Borrowers hereunder and each Lender’s share thereof.

(d)     Entries Binding. The entries made in the Register and each Loan Account shall be conclusive and binding for all purposes, absent manifest error.

(e)     No Recourse to Limited Partners or General Partner. Notwithstanding anything contained in this Agreement to the contrary, it is expressly understood and agreed that nothing herein or in the Notes shall be construed as creating any liability on any Limited Partner, any General Partner, or any partner, member, manager, officer, shareholder or director of any Limited Partner or any General Partner, to pay any of the Obligations other than liability arising from or in connection with (i) fraud or (ii) the misappropriation or misapplication of proceeds of the Loans (in which case such liability shall extend to the Person(s) committing such fraud, misappropriation or misapplication, but not to any other Person described above); but nothing contained in this Section 4.3(e) shall be construed to prevent the exercise of any remedy allowed to the Administrative Agent, the Arranger or the Lenders by law or by the terms of this Agreement or the other Loan Documents which does not relate to or result in such an obligation by any Limited Partner or any General Partner (or any partner, member, manager, officer, shareholder or director of any Limited Partner or any General Partner) to pay money.

Article V

INTEREST AND FEES

5.1     Interest on the Loans and other Obligations.

(a)     Rate of Interest. All Loans and the outstanding principal balance of all other Obligations shall bear interest on the unpaid principal amount thereof from the date such Loans are made and such other Obligations are due and payable until paid in full, except as otherwise provided in Section 5.1(d) and 5.2(e), as follows:

(i)     If a Base Rate Loan or such other Obligation, at a rate per annum equal to the sum of (A) the Base Rate, as in effect from time to time as interest accrues, plus (B) the then Applicable Margin for Base Rate Loans; and

(ii)     If a Eurodollar Rate Loan, at a rate per annum equal to the sum of (A) the Eurodollar Rate determined for the applicable Eurodollar Interest Period, plus (B) the then Applicable Margin for Eurodollar Rate Loans.

The applicable basis for determining the rate of interest on the Loans shall be selected by the Borrowers at the time a Notice of Borrowing or a Notice of Conversion/Continuation is delivered by the Borrowers to the Administrative Agent; provided, however, that the Borrowers may not select the Eurodollar Rate as the applicable basis for determining the rate of interest on such a Loan if at the time of such selection an Event of Default or a Potential Event of Default would occur or has occurred and is continuing and further provided that, from and after the occurrence of an Event of Default or a Potential Event of Default, each Eurodollar Rate Loan then outstanding may, at the Administrative Agent’s option, convert to a Base Rate Loan. If on any day any Loan is outstanding with respect to which notice has not been timely delivered to the Administrative Agent in accordance with the terms of this Agreement specifying the basis for determining the rate of interest on that day, then for that day interest on that Loan shall be determined by reference to the Base Rate.

(b)     Interest Payments. (i) Interest accrued on each Loan shall be calculated on the first day of each calendar month and shall be payable in arrears (A) on the first day of each calendar month, commencing on the first such day following the making of such Loan, and (B) if not theretofore paid in full, on the maturity date (whether by acceleration or otherwise) of such Loan.

(ii)     Interest accrued on the principal balance of all other Obligations shall be calculated on the first day of each calendar month and shall be payable in arrears (A) on the first day of each calendar month, commencing on the first such day following the incurrence of such Obligation, (B) upon repayment thereof in full or in part, and (C) if not theretofore paid in full, at the time such other Obligation becomes due and payable (whether by acceleration or otherwise).

(c)     Conversion or Continuation. (i) The Borrowers shall have the option (A) to convert at any time all or any part of outstanding Base Rate Loans to Eurodollar Rate Loans; (B) to convert all or any part of outstanding Eurodollar Rate Loans having Eurodollar Interest Periods which expire on the same date to Base Rate Loans, on such expiration date; and (C) to continue all or any part of outstanding Eurodollar Rate Loans having Eurodollar Interest Periods which expire on the same date as Eurodollar Rate Loans, and the succeeding Eurodollar Interest Period of such continued Loans shall commence on such expiration date; provided, however, no such outstanding Loan may be continued as, or be converted into, a Eurodollar Rate Loan (i) if the continuation of, or the conversion into, would violate any of the provisions of Section 5.2 or (ii) if an Event of Default or a Potential Event of Default would occur or has occurred and is continuing. Any conversion into or continuation of Eurodollar Rate Loans under this Section 5.1(c) shall be in a minimum amount of $1,000,000 and in integral multiples of $100,000 in excess of that amount, except in the case of a conversion into or a continuation of an entire Borrowing of Non Pro Rata Loans.

(ii)     To convert or continue a Loan under Section 5.1(c)(i), the Borrowers shall deliver a Notice of Conversion/Continuation to the Administrative Agent no later than 11:00 a.m. (New York time) at least three (3) Business Days in advance of the proposed conversion/continuation date. A Notice of Conversion/Continuation shall specify (A) the proposed conversion/continuation date (which shall be a Business Day), (B) the principal amount of the Loan to be converted/continued, (C) whether such Loan shall be converted and/or continued, and (D) in the case of a conversion to, or continuation of, a Eurodollar Rate Loan, the requested Eurodollar Interest Period. In lieu of delivering a Notice of Conversion/Continuation, the Borrowers may give the Administrative Agent telephonic notice of any proposed conversion/continuation by the time required under this Section 5.1(c)(ii), if the Borrowers confirm such notice by delivery of the Notice of Conversion/Continuation to the Administrative Agent by facsimile transmission promptly, but in no event later than 3:00 p.m. (New York time) on the same day. Promptly after receipt of a Notice of Conversion/Continuation under this Section 5.1(c)(ii) (or telephonic notice in lieu thereof), the Administrative Agent shall notify each Lender by facsimile transmission, or other similar form of transmission, of the proposed conversion/continuation. Any Notice of Conversion/Continuation for conversion to, or continuation of, a Loan (or telephonic notice in lieu thereof) given pursuant to this Section 5.1(c)(ii) shall be irrevocable, and the Borrowers shall be bound to convert or continue in accordance therewith. In the event no Notice of Conversion/Continuation is delivered as and when specified in this Section 5.1(c)(ii) with respect to outstanding Eurodollar Rate Loans, upon the expiration of the Interest Period applicable thereto, such Loans shall automatically be continued as Eurodollar Rate Loans with a Eurodollar Interest Period of one month; provided, however, no such outstanding Loan may be continued as, or be converted into, a Eurodollar Rate Loan (i) if the continuation of, or the conversion into, would violate any of the provisions of Section 5.2 or (ii) if an Event of Default or a Potential Event of Default would occur or has occurred and is continuing.

(d)     Default Interest. Notwithstanding the rates of interest specified in Section 5.1(a) or elsewhere in this Agreement, effective immediately upon the occurrence of an Event of Default, and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Loans and other Obligations shall bear interest at a rate equal to the sum of (A) the Base Rate, as in effect from time to time as interest accrues, plus (B) two percent (2.0%) per annum.

(e)     Computation of Interest. Interest on all Obligations shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days (or 365/366 days in the case of interest computed by reference to clauses (i), (ii) or (iii) of the Base Rate). In computing interest on any Loan, the date of the making of the Loan or the first day of a Eurodollar Interest Period, as the case may be, shall be included and the date of payment or the expiration date of a Eurodollar Interest Period, as the case may be, shall be excluded; provided, however, if a Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on such Loan.

(f)     Eurodollar Rate Information. Upon the reasonable request of the Borrowers from time to time, the Administrative Agent shall promptly provide to the Borrowers such information with respect to the applicable Eurodollar Rate as may be so requested.

5.2     Special Provisions Governing Eurodollar Rate Loans.

(a)     Amount of Eurodollar Rate Loans. Each Eurodollar Rate Loan shall be in a minimum principal amount of $1,500,000.

(b)     Determination of Eurodollar Interest Period. By giving notice as set forth in Section 2.1(b) (with respect to a Borrowing of Eurodollar Rate Loans) or Section 5.1(c) (with respect to a conversion into or continuation of Eurodollar Rate Loans), the Borrowers shall have the option, subject to the other provisions of this Section 5.2, to select an interest period (each, an “Interest Period”) to apply to the Loans described in such notice, subject to the following provisions:

(i)     Subject to availability, the Borrowers may only select, as to a particular Borrowing of Eurodollar Rate Loans, an Interest Period (each, a “Eurodollar Interest Period”) of one, three or six months in duration; notwithstanding the forgoing, the Eurodollar Interest Period for the Borrowing of Eurodollar Rate Loans made on the Funding Date shall be the period commencing on the Funding Date and ending on June 8, 2016;

(ii)     In the case of immediately successive Eurodollar Interest Periods applicable to a Borrowing of Eurodollar Rate Loans, each successive Eurodollar Interest Period shall commence on the day on which the next preceding Eurodollar Interest Period expires;

(iii)     If any Eurodollar Interest Period would otherwise expire on a day which is not a Business Day, such Eurodollar Interest Period shall be extended to expire on the next succeeding Business Day if the next succeeding Business Day occurs in the same calendar month, and if there will be no succeeding Business Day in such calendar month, the Eurodollar Interest Period shall expire on the immediately preceding Business Day;

(iv)     The Borrowers may not select an Interest Period as to any Loan if such Interest Period terminates later than the Term Maturity Date;

(v)     The Borrowers may not select an Interest Period with respect to any portion of principal of a Loan which extends beyond a date on which the Borrower is required to make a scheduled payment of such portion of principal; and

(vi)     There shall be no more than three (3) Interest Periods in effect at any one time with respect to Eurodollar Rate Loans.

(c)     Determination of Eurodollar Interest Rate. As soon as practicable on the second Business Day prior to the first day of each Eurodollar Interest Period (the “Eurodollar Interest Rate Determination Date”), the Administrative Agent shall determine (pursuant to the procedures set forth in the definition of “Eurodollar Rate”) the interest rate which shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Eurodollar Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrowers and to each Lender. The Administrative Agent’s determination shall be presumed to be correct, absent manifest error, and shall be binding upon the Borrowers and each Lender.

(d)     Market Disruption and Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Borrowing of Eurodollar Rate Loans, but subject to Section 5.2(e):

(i)     the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Base Eurocurrency Rate or the Eurodollar Rate, as applicable, for a Loan in the applicable currency or for the applicable Interest Period; or

(ii)     the Administrative Agent is advised by the Requisite Lenders that the Base Eurocurrency Rate or the Eurodollar Rate, as applicable, for a Loan in the applicable currency or for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period, then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone promptly followed in writing or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (1) any Notice of Conversion/Continuation that requests the conversion of any Eurodollar Rate Loans to, or continuation of any Eurodollar Rate Loans the applicable Interest Period, as the case may be, shall be ineffective and (2) such Borrowing shall be made as a Borrowing of Base Rate Loans.

(e)     Effect of Benchmark Transition Event.

(f)     Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrowers may amend this Agreement to replace the Eurodollar Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrowers so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of Eurodollar Rate with a Benchmark Replacement pursuant to this Section 5.2(e) will occur prior to the applicable Benchmark Transition Start Date.

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(g)     Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrowers and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 5.2(e), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 5.2(e).

(h)     Benchmark Unavailability Period. Upon the Borrowers receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of Base Rate based upon Base Eurocurrency Rate will not be used in any determination of Base Rate.

(i)     Certain Defined Terms. As used in this Section 5.2(e):

"Benchmark Replacement" means the sum of: (a) the alternate benchmark rate (which may be based on SOFR) that has been selected by the Administrative Agent and the Borrowers giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than 0.50%, the Benchmark Replacement will be deemed to be 0.50% for the purposes of this Agreement.

"Benchmark Replacement Adjustment" means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar- denominated syndicated credit facilities at such time.

"Benchmark Replacement Conforming Changes" means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions of “Base Rate” and "Interest Period," timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines in its reasonable discretion that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent determines in its reasonable discretion is reasonably necessary in connection with the administration of this Agreement).

"Benchmark Replacement Date" means the earlier to occur of the following events with respect to LIBOR: (1) in the case of clause (1) or (2) of the definition of "Benchmark Transition Event," the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR or (2) in the case of clause (3) of the definition of "Benchmark Transition Event," the date of the public statement or publication of information referenced therein.

"Benchmark Transition Event" means the occurrence of one or more of the following events with respect to LIBOR: (1) a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR, (2) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of the LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR or (3) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.

"Benchmark Transition Start Date" means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent by notice to the Borrowers and the Lenders.

"Benchmark Unavailability Period" means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that the Eurodollar Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the Eurodollar Rate for all purposes hereunder in accordance with this Section 5.2(e) and (y) ending at the time that a Benchmark Replacement has replaced the Eurodollar Rate for all purposes hereunder pursuant to this Section 5.2(e).

"Early Opt-in Election" means the occurrence of (1) a determination by the Administrative Agent that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in this Section 5.2(e), are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR and (2) the election by the Administrative Agent to declare that an Early Opt-in Election has occurred and the provision by the Administrative Agent of written notice of such election to the Borrowers and the Lenders.

"Relevant Governmental Body" means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

"SOFR" means the secured overnight financing rate published by the Federal Reserve Bank of New York, as the administrator of such benchmark (or a successor administrator).

"Unadjusted Benchmark Replacement" means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

(j)     Illegality. (i) If at any time any Lender determines (which determination shall, absent manifest error, be final and conclusive and binding upon all parties) that the making, converting, maintaining or continuation of any Eurodollar Rate Loan has become unlawful or impermissible by compliance by that Lender with any law, governmental rule, regulation or order of any Governmental Authority (whether or not having the force of law and whether or not failure to comply therewith would be unlawful or would result in costs or penalties), then, and in any such event, such Lender may give notice of that determination, in writing, to the Borrowers and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender.

(ii)     When notice is given by a Lender under Section 5.2(~~e~~f)(i), (A) the Borrowers’ right to request from such Lender and such Lender’s obligation, if any, to make Eurodollar Rate Loans shall be immediately suspended, and such Lender shall make a Base Rate Loan as part of any requested Borrowing of Eurodollar Rate Loans and (B) if the affected Eurodollar Rate Loans are then outstanding, the Borrowers shall immediately, or if permitted by applicable law, no later than the date permitted thereby, upon at least one (1) Business Day’s prior written notice to the Administrative Agent and the affected Lender, convert each such Loan into a Base Rate Loan.

(iii)     If at any time after a Lender gives notice under Section 5.2(~~e~~f)(i) such Lender determines that it may lawfully make Eurodollar Rate Loans, such Lender shall promptly give notice of that determination, in writing, to the Borrowers and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender. The Borrowers’ right to request, and such Lender’s obligation, if any, to make Eurodollar Rate Loans shall thereupon be restored.

(iv)     A Lender may at its option make any Loan (a “Credit Extension”) to the Borrowers by causing any domestic or foreign branch or Affiliate of such Lender (any “Lending Office”) to make such Credit Extension; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Credit Extension in accordance with the terms of this Agreement. Upon receipt of such notice, the Borrowers shall take all reasonable actions requested by the Lender to mitigate or avoid such illegality.

(k)     Compensation. In addition to all amounts required to be paid by the Borrowers pursuant to Section 5.1 and Article XIII, the Borrowers shall compensate each Lender, upon demand, for all losses, expenses to third parties and liabilities (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender’s Eurodollar Rate Loans to the Borrowers but excluding any loss of Applicable Margin on the relevant Loans, any losses or expenses incurred as the result of such Lender’s gross negligence or willful misconduct (as determined in a final non-appealable judgment by a court of competent jurisdiction) and any administrative fees incurred in effecting such liquidation or reemployment) which that Lender may sustain (i) if for any reason a Borrowing, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion/Continuation given by the Borrowers or in a telephonic request by it for borrowing or conversion/ continuation or a successive Eurodollar Interest Period does not commence after notice therefor is given pursuant to Section 5.1(c), including, without limitation, pursuant to Section 5.2(d), (ii) if for any reason any Eurodollar Rate Loan is prepaid on a date which is not the last day of the applicable Interest Period (including pursuant to Section 13.4), (iii) as a consequence of a required conversion of a Eurodollar Rate Loan to a Base Rate Loan as a result of any of the events indicated in Section 5.2(d), or (iv) as a consequence of any failure by the ~~Borrower~~Borrowers to repay a Eurodollar Rate Loan when required by the terms of this Agreement. The Lender making demand for such compensation shall deliver to the Borrowers concurrently with such demand a written statement in reasonable detail as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to that Lender, absent manifest error.

(l)     Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of, its Eurodollar Lending Office or Eurodollar Affiliate or its other offices or Affiliates. No Lender shall be entitled, however, to receive any greater amount under Sections 4.2 or 5.2(~~f~~g) or Article XIII as a result of the transfer of any such Eurodollar Rate Loan to any office (other than such Eurodollar Lending Office) or any Affiliate (other than such Eurodollar Affiliate) than such Lender would have been entitled to receive immediately prior thereto, unless (i) the transfer occurred at a time when circumstances giving rise to the claim for such greater amount did not exist and (ii) such claim would have arisen even if such transfer had not occurred.

(m)     Affiliates Not Obligated. No Eurodollar Affiliate or other Affiliate of any Lender shall be deemed a party to this Agreement or shall have any liability or obligation under this Agreement.

(n)     Adjusted Eurodollar Rate. Any failure by any Lender to take into account the Eurodollar Reserve Percentage when calculating interest due on Eurodollar Rate Loans shall not constitute, whether by course of dealing or otherwise, a waiver by such Lender of its right to collect such amount for any future period.

Article VI

CONDITIONS TO LOANS

6.1     Conditions Precedent to the Loans. The obligation of each Lender on the Funding Date to make any Loan requested to be made by it, shall be subject to the satisfaction of all of the following conditions precedent:

(a)     Documents. The Administrative Agent shall have received, on or before the Closing Date, this Agreement, the Notes, the Collateral Assignment of Membership Interest, the Environmental Indemnity and, to the extent not otherwise specifically referenced in this Section 6.1(a), all other Loan Documents and agreements, documents and instruments described in the List of Closing Documents attached hereto as Exhibit E and made a part hereof, each duly executed and in recordable form, where appropriate, and in form and substance satisfactory to the Administrative Agent; without limiting the foregoing, the Borrowers hereby direct its legal counsel to prepare and deliver to the Agents and the Lenders, the legal opinions referred to in such List of Closing Documents.

(b)     No Legal Impediments. No law, regulation, order, judgment or decree of any Governmental Authority shall be, and the Administrative Agent shall not have received any notice that litigation is pending or threatened which is likely to enjoin, prohibit or restrain the making of the Loans on the Funding Date.

(c)     Interim Liabilities and Equity. Except as disclosed to the Arranger and the Lenders, since March 31, 2016, neither of the Borrowers or the Company shall have (i) entered into any material (as determined in good faith by the Administrative Agent) commitment or transaction, including, without limitation, transactions for borrowings and capital expenditures, which are not in the ordinary course of the Borrowers’ business, (ii) declared or paid any dividends or other distributions other than in the ordinary course of business, (iii) established compensation or employee benefit plans, or (iv) redeemed or issued any equity Securities.

(d)     No Default. No Event of Default or Potential Event of Default shall have occurred and be continuing or would result from the making of the Loans.

(e)     Representations and Warranties. All of the representations and warranties contained in Section 7.1 and in any of the other Loan Documents shall be true and correct in all material respects on and as of the Funding Date, except to the extent such representation and warranty (x) is made as of a specified date, in which case such representation and warranty shall have been true and correct as of such specified date, (y) may not be correct due solely to the passage of time, but such untrue representation or warranty does not constitute a violation of this Agreement and does not arise out of the failure of Borrowers to perform their obligations hereunder or (z) subsequent to the date hereof become untrue, but such untrue representation or warranty does not constitute a violation of this Agreement and does not arise out of the failure of Borrowers to perform their obligations hereunder.

(f)     Fees and Expenses Paid. There shall have been paid to the Administrative Agent, for the accounts of the Agents and the other Lenders, as applicable, all fees due and payable on or before the Closing Date and all expenses due and payable on or before the Funding Date, including, without limitation, reasonable, invoiced attorneys’ fees and expenses, and other costs and expenses incurred in connection with the Loan Documents.

Each submission by the Borrowers to the Administrative Agent of a Notice of Borrowing with respect to a Loan or a Notice of Conversion/Continuation with respect to any Loan, and each acceptance by the Borrowers or of the proceeds of each Loan made, converted or continued hereunder, shall constitute a representation and warranty by the Borrowers as of the Funding Date in respect of such Loan and the date of conversion or continuation, that all the conditions contained in this Section 6.1 have been satisfied or waived in accordance with Section 14.7.

Article VII

REPRESENTATIONS AND WARRANTIES

7.1     Representations and Warranties of the Borrowers. In order to induce the Lenders to enter into this Agreement and to make the Loans and the other financial accommodations to the Borrowers described herein, the Borrowers hereby represent and warrant to each Lender that the following statements are true, correct and complete:

(a)     Organization; Powers of the Operating Partnership. (i) The Operating Partnership (A) is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Indiana, (B) is duly qualified to do business and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing will have or is reasonably likely to have a Material Adverse Effect, (C) has filed and maintained effective (unless exempt from the requirements for filing) a current Business Activity Report with the appropriate Governmental Authority in each state in which failure to do so would have a Material Adverse Effect, (D) has all requisite power and authority to own, operate and encumber its Property and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by this Agreement and (E) is a partnership for federal income tax purposes.

(b)     Organization; Powers of the Mall Owner. (i) The Mall Owner (A) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, (B) is duly qualified to do business and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing will have or is reasonably likely to have a Mall Owner Material Adverse Effect, (C) has filed and maintained effective (unless exempt from the requirements for filing) a current Business Activity Report with the appropriate Governmental Authority in each state in which failure to do so would have a Mall Owner Material Adverse Effect, (D) has all requisite power and authority to own, operate and encumber its Property and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by this Agreement and (E) is a limited liability company for federal income tax purposes.

(ii)     The Company (A) is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana, (B) is duly authorized and qualified to do business and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing will have or is reasonably likely to have a Mall Owner Material Adverse Effect, and (C) has all requisite corporate power and authority to own, operate and encumber its Property and to conduct its business as presently conducted.

(iii)     Each General Partner in existence as of the date hereof is (or shall be at such time as it becomes a General Partner) a duly formed and validly existing legal entity under the laws of its jurisdiction of formation and has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect.

(iv)     True, correct and complete copies of the Organizational Documents identified on Schedule 7.1-A have been delivered to the Administrative Agent, each of which is in full force and effect, has not been modified or amended except to the extent set forth indicated therein and, to the best of the Borrowers’ knowledge, there are no defaults under such Organizational Documents and no events which, with the passage of time or giving of notice or both, would constitute a default under such Organizational Documents.

(v)     Neither of the Borrowers nor the Company is a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code

(c)     Authority. (i) The General Partner has the requisite power and authority to execute, deliver and perform this Agreement on behalf of the Borrowers and each of the other Loan Documents which are required to be executed on behalf of each of the Borrowers as required by this Agreement. The General Partner is the Person who has executed this Agreement and such other Loan Documents on behalf of the Borrowers and is the sole general partner of the Operating Partnership, which, in turn, is the sole member of the Mall Owner.

(ii)     The execution, delivery and performance of each of the Loan Documents which must be executed in connection with this Agreement by the Borrowers and to which either or both of the Borrowers are a party and the consummation of the transactions contemplated thereby are (i) within the Operating Partnership’s partnership powers, which have been duly authorized by all necessary partnership or other applicable action and/or (ii) within the Mall Owner’s limited liability company powers, which have been dully authorized by all necessary company powers or other applicable action, (and, in the case of the General Partner acting on behalf of the Borrowers in connection therewith, all necessary corporate action of such General Partner) and such authorization has not been rescinded. No other partnership, limited liability company or corporate action or proceedings on the part of either of the Borrowers or any General Partner is necessary to consummate such transactions.

(iii)     Each of the Loan Documents to which either of the Borrowers are a party have been duly executed and delivered on behalf of the Borrowers and constitutes the Borrowers’ legal, valid and binding obligation, enforceable against the Borrowers in accordance with its terms, except to the extent that the enforcement thereof or the availability of equitable remedies may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, fraudulent conveyance or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally or by general principles of equity, or by the discretion of any court in awarding equitable remedies, regardless of whether such enforcement is considered in a proceeding of equity or at law, is in full force and effect and all the terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by the Company, the Borrowers and the Borrowers’ Subsidiaries on or before the Funding Date have been performed or complied with, and no Potential Event of Default, Event of Default or breach of any covenant by any of the Company, the Borrowers or any Subsidiary of the Borrowers exists thereunder.

(d)     Subsidiaries; Ownership of Capital Stock and Partnership Interests. (i) Schedule 7.1-C (as updated pursuant to Section 8.2(a)(iii)) (A) contains a chart, together with lists, indicating the corporate structure of the Company, each of the Borrowers, and any other Person in which the Company or the Borrowers holds a direct or indirect partnership, joint venture or other equity interest indicating the nature of such interest with respect to each Person included in such diagram as of the date Schedule 7.1-C was last updated; and (B) accurately sets forth, as of the date Schedule 7.1-C was last updated, (1) the correct legal name of such Person, the jurisdiction of its incorporation or organization and the jurisdictions in which it is qualified to transact business as a foreign corporation, or otherwise, and (2) the authorized, issued and outstanding shares or interests of each class of Securities of the Company, the Borrowers and the Subsidiaries of the Borrowers and the owners of such shares or interests (provided, however, that the shareholders of the Company and the limited partners of the Operating Partnership or the members of the Mall Owners are not listed thereon). As of the date Schedule 7.1-C was last updated, none of such issued and outstanding Securities is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options (other than Permitted Securities Options) outstanding with respect to such Securities, except as noted on Schedule 7.1-C. The outstanding Capital Stock of the Company is duly authorized, validly issued, fully paid and nonassessable and the outstanding Securities of the Borrowers and its Subsidiaries are duly authorized and validly issued.

(ii)     Except where failure may not have a Material Adverse Effect, each Subsidiary: (A) is a corporation, limited liability company or partnership, as indicated on Schedule 7.1-C, duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization, (B) is duly qualified to do business and, if applicable, is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing would limit its ability to use the courts of such jurisdiction to enforce Contractual Obligations to which it is a party, and (C) has all requisite power and authority to own and operate its Property and to conduct its business as presently conducted and as proposed to be conducted hereafter.

(e)     No Conflict. The execution, delivery and performance of each of the Loan Documents to which the Borrowers are a party do not and will not (i) conflict with the Organizational Documents of the Borrowers or any Subsidiary of the Borrowers, (ii) constitute a tortious interference with any Contractual Obligation of any Person or conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law or Contractual Obligation of the Borrowers, the General Partner, any Limited Partner, any Subsidiary of the Borrowers, or any general or limited partner of any Subsidiary of the Borrowers, or require termination of any such Contractual Obligation which may subject the Administrative Agent or any of the other Lenders to any liability, (iii) result in or require the creation or imposition of any Lien whatsoever upon any of the Property or assets of the Borrowers, the General Partner, any Limited Partner, any Subsidiary of the Borrowers or any general partner or limited partner of any Subsidiary of the Borrowers, or (iv) require any approval of shareholders of the Company or any general partner (or equity holder of any general partner) of any Subsidiary of the Borrowers.

(f)     Governmental Consents. The execution, delivery and performance of each of the Loan Documents to which the Borrowers are a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, except filings, consents or notices which have been made, obtained or given.

(g)     Governmental Regulation. Neither of the Borrowers nor any General Partner is subject to regulation under the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, or any other federal or state statute or regulation which limits its ability to incur indebtedness or its ability to consummate the transactions contemplated by this Agreement.

(h)     Financial Position. Complete and accurate copies of the following financial statements and materials have been delivered to the Administrative Agent: (i) audited financial statements of the Company and its Subsidiaries for the fiscal years ended December 31, 2014 and December 31, 2015; and (ii) unaudited financial statements of the Company and its Subsidiaries and of the Borrowers for the fiscal quarters ended March 31, 2016. All financial statements included in such materials were prepared in all material respects in conformity with GAAP, except as otherwise noted therein, and fairly present in all material respects the respective consolidated financial positions, and the consolidated results of operations and cash flows for each of the periods covered thereby of the Company and its Subsidiaries as at the respective dates thereof. Neither the Operating Partnership nor any of its Subsidiaries have any Contingent Obligation, contingent liability or liability for any taxes, long-term leases or commitments, not reflected in its audited financial statements delivered to the Administrative Agent on or prior to the Closing Date or otherwise disclosed to the Administrative Agent and the Lenders in writing, which will have or is reasonably likely to have a Material Adverse Effect. Moreover, the Mall Owner does not have any Contingent Obligation, contingent liability or liability for any taxes, long-term leases or commitments, not reflected in its financial statements delivered to the Administrative Agent on or prior to the Closing Date or otherwise disclosed to the Administrative Agent and the Lenders in writing, which will have or is reasonably likely to have a Mall Owner Material Adverse Effect.

(i)     Indebtedness. Schedule 7.1-H sets forth, as of December 31, 2014, all Indebtedness for borrowed money of the Mall Owner, the Operating Partnership, the General Partner and their respective Subsidiaries and, except as set forth on Schedule 7.1-H, there are no defaults in the payment of principal or interest on any such Indebtedness and no payments thereunder have been deferred or extended beyond their stated maturity and there has been no material change in the type or amount of such Indebtedness (except for the repayment of certain Indebtedness or the incurrence of any Indebtedness permitted by this Agreement) since December 31, 2015, which, in the case of Non-Recourse Indebtedness only, will have or is reasonably likely to have, in any of such cases, a Material Adverse Effect.

(j)     Litigation; Adverse Effects. Except as set forth in Schedule 7.1-I, as of the Closing Date, there is no action, suit, proceeding, Claim, investigation or arbitration before or by any Governmental Authority or private arbitrator pending or, to the knowledge of the Operating Partnership, threatened against the Company, the Operating Partnership or any of their respective Subsidiaries, or any Property of any of them (i) challenging the validity or the enforceability of any of the Loan Documents, (ii) which will or is reasonably likely to result in a loss in excess of $30,000,000, or (iii) under the Racketeering Influenced and Corrupt Organizations Act or any similar federal or state statute where such Person is a defendant in a criminal indictment that provides for the forfeiture of assets to any Governmental Authority as a potential criminal penalty. There is no material loss contingency within the meaning of GAAP which has not been reflected in the consolidated financial statements of the Company and the Operating Partnership. None of the Company, any General Partner, the Operating Partnership or any Subsidiaries of the Operating Partnership is (A) in violation of any applicable Requirements of Law which violation will have or is reasonably likely to have a Material Adverse Effect or a Mall Owner Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority which will have or is reasonably likely to have a Material Adverse Effect or a Mall Owner Materials Adverse Effect.

(k)     No Material Adverse Effect. Since December 31, ~~2015,~~2019, there has occurred no event which has had or is reasonably likely to have a Material Adverse Effect or a Mall Owner Material Adverse Effect.

(l)     Tax Examinations. The IRS has examined (or is foreclosed from examining by applicable statutes) the federal income tax returns of any of the Company’s, the Borrowers’ or their Subsidiaries’ predecessors in interest with respect to the Projects for all tax periods prior to and including the taxable year ending December 31, 2009 and the appropriate state Governmental Authority in each state in which the Company’s, the Borrowers’ or their Subsidiaries’ predecessors in interest with respect to the Projects were required to file state income tax returns has examined (or is foreclosed from examining by applicable statutes) the state income tax returns of any of such Persons with respect to the Projects for all tax periods prior to and including the taxable year ending December 31, 2009. All deficiencies which have been asserted against such Persons as a result of any federal, state, local or foreign tax examination for each taxable year in respect of which an examination has been conducted have been fully paid or finally settled or are being contested in good faith, and no issue has been raised in any such examination which, by application of similar principles, reasonably can be expected to result in assertion of a material deficiency for any other year not so examined which has not been reserved for in the financial statements of such Persons to the extent, if any, required by GAAP. No such Person has taken any reporting positions for which it does not have a reasonable basis nor anticipates any further material tax liability with respect to the years which have not been closed pursuant to applicable law.

(m)     Payment of Taxes. All tax returns, reports and similar statements or filings of each of the Persons described in Section 7.1(k), the Company, the Borrowers and their Subsidiaries required to be filed have been timely filed, and, except for Customary Permitted Liens, all taxes, assessments, fees and other charges of Governmental Authorities thereupon and upon or relating to their respective Properties, assets, receipts, sales, use, payroll, employment, income, licenses and franchises which are shown in such returns or reports to be due and payable have been paid, except to the extent (i) such taxes, assessments, fees and other charges of Governmental Authorities are being contested in good faith by an appropriate proceeding diligently pursued as permitted by the terms of Section 9.4 and (ii) such taxes, assessments, fees and other charges of Governmental Authorities pertain to Property of the Borrowers or any of their Subsidiaries and the non-payment of the amounts thereof would not, individually or in the aggregate, result in a Material Adverse Effect or a Mall Owner Material Adverse Effect. All other taxes (including, without limitation, real estate taxes), assessments, fees and other governmental charges upon or relating to the respective Properties of the Borrowers and their Subsidiaries which are due and payable have been paid, except for Customary Permitted Liens and except to the extent described in clauses (i) and (ii) hereinabove. Neither of the Borrowers have knowledge of any proposed tax assessment against either of the Borrowers, any of their Subsidiaries, or any of the Projects that will have or is reasonably likely to have a Material Adverse Effect or a Mall Owner Material Adverse Effect.

(n)     Performance. Neither the Company, the Borrowers nor any of their Affiliates has received any notice, citation or allegation, nor has actual knowledge, that (i) it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it, (ii) any of its Properties is in violation of any Requirements of Law or (iii) any condition exists which, with the giving of notice or the lapse of time or both, would constitute a default with respect to any such Contractual Obligation, in each case, except where such default or defaults, if any, will not have or is not reasonably likely to have a Material Adverse Effect or a Mall Owner Material Adverse Effect.

(o)     Disclosure. The representations and warranties of the Borrowers contained in the Loan Documents, and all certificates and other documents delivered to the Administrative Agent pursuant to the terms thereof, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading. The Borrowers have not intentionally withheld any fact from the Administrative Agent, the Arranger or the other Lenders in regard to any matter which will have or is reasonably likely to have a Material Adverse Effect or a Mall Owner Material Adverse Effect. Notwithstanding the foregoing, the Lenders acknowledge that the Borrowers shall not have liability under this clause (n) with respect to its projections of future events.

(p)     Requirements of Law. The Borrowers and each of their Subsidiaries are in compliance with all Requirements of Law applicable to it and its respective businesses and Properties, in each case where the failure to so comply individually or in the aggregate will have or is reasonably likely to have a Material Adverse Effect or a Mall Owner Material Adverse Effect.

(q)     Environmental Matters.

(i)     Except as disclosed on Schedule 7.1-P and in that certain Phase I Environmental Site Assessment Report prepared by EMG as Project 77084.06R-001.050 and dated April 17, 2006 and except where failure is not reasonably likely to have a Material Adverse Effect or a Mall Owner Material Adverse Effect:

(A)     the operations of the Borrowers, each of their Subsidiaries and their respective Properties comply with all applicable Environmental, Health or Safety Requirements of Law;

(B)     the Borrowers and each of their Subsidiaries have obtained all material environmental, health and safety Permits necessary for their respective operations, and all such Permits are in good standing and the holder of each such Permit is currently in compliance with all terms and conditions of such Permits;

(C)     none of the Borrowers or any of their Subsidiaries or any of their respective present or past Property or operations are subject to or are the subject of any investigation, judicial or administrative proceeding, order, judgment, decree, dispute, negotiations, agreement or settlement by any Governmental Authority respecting (I) any Environmental, Health or Safety Requirements of Law, (II) any Remedial Action, (III) any Claims or Liabilities and Costs arising from the Release or threatened Release of a Contaminant into the environment, or (IV) any violation of or liability under any Environmental, Health or Safety Requirement of Law;

(D)     none of Borrowers or any of their Subsidiaries have filed any notice under any applicable Requirement of Law (I) reporting a Release of a Contaminant; (II) indicating past or present treatment, storage or disposal of a hazardous waste, as that term is defined under 40 C.F.R. Part 261 or any state equivalent; or (III) reporting a violation of any applicable Environmental, Health or Safety Requirement of Law;

(E)     none of the Borrowers’ or any of their Subsidiaries’ present or past Property is listed or proposed for listing on the National Priorities List (“NPL”) pursuant to CERCLA or on the Comprehensive Environmental Response Compensation Liability Information System List (“CERCLIS”) or any similar state list of sites requiring Remedial Action;

(F)     neither the Borrowers nor any of their Subsidiaries have sent or directly arranged for the transport of any waste to any site listed or proposed for listing on the NPL, CERCLIS or any similar state list;

(G)     to the best of Borrowers’ knowledge, there is not now, and to Borrowers’ knowledge there has never been on or in any Project (I) any treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under 40 C.F.R. Part 261 or any state equivalent; (II) any landfill, waste pile, or surface impoundment; (III) any underground storage tanks the presence or use of which is or, to Borrowers’ knowledge, has been in violation of applicable Environmental, Health or Safety Requirements of Law, (IV) any asbestos- containing material which such Person has any reason to believe could subject such Person or its Property to Liabilities and Costs arising out of or relating to environmental, health or safety matters that would result in a Material Adverse Effect or a Mall Owner Material Adverse Effect; or (V) any polychlorinated biphenyls (PCB) used in hydraulic oils, electrical transformers or other Equipment, in all cases, which such Person has any reason to believe could subject such Person or its Property to Liabilities and Costs arising out of or relating to environmental, health or safety matters;

(H)     neither the Borrowers nor any of their Subsidiaries have received any notice or Claim to the effect that any of such Persons is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant into the environment;

(I)     neither the Borrowers nor any of their Subsidiaries have any contingent liability in connection with any Release or threatened Release of any Contaminants into the environment;

(J)     no Environmental Lien has attached to any Property of the Borrowers or any Subsidiary of the Borrowers;

(K)     no Property of the Borrowers or any Subsidiary of the Borrowers is subject to any Environmental Property Transfer Act, or to the extent such acts are applicable to any such Property, the Borrowers and/or such Subsidiary whose Property is subject thereto has fully complied with the requirements of such acts; and

(L)     neither the Borrowers nor any of their Subsidiaries owns or operates, or, to Borrowers’ knowledge has ever owned or operated, any underground storage tank, the presence or use of which is or has been in violation of applicable Environmental, Health or Safety Requirements of Law, at any Project.

(ii)     the Borrowers and each of their Subsidiaries are conducting and will continue to conduct their respective businesses and operations and maintain each Project in compliance in all material respects with applicable Environmental, Health or Safety Requirements of Law and no such Person has been, and no such Person has any reason to believe that it or any Project will be, subject to Liabilities and Costs arising out of or relating to environmental, health or safety matters that would result in a Material Adverse Effect or a Mall Owner Material Adverse Effect.

(r)     ERISA. (i) Neither the Borrowers nor any ERISA Affiliate maintains or contributes to any Plan or Multiemployer Plan other than those listed on Schedule 7.1-Q hereto. Each such Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code as currently in effect has been determined by the IRS to be so qualified, and each trust related to any such Plan has been determined to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code as currently in effect. Except as disclosed in Schedule 7.1-Q, neither the Borrowers nor any of its ERISA Affiliates maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA. The Borrowers and each of their ERISA Affiliates is in compliance in all material respects with the responsibilities, obligations and duties imposed on it by ERISA, the Internal Revenue Code and regulations promulgated thereunder with respect to all Plans. No Plan has incurred any accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the Internal Revenue Code) whether or not waived. Neither the Borrowers nor any ERISA Affiliate nor any fiduciary of any Plan which is not a Multiemployer Plan (i) has engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code or (ii) has taken or failed to take any action which would constitute or result in an ERISA Termination Event. Neither the Borrowers nor any ERISA Affiliate is subject to any liability under Sections 4063, 4064, 4069, 4204 or 4212(c) of ERISA. Neither the Borrowers nor any ERISA Affiliate has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. Schedule B to the most recent annual report filed with the IRS with respect to each Plan and furnished to the Administrative Agent is complete and accurate in all material respects. Since the date of each such Schedule B, there has been no material adverse change in the funding status or financial condition of the Plan relating to such Schedule B. Neither the Borrowers nor any ERISA Affiliate has (i) failed to make a required contribution or payment to a Multiemployer Plan or (ii) made a complete or partial withdrawal under Sections 4203 or 4205 of ERISA from a Multiemployer Plan. Neither the Borrowers nor any ERISA Affiliate has failed to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment. Neither the Borrowers nor any ERISA Affiliate is required to provide security to a Plan under Section 401(a)(29) of the Internal Revenue Code due to a Plan amendment that results in an increase in current liability for the plan year. Except as disclosed on Schedule 7.1-Q, neither the Borrowers nor any of its ERISA Affiliates has, by reason of the transactions contemplated hereby, any obligation to make any payment to any employee pursuant to any Plan or existing contract or arrangement.

(i)     The Operating Partnership represents and warrants as of the Closing Date that the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans.

(s)     Securities Activities. The Borrowers are not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(t)     Solvency. After giving effect to the Loans to be made on the Funding Date and the disbursement of the proceeds of such Loans pursuant to the Borrowers’ instructions, the Borrowers are Solvent.

(u)     Insurance. Schedule 7.1-T accurately sets forth as of the Closing Date all insurance policies and programs currently in effect with respect to the respective Property and assets and business of the Borrowers and their Subsidiaries, specifying for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder, (iv) the policy or other identification number thereof, and (v) the expiration date thereof. Such insurance policies and programs are currently in full force and effect, in compliance with the requirements of Section 9.5 hereof and, together with payment by the insured of scheduled deductible payments, are in amounts sufficient to cover the replacement value of the respective Property and assets of the Borrowers and/or their Subsidiaries.

(v)     REIT Status. The Company qualifies as a REIT under the Internal Revenue Code.

(w)     Ownership of Projects, Minority Holdings and Property. Ownership of substantially all wholly-owned Projects, Minority Holdings and other Property of the Consolidated Businesses are held by the Operating Partnership and its Subsidiaries and is not held directly by the General Partner.

(x)     Title to the Property. Mall Owner has and will have good and marketable fee simple title, free of all Liens other than Customary Permitted Liens, to the Mall .

(y)     Anti-Corruption Laws and Sanctions. The Borrowers have implemented and maintain in effect policies and procedures designed to ensure compliance by the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents, with Anti-Corruption Laws and applicable Sanctions, and the Borrowers, their Subsidiaries and their respective officers and employees, and to the knowledge of the Borrowers, their directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrowers, any Subsidiary, or to the knowledge of the Borrowers or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrowers, any agent of the Borrowers or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing (directly or indirectly), use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

(z)     ~~EEA~~Affected Financial Institutions. Neither Borrower is an ~~EEA~~Affected Financial Institution.

(aa)     Perfection and Priority of Security Interests. The Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Lenders a valid (subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, (b) any filings, notices and registrations and other perfection requirements necessary to create or perfect the Liens on the Collateral granted by the Borrowers in favor of the Lenders (which filings or recordings shall be made to the extent required by any Collateral Document) and (c) [reserved] and (i) when all appropriate filings, notices or recordings are made in the appropriate offices, corporate records or with the appropriate Persons as may be required under applicable laws and/or any Collateral Document (which filings, notices or recordings shall be made to the extent required by any Collateral Document) and (ii) upon the taking of possession or control by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent required by any Collateral Document), perfected first priority security interest in the Collateral, securing the payment of the Obligations, subject to the Customary Permitted Liens and other Liens permitted under Section 10.3. The Borrowers are the owners of the Collateral free and clear of any Lien, except for Customary Permitted Liens and the liens and security interests created under the Loan Documents and permitted under Section 10.3.

(bb)     COVID-19 Programs. The Borrowers have determined in good faith in consultation with their counsel that it is eligible to participate in all COVID 19-related government-sponsored relief programs that the Borrowers currently participate in, if any, and has taken into consideration in making such determination all governmental rules, regulations and guidelines related to all such programs.

Article VIII

REPORTING COVENANTS

Each Borrower covenants and agrees that so long as any Commitments or any Loans are outstanding and thereafter until payment in full of all of the Obligations (other than indemnities pursuant to Section 14.3 not yet due), unless the Requisite Lenders shall otherwise give prior written consent thereto:

8.1     Borrowers’ Accounting Practices. The Borrowers shall maintain, and cause each of their Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated and consolidating financial statements in conformity with GAAP as in effect from time to time, and each of the financial statements and reports described below shall be prepared from such system and records and in form reasonably satisfactory to the Administrative Agent.

8.2     Financial Reports. The Borrowers shall deliver or cause to be delivered to the Administrative Agent:

(a)     Quarterly Reports.

(i)     Borrowers Quarterly Financial Reports. As soon as practicable, and in any event within forty-five (45) days after the end of each fiscal quarter in each Fiscal Year (other than the last fiscal quarter in each Fiscal Year), a consolidated balance sheet of the Borrowers and the related consolidated statements of income and cash flow of the Borrowers (to be prepared and delivered quarterly in conjunction with the other reports delivered hereunder at the end of each fiscal quarter) for each such fiscal quarter, in each case in form and substance satisfactory to the Administrative Agent and, in comparative form, the corresponding figures for the corresponding periods of the previous Fiscal Year, certified by an Authorized Financial Officer of the Borrowers as fairly presenting the consolidated and consolidating financial position of the Borrowers as of the dates indicated and the results of their operations and cash flow for the months indicated in accordance with GAAP, subject to normal quarterly adjustments.

(ii)     Mall Quarterly Financial Reports. As soon as practicable, and in any event within forty-five (45) days after the end of each fiscal quarter in each Fiscal Year (other than the last fiscal quarter in each Fiscal Year), (i) an operating statement for the Mall and the Mall Owner showing actual to budgeted results and (ii) a current rent roll for the Mall, and at the reasonable request of the Administrative Agent, with a summary of all material leasing activity then taking place with respect to the Mall, including a description of status of all then-pending lease negotiations, if any (to be prepared and delivered quarterly in conjunction with the other reports delivered hereunder at the end of each fiscal quarter) for each such fiscal quarter, in each case in form and substance satisfactory to the Administrative Agent and, in comparative form, the corresponding figures for the corresponding periods of the previous Fiscal Year, certified by an Authorized Financial Officer of the Borrowers as fairly presenting the consolidated and consolidating financial position of the Mall and Mall Owner as of the dates indicated and the results of their operations and cash flow for the months indicated in accordance with GAAP, subject to normal quarterly adjustments.

(iii)     Company Quarterly Financial Reports. As soon as practicable, and in any event within forty-five (45) days after the end of each fiscal quarter in each Fiscal Year (other than the last fiscal quarter in each Fiscal Year), the Financial Statements of the Company, the Operating Partnership and its Subsidiaries on Form 10-Q as at the end of such period and a report setting forth in comparative form the corresponding figures for the corresponding period of the previous Fiscal Year, certified by an Authorized Financial Officer of the Company as fairly presenting the consolidated and consolidating financial position of the Company, the Operating Partnership and its Subsidiaries as at the date indicated and the results of their operations and cash flow for the period indicated in accordance with GAAP, subject to normal adjustments.

(iv)     Quarterly Compliance Certificates. Together with each delivery of any quarterly report pursuant to ~~paragraph~~paragraphs (a)(i) and (a)(ii) of this Section 8.2, the Borrowers shall deliver Officer’s Certificates, substantially in the form of Exhibit F attached hereto of each of the Borrowers and the Company (the “Quarterly Compliance Certificates”), signed by the Borrowers’ and the Company’s respective Authorized Financial Officers representing and certifying (1) that the Authorized Financial Officer signatory thereto has reviewed the terms of the Loan Documents, and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and consolidated and consolidating financial condition of the Company, the Borrowers and their Subsidiaries, during the fiscal quarter covered by such reports, that such review has not disclosed the existence during or at the end of such fiscal quarter, and that such officer does not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default or mandatory prepayment event, or, if any such condition or event existed or exists, and specifying the nature and period of existence thereof and what action the General Partner and/or the Borrowers or any of their Subsidiaries has taken, is taking and proposes to take with respect thereto, (2) the calculations (with such specificity as the Administrative Agent may reasonably request) for the period then ended which demonstrate compliance with the covenants and financial ratios set forth in Articles IX and X (and, during the Covenant Waiver Period, reasonably detailed calculations of the financial covenants contained in Sections 10.1(a)(i) and 10.1(a)(ii) (in each case calculated pursuant to such provisions as to be in effect after the Covenant Waiver Period)) and, when applicable, that no Event of Default described in Section 11.1 exists, (3) a schedule of the Borrowers’ outstanding Indebtedness, including the amount, maturity, interest rate and amortization requirements, as well as such other information regarding such Indebtedness as may be reasonably requested by the Administrative Agent, (4) a schedule of Combined EBITDA, (5) a schedule of Unencumbered Combined EBITDA, (6) a schedule of Mall EBITDA, (7) a schedule of Strip Center EBITDA, (8) calculations, in the form of Exhibit G attached hereto, evidencing compliance with each of the financial covenants set forth in Article X hereof and, if applicable, (9) an updated Schedule 7.1-C.

(b)     Annual Reports.

(i)     Borrowers Financial Statements.

(A)     With respect to the Operating Partnership, as soon as practicable, and in any event within ninety (90) days after the end of each Fiscal Year, (i) the Financial Statements of the Operating Partnership and its Subsidiaries as at the end of such Fiscal Year and (ii) a report with respect thereto of Ernst & Young, LLP or other independent certified public accountants acceptable to the Administrative Agent, which report shall be without a “going concern” or like qualification or exception or a qualification or exception as to the scope of such audit and shall state that such financial statements fairly present the consolidated and consolidating financial position of each of the Operating Partnership and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which Ernst & Young, LLP or any such other independent certified public accountants, if applicable, shall concur and which shall have been disclosed in the notes to the financial statements), and (iii) in the event that the report referred to in clause (ii) above is qualified, a copy of the management letter or any similar report delivered to the General Partner or to any officer or employee thereof by such independent certified public accountants in connection with such financial statements (which letter or report shall be subject to the confidentiality limitations set forth herein). The Administrative Agent and each Lender (through the Administrative Agent) may, with the consent of the Borrowers (which consent shall not be unreasonably withheld), communicate directly with such accountants, with any such communication to occur together with representatives of the Borrowers, at the expense of the Administrative Agent (or the Lender requesting such communication), upon reasonable notice and at reasonable times during normal business hours.

(B)     With respect to the Mall Owner, as soon as practicable, and in any event within ninety~~-five~~ (~~95~~90) days after the end of each Fiscal Year, the Financial Statements of the Mall Owner in form and substance satisfactory to the Administrative Agent and, in comparative form, the corresponding figures for the previous Fiscal Year, certified by an Authorized Financial Officer of the Borrowers as fairly presenting the financial position of the Mall Owner for the Fiscal Year, in accordance with GAAP.

(ii)     Mall Financial Statements. As soon as practicable, and in any event within (a) sixty (60) days after the end of each Fiscal Year, an annual operating budget for the coming fiscal year for the Mall and (b) at the reasonable request of the Administrative Agent, in comparative form, the corresponding figures for the previous Fiscal Year, certified by an Authorized Financial Officer of the Borrowers as fairly presenting the consolidated and consolidating financial position of the Mall and the Mall Owner as of the dates indicated and the results of their operations and cash flow for the months indicated in accordance with GAAP.

(iii)     Company Financial Statements. As soon as practicable, and in any event within ninety (90) days after the end of each Fiscal Year, (i) the Financial Statements of the Company and its Subsidiaries on Form 10-K as at the end of such Fiscal Year and a report setting forth in comparative form the corresponding figures from the consolidated Financial Statements of the Company and its Subsidiaries for the prior Fiscal Year and (ii) a report with respect thereto of Ernst & Young LLP or other independent certified public accountants acceptable to the Administrative Agent, which report shall be without a “going concern” or like qualification or exception or a qualification or exception as to the scope of such audit and shall state that such financial statements fairly present the consolidated and consolidating financial position of each of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which Ernst & Young LLP or any such other independent certified public accountants, if applicable, shall concur and which shall have been disclosed in the notes to the financial statements)(which report shall be subject to the confidentiality limitations set forth herein); and (iii) in the event that the report referred to in clause (ii) above is qualified, a copy of the management letter or any similar report delivered to the Company or to any officer or employee thereof by such independent certified public accountants in connection with such financial statements. The Administrative Agent and each Lender (through the Administrative Agent) may, with the consent of the Company (which consent shall not be unreasonably withheld), communicate directly with such accountants, with any such communication to occur together with a representative of the Company, at the expense of the Administrative Agent (or the Lender requesting such communication), upon reasonable notice and at reasonable times during normal business hours.

(iv)     Annual Compliance Certificates. Together with each delivery of any annual report pursuant to clauses (i) and (ii) of this Section 8.2(b), the Borrowers shall deliver Officer’s Certificates of the Borrowers and the Company (the “Annual Compliance Certificates” and, collectively with the Quarterly Compliance Certificates, the “Compliance Certificates”), signed by the Borrowers’ and the Company’s respective Authorized Financial Officers, representing and certifying that (1) the officer signatory thereto has reviewed the terms of the Loan Documents, and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and consolidated and consolidating financial condition of the General Partner, the Borrowers and their Subsidiaries, during the accounting period covered by such reports, that such review has not disclosed the existence during or at the end of such accounting period, and that such officer does not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default or mandatory prepayment event, or, if any such condition or event existed or exists, and specifying the nature and period of existence thereof and what action the General Partner and/or the Borrowers or any of their Subsidiaries has taken, is taking and proposes to take with respect thereto, (2) the calculations (with such specificity as the Administrative Agent may reasonably request) for the period then ended which demonstrate compliance with the covenants and financial ratios set forth in Articles IX and X (and, during the Covenant Waiver Period, reasonably detailed calculations of the financial covenants contained in Sections 10.1(a)(i) and 10.1(a)(ii) (in each case calculated pursuant to such provisions as to be in effect after the Covenant Waiver Period)) and, when applicable, that no Event of Default described in Section 11.1 exists, (3) a schedule of the Borrowers’ outstanding Indebtedness including the amount, maturity, interest rate and amortization requirements, as well as such other information regarding such Indebtedness as may be reasonably requested by the Administrative Agent, (4) a schedule of Combined EBITDA, (5) a schedule of Unencumbered Combined EBITDA, (6) a schedule of Mall EBITDA, (7) a schedule of Strip Center EBITDA, (8) calculations, in the form of Exhibit G attached hereto, evidencing compliance with each of the financial covenants set forth in Article X hereof, and (9) a schedule of the estimated taxable income of the Borrowers for such fiscal year.

(v)     Tenant Bankruptcy Reports. As soon as practicable, and in any event within ninety-five (95) days after the end of each Fiscal Year, the Borrowers shall deliver a written report, in form reasonably satisfactory to the Administrative Agent, of all bankruptcy proceedings filed by or against any tenant of any of the Projects, which tenant occupies 3% or more of the gross leasable area in the Projects in the aggregate.

Documents required to be delivered pursuant to Section 8.2(a)(i) or (ii) or Section 8.2(b)(i) or (ii) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provides a link thereto on the Borrowers’ website on the Internet at the website address listed in Section 8.10; or (ii) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrowers shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrowers shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Lead Arranger may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrowers hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Lead Arrangers, and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute confidential information, they shall be treated as set forth in Section 14.20); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

8.3     Events of Default. Promptly upon either of the Borrowers obtaining knowledge (a) of any condition or event which constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender or the Administrative Agent has given any notice to the Borrowers with respect to a claimed Event of Default or Potential Event of Default under this Agreement; (b) that any Person has given any notice to the Borrowers or any Subsidiary of the Borrowers or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 11.1(e); or (c) of any condition or event which has or is reasonably likely to have a Material Adverse Effect or a Mall Owner Material Adverse Effect, the Borrowers shall deliver to the Administrative Agent and the Lenders an Officer’s Certificate specifying (i) the nature and period of existence of any such claimed default, Event of Default, Potential Event of Default, condition or event, (ii) the notice given or action taken by such Person in connection therewith, and (iii) what action the Borrowers have taken, are taking and propose to take with respect thereto.

8.4     Lawsuits. Promptly upon the Borrowers’ obtaining knowledge of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting either of the Borrowers or any of their Subsidiaries not previously disclosed pursuant to Section 7.1(i), which action, suit, proceeding, governmental investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which expose, in the Borrowers’ reasonable judgment, the Borrowers or any of their Subsidiaries to liability in an amount aggregating $15,000,000 or more and is not covered by Borrower’s insurance, the Borrower shall give written notice thereof to the Administrative Agent and provide such other information as may be reasonably available to enable each Lender and the Administrative Agent and its counsel to evaluate such matters.

8.5     ERISA Notices. The Borrowers shall deliver or cause to be delivered to the Administrative Agent, at the Borrowers’ expense, the following information and notices as soon as reasonably possible, and in any event:

(a)     within fifteen (15) Business Days after the Borrowers or any ERISA Affiliate knows or has reason to know that an ERISA Termination Event has occurred, a written statement of the chief financial officer of the Borrowers describing such ERISA Termination Event and the action, if any, which the Borrowers or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

(b)     within fifteen (15) Business Days after the Borrowers or any ERISA Affiliate knows or has reason to know that a prohibited transaction (defined in Sections 406 of ERISA and Section 4975 of the Internal Revenue Code) has occurred, a statement of the chief financial officer of the Borrower describing such transaction and the action which the Borrowers or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto;

(c)     within fifteen (15) Business Days after the filing of the same with the DOL, IRS or PBGC, copies of each annual report (form 5500 series), including Schedule B thereto, filed with respect to each Plan;

(d)     within fifteen (15) Business Days after receipt by the Borrowers or any ERISA Affiliate of each actuarial report for any Plan or Multiemployer Plan and each annual report for any Multiemployer Plan, copies of each such report;

(e)     within fifteen (15) Business Days after the filing of the same with the IRS, a copy of each funding waiver request filed with respect to any Plan and all communications received by the Borrowers or any ERISA Affiliate with respect to such request;

(f)     within fifteen (15) Business Days after the occurrence of any material increase in the benefits of any existing Plan or Multiemployer Plan or the establishment of any new Plan or the commencement of contributions to any Plan or Multiemployer Plan to which the Borrowers or any ERISA Affiliate was not previously contributing, notification of such increase, establishment or commencement;

(g)     within fifteen (15) Business Days after the Borrowers or any ERISA Affiliate receives notice of the PBGC’s intention to terminate a Plan or to have a trustee appointed to administer a Plan, copies of each such notice;

(h)     within fifteen (15) Business Days after the Borrowers or any of their Subsidiaries receives notice of any unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Internal Revenue Code, copies of each such letter;

(i)     within fifteen (15) Business Days after the Borrowers or any ERISA Affiliate receives notice from a Multiemployer Plan regarding the imposition of withdrawal liability, copies of each such notice;

(j)     within fifteen (15) Business Days after the Borrowers or any ERISA Affiliate fails to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or payment, a notification of such failure; and

(k)     within fifteen (15) Business Days after the Borrowers or any ERISA Affiliate knows or has reason to know (i) a Multiemployer Plan has been terminated, (ii) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (iii) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan, notification of such termination, intention to terminate, or institution of proceedings.

For purposes of this Section 8.5, the Borrowers and any ERISA Affiliate shall be deemed to know all facts known by the “Administrator” of any Plan of which either of the Borrowers or any ERISA Affiliate is the plan sponsor.

8.6     Environmental Notices. The Borrowers shall notify the Administrative Agent in writing, promptly upon any representative of either of the Borrowers or other employee of either of the Borrowers responsible for the environmental matters at any Property of either of the Borrowers learning thereof, of any of the following (together with any material documents and correspondence received or sent in connection therewith):

(a)     notice or claim to the effect that either of the Borrowers or any of their Subsidiaries is or may be liable to any Person as a result of the Release or threatened Release of any Contaminant into the environment, if such liability would result in a Material Adverse Effect or a Mall Owner Material Adverse Effect;

(b)     notice that either of the Borrowers or any of their Subsidiaries is subject to investigation by any Governmental Authority evaluating whether any Remedial Action is needed to respond to the Release or threatened Release of any Contaminant into the environment which is reasonably likely to result in a Material Adverse Effect or a Mall Owner Material Adverse Effect;

(c)     notice that any Property of either of the Borrowers or any of their Subsidiaries is subject to an Environmental Lien if the claim to which such Environmental Lien relates would result in a Material Adverse Effect or a Mall Owner Material Adverse Effect;

(d)     notice of violation by either of the Borrowers or any of their Subsidiaries of any Environmental, Health or Safety Requirement of Law which is reasonably likely to result in a Material Adverse Effect or a Mall Owner Material Adverse Effect;

(e)     any condition which might reasonably result in a violation by either of the Borrowers or any Subsidiary of either of the Borrowers of any Environmental, Health or Safety Requirement of Law, which violation would result in a Material Adverse Effect or a Mall Owner Material Adverse Effect;

(f)     commencement of or written notice of intent to commence any judicial or administrative proceeding alleging a violation by either of the Borrowers or any of their Subsidiaries of any Environmental, Health or Safety Requirement of Law, which would result in a Material Adverse Effect or a Mall Owner Material Adverse Effect;

(g)     new or proposed changes to any existing Environmental, Health or Safety Requirement of Law that could result in a Material Adverse Effect or a Mall Owner Material Adverse Effect; or

(h)     any proposed acquisition of stock, assets, real estate, or leasing of Property, or any other action by either of the Borrowers or any of their Subsidiaries that could subject either of the Borrowers or any of their Subsidiaries to environmental, health or safety Liabilities and Costs which could result in a Material Adverse Effect or a Mall Owner Material Adverse Effect.

8.7     Labor Matters. The Borrowers shall notify the Administrative Agent in writing, promptly upon either of the Borrowers learning thereof, of any labor dispute to which either of the Borrowers or any of its Subsidiaries may become a party (including, without limitation, any strikes, lockouts or other disputes relating to any Property of such Persons’ and other facilities) which is reasonably likely to result in a Material Adverse Effect.

8.8     Notices of Asset Sales and/or Acquisitions. The Operating Partnership shall deliver to the Administrative Agent and the Lenders written notice of each of the following upon the occurrence thereof: (a) a sale, transfer or other disposition of assets, in a single transaction or series of related transactions, for consideration in excess of $500,000,000, (b) an acquisition of assets, in a single transaction or series of related transactions, for consideration in excess of $500,000,000, and (c) the grant of a Lien with respect to assets, in a single transaction or series of related transactions, in connection with Indebtedness aggregating an amount in excess of $500,000,000.

8.9     Tenant Notifications. The Borrowers shall promptly notify the Administrative Agent upon obtaining knowledge of the bankruptcy or cessation of operations of any tenant to which greater than 5% of the Borrowers’ share of consolidated minimum rent is attributable.

8.10     Other Reports. The Borrowers shall deliver or cause to be delivered to the Administrative Agent and the other Lenders to the extent not publicly available electronically at www.sec.gov or www.~~wpglimcher~~washingtonprime.com (or successor web sites thereto), copies of all financial statements, reports, notices and other materials, if any, sent or made available generally by any General Partner and/or the Borrowers to their respective Securities holders or filed with the Commission, all press releases made available generally by any General Partner and/or the Borrowers or any of their Subsidiaries to the public concerning material developments in the business of any General Partner, the Borrowers or any such Subsidiary and all notifications received by the General Partner, the Borrowers or their Subsidiaries pursuant to the Securities Exchange Act and the rules promulgated thereunder.

8.11     Other Information. Promptly upon receiving a request therefor from the Administrative Agent or any Arranger, the Borrowers shall prepare and deliver to the Administrative Agent and the other Lenders such other information with respect to any General Partner, the Borrowers, or any of their Subsidiaries, as from time to time may be reasonably requested by the Administrative Agent, any Arranger or any Lender.

(a)     Promptly following any request therefor, the Borrowers shall provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

8.12     Monthly Reports

. For each fiscal month during the period from and after the Amendment Effective Date until the Covenant Compliance Date, the Borrowers shall deliver or cause to be delivered to the Administrative Agent within seven (7) Business Days after the end of each month, an Officer's Certificate of an Authorized Financial Officer of the Operating Partnership in the form of Exhibit M (the “Monthly Report”) setting forth reasonably detailed calculations required to establish whether the Borrowers were in compliance with the financial covenant set forth in Section 10.12(h) and certifying whether such officer has knowledge of any condition or event which constitutes an Event of Default or Potential Event of Default and, if any such condition or event exists, specifying the details thereof and any action taken or proposed to be taken with respect thereto.

Article IX

AFFIRMATIVE COVENANTS

Each Borrower covenants and agrees that so long as any Commitments or Loans are outstanding and thereafter until payment in full of all of the Obligations (other than indemnities pursuant to Section 14.3 not yet due), unless the Requisite Lenders shall otherwise give prior written consent:

9.1     Existence, Etc.. The Borrowers shall, and shall cause each of their Subsidiaries to, at all times maintain its corporate existence or existence as a limited partnership, limited liability company or joint venture, as applicable, and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses, except where the loss or termination of such rights and franchises is not likely to have a Material Adverse Effect or a Mall Owner Material Adverse Effect. The Borrowers shall at all times remain organized under the laws of the United States.

9.2     Powers; Conduct of Business. The Borrowers shall remain qualified, and shall cause each of their Subsidiaries to qualify and remain qualified, to do business and maintain its good standing in each jurisdiction in which the nature of its business and the ownership of its Property requires it to be so qualified and in good standing, except where the failure to remain so qualified is not likely to have a Material Adverse Effect or a Mall Owner Material Adverse Effect.

9.3     Compliance with Laws, Etc.. The Borrowers shall, and shall cause each of their Subsidiaries to, (a) comply with all Requirements of Law and all restrictive covenants affecting such Person or the business, Property, assets or operations of such Person, and (b) obtain and maintain as needed all Permits necessary for its operations (including, without limitation, the operation of the Projects) and maintain such Permits in good standing, except where noncompliance with either clause (a) or (b) above is not reasonably likely to have a Material Adverse Effect or a Mall Owner Material Adverse Effect; provided, however, that the Borrowers shall, and shall cause each of their Subsidiaries to, comply with all Environmental, Health or Safety Requirements of Law affecting such Person or the business, Property, assets or operations of such Person. The Borrowers will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

9.4     Payment of Taxes and Claims. The Borrowers shall pay, and shall cause each of their Subsidiaries to pay, (i) all taxes, assessments and other governmental charges imposed upon it or on any of its Property or assets or in respect of any of its franchises, licenses, receipts, sales, use, payroll, employment, business, income or Property before any penalty or interest accrues thereon, and (ii) all Claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by Section 10.3 or a Customary Permitted Lien for property taxes and assessments not yet due upon any of the Borrowers’ or any of the Borrowers’ Subsidiaries’ Property or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that no such taxes, assessments, fees and governmental charges referred to in clause (i) above or Claims referred to in clause (ii) above need be paid if being contested in good faith by appropriate proceedings diligently instituted and conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

9.5     Insurance. The Borrowers shall each maintain for itself and their Subsidiaries, or shall cause each of their Subsidiaries to maintain in full force and effect the insurance policies and programs listed on Schedule 7.1-T or substantially similar policies and programs or other policies and programs as are reasonably acceptable to the Administrative Agent. All such policies and programs shall be maintained with insurers reasonably acceptable to the Administrative Agent.

9.6     Inspection of Property; Books and Records; Discussions. The Borrowers shall permit, and cause each of their Subsidiaries to permit, any authorized representative(s) designated by either the Administrative Agent or any Arranger or other Lender to visit and inspect any of the Projects or inspect the MIS of the Borrowers or any of their Subsidiaries which relates to the Projects, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers and independent certified public accountants, all with a representative of either of the Borrowers present, upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested. Each such visitation and inspection shall be at such visitor’s expense. The Borrowers shall each keep and maintain, and cause their Subsidiaries to keep and maintain, in all material respects on its MIS and otherwise proper books of record and account in which entries in conformity with GAAP shall be made of all dealings and transactions in relation to their respective businesses and activities.

9.7     ERISA Compliance. Each Borrower shall, and shall cause each of their Subsidiaries and ERISA Affiliates to, establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Internal Revenue Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans, except where failure to do so is not reasonably likely to result in liability to either of the Borrowers or an ERISA Affiliate of an amount in excess of $5,000,000.

9.8     Maintenance of Property. The Borrowers shall, and shall cause each of their Subsidiaries to, maintain in all material respects all of their respective owned and leased Property in good, safe and insurable condition and repair and in a businesslike manner, and not permit, commit or suffer any waste or abandonment of any such Property and from time to time shall make or cause to be made all material repairs, renewal and replacements thereof, including, without limitation, any capital improvements which may be required to maintain the same in a businesslike manner; provided, however, that such Property may be altered or renovated in the ordinary course of business of the Borrowers or such applicable Subsidiary. Without any limitation on the foregoing, the Borrowers shall maintain the Projects in a manner such that each Project can be used in the manner and substantially for the purposes such Project is used on the Closing Date, including, without limitation, maintaining all utilities, access rights, zoning and necessary Permits for such Project.

Company Status. The Company shall at all times (1) ~~remain a publicly traded company listed on the New York Stock Exchange or other national stock exchange~~ [reserved]; (2) maintain its status as a REIT under the Internal Revenue Code, (3) retain direct or indirect management and control of the Borrowers, and (4) own, directly or indirectly, no less than ninety- nine percent (99%) of the equity Securities of any other General Partner of the Operating Partnership.

Ownership of Projects, Minority Holdings and Property. The ownership of substantially all wholly-owned Projects, Minority Holdings and other Property of the Consolidated Businesses shall be held by the Operating Partnership and its Subsidiaries and shall not be held directly by any General Partner.

9.11     Further Assurances

. (i) Promptly upon the reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, the Borrowers shall correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof.

(i)     Promptly upon the reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, pledge agreements mortgages, deeds of trust, assignments of leases and rents, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order (A) to carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, to subject any of either Borrower’s properties, assets, rights or interests to the Liens intended to be covered by any of the Collateral Documents, (C) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) to assure, convey grant, assign, transfer, preserve, protect and confirm more effectively unto the Lenders the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Borrower or any of its Subsidiaries is or is to be a party in accordance herewith and cause each of its Subsidiaries to do so as required herein.

9.12     Flood Hazard Property

. If the Mall is at any time a Flood Hazard Property, then the Borrowers shall provide to the Administrative Agent such information as the Lenders may reasonably request in order to comply with the Flood Laws including, without limitation, evidence of flood insurance and written acknowledgement of receipt of notice from the Administrative Agent that the Mall is a Flood Hazard Property and as to whether the community in which such Flood Hazard Property is located in participation in the National Flood Insurance Program.

9.13     COVID-19 Programs

. Before participating in or applying to participate in any COVID-19-related government-sponsored relief program, the Borrowers shall make a determination in good faith in consultation with its counsel that it is eligible to participate in any such program, and shall take into consideration in making such determination all government rules, regulations and guidelines related to such program.

9.14     Approved Transactions

. Notwithstanding anything herein to the contrary, the Company and its Subsidiaries may consummate the Approved Transactions, as such Approved Transactions may be supplemented or modified by the Borrowers from time to time with the prior consent of the Requisite Lenders (such consent not to be unreasonably withheld, conditioned or delayed).

9.15     Release of Collateral

. Upon the payment in full in cash of the Obligations, the Liens granted by the Collateral Documents shall terminate and all rights to the Collateral shall revert to the applicable Borrower. Upon any such termination, the Agent shall (to the extent applicable) deliver to the Borrowers, upon the Borrowers’ request and at the Borrowers’ expense, such documentation as may be reasonably satisfactory to the Borrowers and the Agent and otherwise advisable to evidence such termination or release.

Article X

NEGATIVE COVENANTS

Each Borrower covenants and agrees that it shall comply with the following covenants so long as any Commitments or Loans are outstanding and thereafter until payment in full of all of the Obligations (other than indemnities pursuant to Section 14.3 not yet due), unless the Requisite Lenders shall otherwise give prior written consent:

10.1     Indebtedness.

(a)     Neither the Operating Partnership nor any of its Subsidiaries shall directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to, or permit to exist, any Indebtedness, except:

(i)    Commencing with the fiscal quarter ending December 31, 2020, Indebtedness which, when aggregated with Total Adjusted Outstanding Indebtedness would not cause Total Adjusted Outstanding Indebtedness to exceed ~~sixty percent (60~~(A) for the fiscal quarters ending December 31, 2020 and March 31, 2021, sixty-seven and one-half percent (67.5%) of Capitalization Value~~; provided, however, that in connection with a Portfolio Acquisition, Total Adjusted Outstanding Indebtedness may exceed sixty percent (60%) of Capitalization Value, but in no event exceed~~, and (B) for the fiscal quarters ending June 30, 2021 and thereafter, sixty-five percent (65%) of Capitalization Value~~, as of the time of such Portfolio Acquisition and for the two (2) consecutive full calendar quarters after such Portfolio Acquisition~~;

(ii)    Commencing with the fiscal quarter ending December 31, 2020, Indebtedness which, when aggregated with Total Outstanding Unsecured Indebtedness would not cause Total Outstanding Unsecured Indebtedness to exceed ~~sixty percent (60%) of Unencumbered Capitalization Value; provided, however, that in connection with a Portfolio Acquisition, Total Outstanding Unsecured Indebtedness may exceed sixty percent (60%) of Unencumbered Capitalization Value but in no event exceed~~(A) for the fiscal quarters ending December 31, 2020 and March 31, 2021 sixty-five percent (65%) of Unencumbered Capitalization Value, ~~as of the time of such Portfolio Acquisition~~ and (B) for the ~~two (2) consecutive full calendar quarters after such Portfolio Acquisition~~fiscal quarters ending June 30, 2021 and thereafter, sixty (60%) of Unencumbered Capitalization Value; and

(iii)     Indebtedness which, when aggregated with Secured Indebtedness of the Consolidated Businesses and the Operating Partnership’s proportionate share (determined in accordance with GAAP) of Secured Indebtedness of its Minority Holdings would not cause Secured Indebtedness of the Consolidated Businesses and the Operating Partnership’s proportionate share (determined in accordance with GAAP) of Secured Indebtedness of its Minority Holdings to exceed forty percent (40%) of Capitalization Value; provided, however, that, ~~in connection with a Portfolio Acquisition, such Secured Indebtedness may exceed forty percent (40%) of Capitalization Value, but in no event exceed fifty percent (50%) of Capitalization Value, as of the time of such Portfolio Acquisition and for the two (2) consecutive full calendar quarters after such Portfolio Acquisition~~ for purposes of this Section 10.1(a)(iii) “Secured Indebtedness” shall exclude the Secured Portion of the Credit Facilities.

For purposes of Section 10.1(a)(i) only (and for no other purpose under this Agreement), (A) Total Adjusted Outstanding Indebtedness shall be adjusted by deducting therefrom an amount equal to the lesser of (x) Maturing Indebtedness, and (y) Unrestricted Cash, and (B) Capitalization Value shall be adjusted by deducting therefrom Cash and Cash Equivalents and adding back the amount, if any, by which Unrestricted Cash exceeds Maturing Indebtedness.

For purposes of Section 10.1(a)(ii) only (and for no other purpose under this Agreement), (A) Total Outstanding Unsecured Indebtedness shall be adjusted by deducting therefrom an amount equal to the lesser of (x) Maturing Unsecured Indebtedness, and (y) the sum of Unrestricted Cash minus any Unrestricted Cash deducted from Secured Indebtedness pursuant to the following paragraph, and (B) Unencumbered Capitalization Value shall be adjusted by deducting therefrom Cash and Cash Equivalents and adding back the amount, if any, by which Unrestricted Cash exceeds Maturing Indebtedness.

For purposes of Section 10.1(a)(iii) only (and for no other purpose under this Agreement), (A) Secured Indebtedness shall be adjusted by deducting therefrom an amount equal to the lesser of (x) Maturing Secured Indebtedness, and (y) the sum of Unrestricted Cash minus any Unrestricted Cash deducted from Total Outstanding Unsecured Indebtedness pursuant to the preceding paragraph, and (B) Capitalization Value shall be adjusted by deducting therefrom Cash and Cash Equivalents and adding back the amount, if any, by which Unrestricted Cash exceeds Maturing Indebtedness.

(b)     ~~The~~Notwithstanding anything in this Agreement to the contrary, the Mall Owner shall not directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except, (i) the total outstanding Obligations under this Term Facility and the Loan Documents, (ii) financing of the purchase of customary equipment used in the operation of the Mall and (iii) trade payables and other Indebtedness necessary for the operation of the Mall and incurred in the ordinary course of business, provided that such trade payables and other Indebtedness are paid within ninety (90) days of when incurred and provided further that the aggregate amount of trade payables and other Indebtedness (excluding the Obligations under this Term Facility and the Loan Documents outstanding at any time shall not exceed $500,000).

(c)     Neither the Operating Partnership nor any of its Subsidiaries nor the Mall Owner shall incur, create, or assume, directly or indirectly, or permit to exist, Indebtedness for borrowed money from the General Partner, unless such Indebtedness is unsecured and expressly subordinated to the payment of the Obligations.

(d)     In addition to the limitations in Section 10.1(a), during the Covenant Modification Period, neither the Operating Partnership nor any of its Subsidiaries shall directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to, or permit to exist, any Indebtedness, except:

(i)     Indebtedness under the Loan Documents;

(ii)     Indebtedness under and permitted by the Credit Facilities;

(iii)     Indebtedness (and guarantees thereof) assumed or entered into in connection with an acquisition permitted by Section 10.14(a) so long as such Indebtedness matures at least one year after the maturity of the Bank of America Loan Agreement;

(iv)     [Reserved];

(v)     COVID-19 Relief Funds and any guaranties thereof to the extent required pursuant to the general program mandates of an applicable COVID-19 Relief Program so long as such Indebtedness (and any guarantees thereof) is not secured by any Liens on the Collateral or superior in any way to the Indebtedness under the Loan Documents;

(vi)     intercompany Indebtedness among the Company, the Borrowers and their Wholly-Owned Subsidiaries;

(vii)     Capital Lease obligations and purchase money obligations in respect of personal property in an aggregate amount (excluding any purchase money obligations associated with trade payables that do not constitute Indebtedness) not to exceed $10,000,000;

(viii)     guarantees constituting permitted Investments under Section 10.4; and

(ix)     other Indebtedness in existence on the Amendment Effective Date.

10.2     Sales of Assets.

(a)    Neither the Operating Partnership nor any of its Subsidiaries shall sell, assign, transfer, lease, convey or otherwise dispose (“Dispose”) of any Property, whether now owned or hereafter acquired, or any income or profits therefrom, or enter into any agreement to do so which would result in a Material Adverse Effect or a Mall Owner Material Adverse Effect~~, except that this restriction shall not apply to transfers for estate planning purposes~~; provided that, during the Covenant Modification Period, the Borrowers may, and may permit the Company or any Subsidiary (other than Mall Owner, which is addressed in subsection (c) below) to, (y) Dispose of properties or other assets only if such sale is made at fair market value in an arm's length transaction to an unaffiliated third party (in the Borrowers’ good faith determination) and in accordance with the terms and conditions of the Credit Facilities and (z) enter into ground leases of Properties as a landlord, only if such ground lease is made at fair market value in an arm's length transaction to an unaffiliated third party (in the Borrowers’ good faith determination) and the Property subject to such ground lease is limited to out-parcels.

(b)     Other than a Permitted Transfer, without the prior written consent of Administrative Agent, the Mall Owner shall not, directly or indirectly, make or permit to be made, by voluntary or involuntary means, without, in each instance, the prior written consent of the Administrative Agent: (i) any sale, lease (except for leases to tenants in the ordinary course of an owner of a regional mall of like comparison to the Mall), exchange, conveyance, transfer, mortgage, assignment, pledge or other encumbrance of any right, title or interest of the Mall Owner in and to the Mall or any portion thereof; or (ii) any sale, exchange, conveyance, transfer, mortgage, assignment, pledge or encumbrance of any direct or indirect ownership interest in the Mall Owner or the Mall or any portion of the foregoing, or any change in the management or control of the Mall Owner or the Property Manager, except to the extent the replacement property manager is a Qualified Manager.

(c)     Notwithstanding anything to the contrary herein, the Mall Owner shall have the right to sell and ground lease non-income producing Mall Property parcels, provided that (i) each such sale or ground lease is made, and the balance of the Mall Property is, in compliance with applicable laws, (ii) the Net Cash Proceeds of any such sale are remitted to Administrative Agent as a mandatory prepayment of the Loans, with such prepayment to be without premium or penalty, except as provided in Section 5.2(g), and (iii) each such sale or ground lease is at fair market value in an arm's length transaction to an unaffiliated third party (in the Borrowers’ good faith determination).

For purposes of this Section 10.2(c):

“Net Cash Proceeds” means (1) all cash proceeds (including Cash and Cash Equivalents) received by Borrowers therefrom (including any Cash and Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise), as and when received in connection with such transaction or event less the sum of (2) (i) any Tax Distributions and all income Taxes and other Taxes (or Restricted Payments in respect of such taxes) paid, assessed by, or reasonably estimated to be payable or accrued to, a Governmental Authority as a result of such transaction or event (provided that if estimated Tax Distributions or estimated Taxes exceed the amount of actual Tax Distributions or Taxes required to be paid in cash in respect of such sale, the amount of such excess shall constitute Net Cash Proceeds), (ii) all reasonable and customary out-of-pocket fees and expenses incurred in connection with such transaction or event (including, without limitation, to the extent reasonable and customary, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, broker’s fees or commissions, discounts, transfer taxes, legal fees, consulting fees, title insurance premiums paid in connection therewith, survey costs and mortgage recording Tax paid in connection therewith, and costs and expenses in connection with unwinding any derivatives contract in connection therewith if greater than $100,000), (iii) [reserved], and (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such transaction or event, to the extent such reserve is established in accordance with GAAP or as otherwise required pursuant to the documentation with respect to such sale, (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, (D) for the payment of indemnification obligations, and (E) for amounts to be invested in the redevelopment of the subject Property as required pursuant to the documentation with respect to such sale; provided that, to the extent and at the time any such amounts are released from such reserve and received by Borrowers, such amounts shall constitute Net Cash Proceeds.

“Tax Distribution” means an amount reasonably estimated to be equal to the taxable gain or net income from such sale to be distributed by the Company, and without duplication, any direct or indirect Subsidiary of the Company that has elected to be treated as a REIT in order to maintain the REIT status of the Company and to avoid U.S. Federal income or excise Taxes under the Internal Revenue Code.

10.3     Liens. Neither of the Borrowers nor any of their Subsidiaries shall directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any Property, except:

(a)     Liens with respect to Capital Leases of Equipment entered into in the ordinary course of business of the Borrowers pursuant to which the aggregate Indebtedness under such Capital Leases does not exceed $5,000,000 for any Project;

(b)     Liens securing permitted Secured Indebtedness; and

(c)     Customary Permitted Liens.

10.4     Investments. Neither of the Borrowers nor any of their Subsidiaries shall directly or indirectly make or own any Investment except:

(a)     Investments in Cash and Cash Equivalents;

(b)     Subject to the limitations of clause (e) below, Investments in the Borrowers’ Subsidiaries, the Borrowers’ Affiliates and Minority Holdings and the Management Company;

(c)     Investments in the form of advances to employees in the ordinary course of business; provided that the aggregate principal amount of all such advances at any time outstanding shall not exceed $1,000,000;

(d)     Investments received in connection with the bankruptcy or reorganization of suppliers and lessees and in settlement of delinquent obligations of, and other disputes with, lessees and suppliers arising in the ordinary course of business;

(e)     Investments in any individual Project, which when combined with like Investments of the General Partner in such Project, do not exceed ten percent (10%) of the Capitalization Value (inclusive of the Capitalization Value attributable to such Project) after giving effect to such Investments of the Operating Partnership; and

(f)     Investments in a single Person owning a Project or Property, or a portfolio of Projects or Properties, which when combined with like Investments of the General Partner in such Person, do not exceed forty percent (40%) of the combined Capitalization Value after giving effect to such Investments of the Operating Partnership.

provided that during the Covenant Modification Period, neither the Borrowers nor any of their Subsidiaries shall directly or indirectly make or own any Investment, other than the following:

(i)     (A) Investments existing on the Amendment Effective Date and Investments committed under binding agreements which agreements were entered into before the Amendment Effective Date, and (B) amendments, modifications, extensions, refinancings, renewals or replacements of any Investments described in clause (A) as long as the terms thereof are not materially more restrictive to the Borrowers and their Subsidiaries when taken as a whole (but without any increase in the amount of such Investments unless otherwise permitted),

(ii)     Investments in Cash and Cash Equivalents,

(iii)     (A) ownership by each of the Borrowers and its Subsidiaries of the Equity Interests of each of its Subsidiaries as of the Amendment Effective Date and (B) other Investments (other than Capital Expenditures, except to the extent such Capital Expenditure is permitted by Section 10.14(b)) in the Borrowers or in any Wholly-Owned Subsidiary,

(iv)     Capital Expenditures permitted by Section 10.14(b), and

(v)     Investments in connection with any interest rate swap agreements.

10.5     Conduct of Business. Neither of the Borrowers nor any of their Subsidiaries shall engage in any business, enterprise or activity other than (a) the businesses of acquiring, developing, re-developing and managing predominantly retail and mixed use Projects and portfolios of like Projects and (b) any business or activities which are substantially similar, related or incidental thereto.

10.6     Transactions with Partners and Affiliates. Other than a Permitted Transfer, neither of the Borrowers nor any of their Subsidiaries shall directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder or holders of more than five percent (5%) of any class of equity Securities of either of the Borrowers, or with any Affiliate of either of the Borrowers which is not their Subsidiary, on terms that are determined by the Board of Directors of the General Partner to be less favorable to either of the Borrowers or any of their Subsidiaries, as applicable, than those that might be obtained in an arm’s length transaction at the time from Persons who are not such a holder or Affiliate. Nothing contained in this Section 10.6 shall prohibit (a) increases in compensation and benefits for officers and employees of the Borrowers or any of their Subsidiaries which are customary in the industry or consistent with the past business practice of the Borrowers or such Subsidiary, provided that no Event of Default or Potential Event of Default has occurred and is continuing; (b) payment of customary partners’ indemnities; or (c) performance of any obligations arising under the Loan Documents.

10.7     Restriction on Fundamental Changes. Other than a Permitted Transfer, the Borrowers shall not enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or change their jurisdiction of organization without 10 Business Days’ prior written notice to the Administrative Agent (but subject to the last sentence of Section 9.1), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of either of the Borrower’s businesses or Properties, whether now or hereafter acquired, except (i) in connection with issuance, transfer, conversion or repurchase of limited partnership interests in Operating Partnership or (ii) where such transaction is a merger or consolidation that does not constitute an Event of Default pursuant to Section 11.1(o) or Section 11.1(r); provided that during the Covenant Modification Period, neither the Company nor the Operating Partnership shall enter into a merger or consolidation transaction that would otherwise be permitted under this Agreement without the prior written consent of the Requisite Lenders.

10.8     Use of Proceeds; Margin Regulations; Securities, Sanctions and Anti- Corruption Laws. The proceeds of the Loans will be used only for the purposes described in Section 2.3. Neither of the Borrowers nor any of their Subsidiaries shall use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock or for any purpose that entails a violation of the Regulations of the Federal Reserve Board, including Regulation T, Regulation U or Regulation X. The Borrowers will not request any Loan, and the Borrowers shall not use, and shall procure that their Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

10.9     ERISA. The Borrowers shall not and shall not permit any of their Subsidiaries or ERISA Affiliates to:

(a)     engage in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL;

(b)     permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Internal Revenue Code), with respect to any Plan, whether or not waived;

(c)     fail to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Plan;

(d)     terminate any Plan which would result in any liability of either of the Borrowers or any ERISA Affiliate under Title IV of ERISA;

(e)     fail to make any contribution or payment to any Multiemployer Plan which either of the Borrowers or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;

(f)     fail to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment; or

(g)     amend a Plan resulting in an increase in current liability for the plan year such that either of the Borrowers or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Internal Revenue Code.

10.10     Organizational Documents. Neither the General Partner, the Borrowers, nor any of their Subsidiaries shall amend, modify or otherwise change any of the terms or provisions in any of their respective Organizational Documents as in effect on the Closing Date, except amendments to effect (a) a change of name of either of the Borrowers or any such Subsidiary, provided that the Borrowers shall have provided the Administrative Agent with sixty (60) days prior written notice of any such name change, or (b) changes (including changes in connection with the issuance of preferred securities) that would not affect such Organizational Documents in any material manner not otherwise permitted under this Agreement (including the amendments to the Organizational Documents contemplated by and attached to the Registration Statement).

10.11     Fiscal Year. Neither the Company, the Borrowers nor any of their Consolidated Businesses shall change its Fiscal Year for accounting or tax purposes from a period consisting of the 12-month period ending on December 31 of each calendar year.

10.12     Other Financial Covenants.

(a)    ~~Minimum Combined Equity Value. The Combined Equity Value shall not be less than the sum of (i) $2,422,058,000 plus (ii) 70% of the aggregate net cash proceeds from the issuance of Equity Interests by the Company, the Operating Partnership and their Subsidiaries to any Person (other than the Company, the Operating Partnership or another Subsidiary) after September 30, 2017 (other than issuances of Equity Interests the proceeds of which are used for the sole purpose of converting or redeeming, or repurchasing other Equity Interests without any increase to shareholder equity) as of the last day of any fiscal quarter.~~[Reserved].

(b)     Minimum Debt Service Coverage Ratio. As of the first day of each fiscal quarter for the immediately preceding consecutive four fiscal quarters, the ratio of Combined EBITDA to Combined Debt Service shall not be less than 1.50 to 1.00.

(c)     Unencumbered Combined EBITDA to Unsecured Interest Expense. ~~As~~Commencing with the fiscal quarter ending June 30, 2020, as of the first day of each fiscal quarter for the immediately preceding consecutive four fiscal quarters, the ratio of Unencumbered Combined EBITDA to Unsecured Interest Expense shall not be less than (A) for the fiscal quarters ending June 30, 2020 and September 30, 2020, 1.50 to 1.00, and (B) for the fiscal quarters ending December 31, 2020 and thereafter, 1.75 to 1.00.

(d)     Distributions. ~~If~~(i) During the Covenant Modification Period, the Operating Partnership may not make any Restricted Payments except (A) pursuant to incentive plans (including. equity or equity-based plans and non-equity plans) and awards thereunder and other existing contractual obligations to current or former management or employees or members of the board of directors of the Company, the Operating Partnership or any of their Subsidiaries, (B) distributions to the Company in the minimum amount of dividends required to be paid by the Company to its shareholders in order to maintain the Company's REIT status in any taxable year or to avoid any income or excise Taxes (taking into account all amounts treated as dividends in such taxable year under the Internal Revenue Code), and (C) dividends on preferred equity interests of the Company or the Operating Partnership so long as no Event of Default or Potential Event of Default has occurred and is continuing or will result therefrom and (ii) on and after the Covenant Compliance Date, if an Event of Default has occurred and is continuing, the Operating Partnership shall not make distributions to the Company in excess of the amount of dividends required to be paid by the Company to its shareholders in order to maintain the Company’s REIT status in any taxable year or to avoid any U.S. Federal income or excise Taxes (taking into account all amounts treated as dividends in such taxable year under the Internal Revenue Code).

(e)     [Reserved]

(f)     [Reserved]

(g)     [Reserved]

(h)     Minimum Liquidity. At all times during the period commencing with the Amendment Effective Date through (and including) the Covenant Compliance Date, and reported as of the last day of each calendar month pursuant to a Monthly Report, the Operating Partnership shall not permit the sum of Unrestricted Cash and Cash Equivalents of the Operating Partnership and its Subsidiaries (or if such Subsidiary is not a Wholly-Owned Subsidiary, the Operating Partnership’s pro-rata share thereof based on its ownership share of such Subsidiary) as of such date of determination to be less than $65,000,000.

(i)     Annualized Calculations. Subject to Section 10.12(j) and except as otherwise provided in Section 10.1(a)(i), notwithstanding anything to the contrary contained in Sections 10.1(a) and 10.12, for the period commencing with the fiscal quarter ending December 31, 2020 and the next three fiscal quarters thereafter, for the purposes of calculating financial covenants in Section 10.1(a) and this Section 10.12, "Annual EBITDA" and all defined terms using "Annual EBITDA" shall be determined on an annualized basis as follows:

(i)     For the fiscal quarter ending December 31, 2020, "Annual EBITDA" and all defined terms using "Annual EBITDA" shall be calculated using the one (1) fiscal quarter then ended multiplied by four (4);

(ii)     For fiscal quarter ending March 31, 2021, "Annual EBITDA" and all defined terms using "Annual EBITDA" shall be calculated using the two (2) fiscal quarters then ended multiplied by two (2);

(iii)     For the fiscal quarter ending June 30, 2021, "Annual EBITDA" and all defined terms using "Annual EBITDA" shall be calculated using the three (3) fiscal quarters then ended multiplied by four-thirds (4/3); and

(iv)     For the fiscal quarters ending September 30, 2021 and thereafter, "Annual EBITDA" and all defined terms using "Annual EBITDA" shall be calculated using the four (4) fiscal quarters then ended.

Notwithstanding that the Borrowers shall make such calculations on an annualized basis for purposes of determining compliance with such financial covenants, the Borrowers shall also provide calculations of such financial covenants using "Annual EBITDA" and all defined terms using "Annual EBITDA" for the four (4) fiscal quarters then ended in its applicable Compliance Certificate.

(j)     Accelerated Compliance Date. Notwithstanding anything to the contrary in Section 10.1(a) or this Section 10.12, if the Accelerated Compliance Date occurs, from and after such date, the Borrower shall comply with all financial covenants set forth in Section 10.1(a) and this Section 10.12 at the required levels for the fiscal quarters ending June 30, 2021 and thereafter and the annualized calculations set forth in Section 10.12(i) shall cease to be applicable.

10.13     Pro Forma Adjustments.

(a)     In connection with an acquisition of a Project, a Property, or a portfolio of Projects or Properties, by any of the Consolidated Businesses or any Minority Holding (whether such acquisition is direct or through the acquisition of a Person which owns such Property), the financial covenants contained in Section 10.1 and Section 10.12(a) of this Agreement shall be calculated as follows on a pro forma basis (with respect to the pro rata share of the Operating Partnership in the case of an acquisition by a Minority Holding), which pro forma calculation shall be effective until (but excluding) the last day of the fourth full fiscal quarter following such acquisition (or such earlier test period, as applicable), at which time actual performance shall be utilized for such calculations.

(i)     Annual EBITDA. Annual EBITDA for the acquired Property shall be deemed to be an amount equal to (i) the net purchase price of the acquired Property (or the Operating Partnership’s pro rata share of such net purchase price in the event of an acquisition by a Minority Holding) for the first partial fiscal quarter following such acquisition, multiplied by the applicable Capitalization Rate, (ii) for the first full fiscal quarter after such acquisition, Annual EBITDA shall be deemed the greater of (A) the net purchase price multiplied by the applicable Capitalization Rate, or (B) the actual EBITDA from such acquired Property for such full fiscal quarter multiplied by 4, (iii) for the second full fiscal quarter after such acquisition, Annual EBITDA shall be deemed the greater of (A) the net purchase price multiplied by the applicable Capitalization Rate, or (B) the actual EBITDA from such acquired Property for such two full fiscal quarters multiplied by 2, and (iv) for the third full fiscal quarter after such acquisition, Annual EBITDA shall be deemed the actual EBITDA from such acquired Property for such three full fiscal quarters multiplied by 4/3; provided that such annualized EBITDA determined pursuant to clauses (ii), (iii) and (iv) above shall in no event exceed the final product obtained after multiplying (1) the net purchase price by (2) 1.1, and then by (3) the applicable Capitalization Rate.

(ii)     Combined EBITDA. The pro forma calculation of Annual EBITDA for the acquired Property determined in accordance with clause (i) above shall be added to the calculation of Combined EBITDA.

(iii)     Unencumbered Combined EBITDA. If, after giving effect to the acquisition, the acquired Property will not be encumbered by Secured Indebtedness, then the pro forma Annual EBITDA for the acquired Property determined in accordance with clause (i) above shall be added to the calculation of Unencumbered Combined EBITDA.

(iv)     Secured Indebtedness. Any Indebtedness secured by a Lien incurred and/or assumed in connection with such acquisition of a Property shall be added to the calculation of Secured Indebtedness.

(v)     Total Adjusted Outstanding Indebtedness. Any Indebtedness incurred and/or assumed in connection with such acquisition shall be added to the calculation of Total Adjusted Outstanding Indebtedness.

(vi)     Total Outstanding Unsecured Indebtedness. Any Indebtedness which is not secured by a Lien and which is incurred and/or assumed in connection with such acquisition shall be added to the calculation of Total Outstanding Unsecured Indebtedness.

(b)     In connection with a sale (of other disposition) of a Project, a Property, or a portfolio of Projects or Properties, by any of the Consolidated Businesses or any Minority Holding (whether such sale (or disposition) is direct or through the sale or disposition of the Person that owns such Project or Property), the financial covenants contained in Section 10.1 and Section 10.12(a) of this Agreement shall be calculated on a pro forma basis to exclude Combined EBITDA contributed by the sold (or disposed of) Project or Property from the calculation of Combined EBITDA.

10.14     Additional Covenants During the Covenant Modification Period

. During the Covenant Modification Period, the Operating Partnership shall not, and shall not permit any of its Subsidiaries to unless otherwise agreed to by the Requisite Lenders:

(a)     acquire any Properties or assets, other than (i) acquisitions having an aggregate purchase price not in excess of $75,000,000 for all acquisitions, with not more than the aggregate amount of $35,000,000 of such purchase price payable in cash, or (ii) as permitted by Section 10.14(b); provided, however, that the foregoing subsection (i) shall exclude Mall Owner;

(b)     make any Capital Expenditures other than (i) Capital Expenditures that are necessary to remedy emergency or life safety conditions, (ii) Capital Expenditures made or incurred with the use of casualty or condemnation proceeds for the restoration, rebuilding or replacement of the affected property, (iii) maintenance expenses incurred and paid in the ordinary course of business, (iv) expenses incurred for TI Work and Tenant Allowances, and (v) other Capital Expenditures in an aggregate amount not to exceed $125,000,000;

(c)     enter into any new ground lease on any Property as a tenant, other than ground leases existing prior to the Amendment Effective Date and any amendment, modification extension, renewal or replacement thereof;

(d)     repurchase, or permit the Company to repurchase, any of its preferred or common Equity Interests, or voluntarily redeem, repay or repurchase any outstanding Indebtedness prior to its scheduled maturity (other than pursuant to scheduled and mandatory repayments thereof that are required on the Amendment Effective Date); or

(e)     enter into or incur any new Contingent Obligations, except in the ordinary course of business consistent with past practice or as otherwise expressly permitted hereunder.

10.15     [Reserved].

10.16     Approved Transactions

. Notwithstanding anything herein to the contrary, nothing in this Article X shall apply to the Approved Transactions and the Company's or any of its Subsidiaries' actions in respect thereof.

Article XI

EVENTS OF DEFAULT; RIGHTS AND REMEDIES

11.1     Events of Default. Each of the following occurrences shall constitute an Event of Default under this Agreement:

(a)     Failure to Make Payments When Due. The Borrowers shall fail to pay (i) when due any principal payment on the Obligations which is due on the Term Maturity Date, or pursuant to the terms of Section 2.4, or (i) within five (5) Business Days after the date on which due, any interest payment on the Obligations or any principal payment pursuant to the terms of Section 4.1(a), or (iii) when due, any principal payment on the Obligations not referenced in clauses (i) or (ii) hereinabove, or (iv) within five (5) Business Days after notice from the Administrative Agent after the date on which due, any other Obligations (other than an amount referred to in clauses (i), (ii) or (iii) hereinabove) payable under this Agreement.

(b)     Breach of Certain Covenants. Either of the Borrowers shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on such Person under Sections 8.3, 9.1, 9.2, 9.3, 9.4, 9.5, 9.6, or Article X, and, with respect to a default under Section 9.6 by the Mall Owner, such default or event of default shall continue for ten (10) days after receipt of written notice from the Administrative Agent thereof.

(c)     Breach of Representation or Warranty. Any representation or warranty made by either of the Borrowers to the Administrative Agent, any Arranger or any other Lender herein or by either of the Borrowers or any of their Subsidiaries in any of the other Loan Documents or in any statement or certificate at any time given by any such Person pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made.

(d)     Other Defaults. Either of the Borrowers shall default in the performance of or compliance with any term contained in this Agreement (other than as identified in paragraphs (a), (b) or (c) of this Section 11.1), or any default or event of default shall occur under any of the other Loan Documents, and such default or event of default shall continue for twenty (20) days (or five (5) days or such later date (not to exceed twenty (20) days) as the Administrative Agent may agree, in the case of Sections 8.2(a)(iii) and 8.12) after receipt of written notice from the Administrative Agent thereof.

(e)     Other Indebtedness.

(i)     Any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any recourse Indebtedness (other than the Obligations) of the Operating Partnership or any of its Subsidiaries aggregating $50,000,000 or more, and the effect thereof is to cause an acceleration, mandatory redemption or other required repurchase of such Indebtedness, or permit the holder(s) of such Indebtedness to accelerate the maturity of any such Indebtedness or require a prepayment, redemption or other repurchase of such Indebtedness; or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Operating Partnership or any of its Subsidiaries (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof.

(f)     Involuntary Bankruptcy; Appointment of Receiver, Etc.

(i)     An involuntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect shall be commenced against either (a) any General Partner, the Operating Partnership, or any of their Subsidiaries to which $250,000,000 or more of the Combined Equity Value is attributable or (b) the Mall Owner, and, in either case, the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of any General Partner, the Operating Partnership or any of their Subsidiaries or the Mall Owner in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law; or the respective board of directors of any General Partner or Limited Partners of the Operating Partnership or the Mall Owner or the board of directors or partners of any of the Operating Partnership’s Subsidiaries (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

(ii)    ~~To the extent such appointment relates to an involuntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect, a~~A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over either (a) any General Partner, the ~~Borrowers~~Operating Partnership, or any of their Subsidiaries to which $250,000,000 or more of the Combined Equity Value is attributable or over all or a substantial part of the Property of any General Partner, the Operating Partnership or any of such Subsidiaries shall be entered or (b) the Mall Owner; or, ~~to the extent such appointment relates to an involuntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect,~~ an interim receiver, trustee or other custodian of any General Partner, the Operating Partnership or any of such Subsidiaries  or the Mall Owner or of all or a substantial part of the Property of any General Partner, the Operating Partnership or any of such Subsidiaries or the Mall Owner shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the Property of any General Partner, the Operating Partnership or any of such Subsidiaries or the Mall Owner shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty (60) days after entry, appointment or issuance; or the respective board of directors of any General Partner or Limited Partners of the Operating Partnership ~~of~~or the Mall Owner or the board of directors or partners of any of Operating Partnership’s Subsidiaries (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing; provided that, for the avoidance of doubt, the appointment of a receiver in connection with a foreclosure proceeding with respect to a Project secured by Non-Recourse Indebtedness shall not constitute an Event of Default under this Agreement so long as the aggregate Combined Equity Value attributable to Projects for which a receiver has been so appointed does not exceed $250,000,000 at any time.

(g)    Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) Any of any (x) the General Partner, (y) the Operating Partnership, or any of its Subsidiaries to which $250,000,000 or more of the Combined Equity Value is attributable or (~~ii~~z) the Mall Owner, shall (A) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, (C) ~~apply for or~~ consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its Property; (D~~) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E~~) make any assignment for the benefit of creditors or shall be unable or fail, or admit in writing its inability, to pay its debts as such debts become due ~~or (F) take any action for the purpose of effecting any of the foregoing~~; provided that, for the avoidance of doubt, the appointment of a receiver in connection with a foreclosure proceeding with respect to a Project secured by Non-Recourse Indebtedness shall not constitute an Event of Default under this Agreement so long as the aggregate Combined Equity Value attributable to Projects for which a receiver has been so appointed does not exceed $250,000,000 at any time.

(h)     Judgments and Unpermitted Liens.

(i)     Any money judgment (other than a money judgment covered by insurance as to which the insurance company has acknowledged coverage), writ or warrant of attachment, or similar process against (a) the Operating Partnership or any of its Subsidiaries or any of their respective assets involving in any case an amount in excess of $25,000,000 (other than with respect to Claims arising out of Non-Recourse Indebtedness) or (b) the Mall Owner or any of its respective assets involving in any case an amount in excess of $7,500,000, which, in either case, is entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; provided, however, if any such judgment, writ or warrant of attachment or similar process is in excess of $50,000,000 (other than with respect to Claims arising out of Non-Recourse Indebtedness), the entry thereof shall immediately constitute an Event of Default hereunder.

(ii)     A federal, state, local or foreign tax Lien is filed against either of the Borrowers which is not discharged of record, bonded over or otherwise secured to the satisfaction of the Administrative Agent within fifty (50) days after the filing thereof or the date upon which the Administrative Agent receives actual knowledge of the filing thereof for an amount which, either separately or when aggregated with the amount of any judgments described in clause (i) above and/or the amount of the Environmental Lien Claims described in clause (iii) below, equals or exceeds (a) $25,000,000 in the case of the Operating Partnership or (b) $7,500,000 in the case of the Mall Owner.

(iii)     An Environmental Lien is filed against any Project with respect to Claims in an amount which, either separately or when aggregated with the amount of any judgments described in clause (i) above and/or the amount of the tax Liens described in clause (ii) above, equals or exceeds (a) $25,000,000 in the case of the Operating Partnership or (b) $7,500,000 in the case of the Mall Owner.

(i)     Dissolution. Any order, judgment or decree shall be entered against either of the Borrowers decreeing their involuntary dissolution or split up; or either of the Borrowers shall otherwise dissolve or cease to exist except as specifically permitted by this Agreement.

(j)     Loan Documents. At any time, for any reason (other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations), any Loan Document ceases to be in full force and effect or either of the Borrowers seeks to repudiate its obligations thereunder.

(k)     ERISA Termination Event. Any ERISA Termination Event occurs which the Administrative Agent reasonably believes could subject either of the Borrowers or any ERISA Affiliate to liability in excess of $500,000.

(l)     Waiver Application. The plan administrator of any Plan applies under Section 412(d) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Internal Revenue Code and the Administrative Agent reasonably believes that the substantial business hardship upon which the application for the waiver is based could subject either of the Borrowers or any ERISA Affiliate to liability in excess of $500,000.

(m)     Certain Defaults Pertaining to the General Partner. The Company shall fail to (i) maintain its status as a REIT for federal income tax purposes, (ii) except where such failure does not constitute an Event of Default under Section 11.1(o), continue as a general partner of the Operating Partnership, (iii) maintain ownership (directly or indirectly) of no less than 99% of the equity Securities of any other General Partner of the Operating Partnership, (iv) comply with all Requirements of Law applicable to it and its businesses and Properties, in each case where the failure to so comply individually or in the aggregate will have or is reasonably likely to have a Material Adverse Effect, (v) remain listed on the New York Stock Exchange or other national stock exchange, or (vi) file all tax returns and reports required to be filed by it with any Governmental Authority as and when required to be filed or to pay any taxes, assessments, fees or other governmental charges upon it or its Property, assets, receipts, sales, use, payroll, employment, licenses, income, or franchises which are shown in such returns, reports or similar statements to be due and payable as and when due and payable, except for taxes, assessments, fees and other governmental charges (A) that are being contested by the Company in good faith by an appropriate proceeding diligently pursued, (B) for which adequate reserves have been made on its books and records, and (C) the amounts the non-payment of which would not, individually or in the aggregate, result in a Material Adverse Effect. The Operating Partnership shall fail to maintain ownership (directly or indirectly) of less than 100% of the Equity Interests of the Mall Owner.

(n)     Merger or Liquidation of the General Partner or the Borrower. Any General Partner shall merge or liquidate with or into any other Person and, as a result thereof and after giving effect thereto, (i) except where such merger or liquidation does not constitute an Event of Default under Section 11.1(o), such General Partner is not the surviving Person or (ii) such merger or liquidation would effect an acquisition of or Investment in any Person not otherwise permitted under the terms of this Agreement. Except where such merger or liquidation does not constitute an Event of Default under Section 11.1(o), either of the Borrowers shall merge or liquidate with or into any other Person and, as a result thereof and after giving effect thereto, (i) the Operating Partnership or Mall Owner, as the case may be, is not the surviving Person or (ii) such merger or liquidation would effect an acquisition of or Investment in any Person not otherwise permitted under the terms of this Agreement.

(o)     Merger or Consolidation. If at any time from and after the Closing Date either of the Borrowers or the Company merges or consolidates with another Person unless either (x) of the Borrowers or the Company, as the case may be, is the surviving entity, or (y) a majority of the board of directors of the Company, and a majority of its senior management, immediately prior to the merger continue as directors of the surviving entity, and continue to be employed as senior management of the surviving entity.

(p)     Asset Sales. Other than a Permitted Transfer or any sale or transfer completed in accordance with Section 10.2(c), if at any time from and after the Closing Date, (i) the Operating Partnership sells, transfers, assigns or conveys assets in a single transaction or series of related transactions, the book value of which (computed in accordance with GAAP but without deduction for depreciation), in the aggregate of all such sales, transfers, assignments, or conveyances exceeds 30% of the Capitalization Value, or (ii) Mall Owner sells the Mall or any portion thereof, or (iii) any direct or indirect interest in the Mall Owner is sold or transferred by the Sole Member or the Operating Partner.

(q)     Management Services. If at any time from and after the Closing Date, the Borrowers or their Subsidiaries or Affiliates or the Management Company cease to provide, collectively, directly or through their Affiliates property management and leasing services to at least 33% of the total number of shopping centers in which the Operating Partnership has an ownership interest (it being agreed for the avoidance of doubt that the Operating Partnership may self-manage its properties to be considered in compliance with such requirement).

(r)     Change in Control. (i) The acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (ii) during any period of 12 consecutive months, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company; or (iii) other than a Permitted Transfer, there is any sale, exchange, conveyance, transfer, mortgage, assignment, pledge or encumbrance of any direct or indirect ownership of the Mall Owner.

(s)     Collateral. Any Collateral Document shall for any reason fail to create a valid and perfected (if and to the extent required to be perfected hereunder and under the applicable Collateral Document) security interest in any portion of the Collateral, as applicable, purported to be covered thereby, with the priority required by the applicable Collateral Document, except (i) as permitted by the terms of any Loan Document, (ii) as a result of the release of such security interest in accordance with the terms of any Loan Document or (iii) as a result of the failure of the Administrative Agent to maintain the possession of certificates actually delivered to it representing securities pledged under a Collateral Document or to file Uniform Commercial Code continuation statements.

An Event of Default shall be deemed “continuing” until cured or waived in writing in accordance with Section 14.7.

11.2     Rights and Remedies.

(a)     Acceleration and Termination. Upon the occurrence of any Event of Default described in Sections 11.1(f) or 11.1(g) with respect to the Borrowers, any unused Term Commitments shall automatically and immediately terminate and the unpaid principal amount of, and any and all accrued interest on, the Obligations and all accrued fees shall automatically become immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Borrowers; and upon the occurrence and during the continuance of any other Event of Default, the Administrative Agent shall at the request, or may with the consent, of the Requisite Lenders, by written notice to the Borrowers, (i) declare that any unused Term Commitments are terminated, whereupon any unused Term Commitments and the obligation of each Lender to make any Loan hereunder shall immediately terminate, and/or (ii) declare the unpaid principal amount of and any and all accrued and unpaid interest on the Obligations to be, and the same shall thereupon be, immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Borrowers. In addition, the Administrative Agent may with the consent of the Requisite Lenders, and shall at the request of the Requisite Lenders, exercise on behalf of itself and the Lenders all rights and remedies available under the Loan Documents and applicable law.

(b)     Rescission. If at any time after termination of any unused Term Commitments and/or acceleration of the maturity of the Loans, the Borrowers shall pay all arrears of interest and all payments on account of principal of the Loans which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than nonpayment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 14.7, then upon the written consent of the Requisite Lenders and written notice to the Borrowers, the termination of any unused Term Commitments and/or the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders to a decision which may be made at the election of the Requisite Lenders; they are not intended to benefit the Borrowers and do not give the Borrowers the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

(c)     Enforcement. The Borrowers acknowledge that in the event either of the Borrowers or any of their Subsidiaries fails to perform, observe or discharge any of their respective obligations or liabilities under this Agreement or any other Loan Document, any remedy of law may prove to be inadequate relief to the Administrative Agent, the Arranger and the other Lenders; therefore, the Borrowers agree that the Administrative Agent, the Arranger and the other Lenders shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Article XII

THE AGENTS

12.1     Appointment. (a) Each Lender hereby designates and appoints The Huntington National Bank, as the Administrative Agent and the Arranger as the Arranger, of such Lender under this Agreement, and each Lender hereby irrevocably authorizes the Administrative Agent and the Arranger to take such actions on its behalf under the provisions of this Agreement and the Loan Documents and to exercise such powers as are set forth herein or therein together with such other powers as are reasonably incidental thereto. The Administrative Agent and the Arranger each agree to act as such on the express conditions contained in this Article XII.

(a)     The provisions of this Article XII are solely for the benefit of the Administrative Agent, the Arranger and the other Lenders, and neither of the Borrowers, the General Partner nor any Subsidiary of the Borrowers shall have any rights to rely on or enforce any of the provisions hereof (other than as expressly set forth in Section 12.7). In performing their respective functions and duties under this Agreement, the Administrative Agent and the Arranger shall act solely as agents of the Lenders and do not assume and shall not be deemed to have assumed any obligation or relationship of agency, trustee or fiduciary with or for any General Partner, the Borrowers, or any Subsidiary of the Borrowers. The Administrative Agent and the Arranger may perform any of their respective duties hereunder, or under the Loan Documents, by or through their respective agents or employees.

12.2     Nature of Duties.

(a)     The Administrative Agent and the Arranger shall not have any powers, duties or responsibilities under this Agreement or the other Loan Documents except in its capacity as Lender and those expressly set forth in this Agreement or in the Loan Documents. The duties of the Administrative Agent and the Arranger shall be mechanical and administrative in nature. None of the Administrative Agent, the Arranger shall have by reason of this Agreement a fiduciary relationship in respect of any Holder. Nothing in this Agreement or any of the Loan Documents, expressed or implied, is intended to or shall be construed to impose upon the Administrative Agent or the Arranger any obligations or duties in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. The Administrative Agent and the Arranger shall not have any duties to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 14.7). The Administrative Agent hereby agrees that its duties shall include providing copies of documents received by it from the Borrowers which are reasonably requested by any Lender and promptly notifying each Lender upon its obtaining actual knowledge of the occurrence of any Event of Default hereunder. In addition, the Administrative Agent shall promptly deliver to each of the Lenders copies of all notices of default and other formal notices (including, without limitation, requests for waivers or modifications, as well as all notices received pursuant to Sections 8.4, 8.5, 8.6 and 8.7) sent or received, together with copies of all reports or other information received by it from the Borrowers, including, without limitation, all financial information delivered to the Administrative Agent pursuant to Section 8.2. Except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be deemed to have knowledge of any Event of Default or Potential Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrowers or a Lender. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(b)     In connection with all aspects of each transaction contemplated hereby, the Borrowers acknowledge and agree that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith are an arm’s-length commercial transaction between the Borrowers, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, and the Borrowers are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) in connection with the process leading to such transaction, the Administrative Agent, Arranger and each Lender or any Affiliate thereof is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for the Borrowers or any of their Affiliates, stockholders, creditors or employees or another Person; (iii) neither the Administrative Agent nor the Arranger nor any Lender or any Affiliate thereof has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrowers with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or any Arranger or Lender or any Affiliate thereof has advised or is currently advising the Borrowers or any of its Affiliates on other matters) and neither the Administrative Agent nor any Arranger or Lender or any Affiliate thereof has any obligation to the Borrowers or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Arranger and Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and neither the Administrative Agent nor any Arranger or Lender or such Affiliate has any obligation to disclose any of such interests by virtue of any relationship arising out of or related to any of the transactions contemplated hereby or the process leading thereto; and (v) the Administrative Agent and the Arranger, and the Lenders or any Affiliate thereof have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. The Borrowers hereby waive and release, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Arranger and the Lenders or any Affiliate thereof with respect to any breach or alleged breach of agency or fiduciary duty arising out of or related to any of the transactions contemplated hereby or the process leading thereto.

12.3     Right to Request Instructions. The Administrative Agent and the Arranger may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of any of the Loan Documents such Agent is permitted or required to take or to grant, and such Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from those Lenders from whom such Agent is required to obtain such instructions for the pertinent matter in accordance with the Loan Documents. Without limiting the generality of the foregoing, such Agent shall take any action, or refrain from taking any action, which is permitted by the terms of the Loan Documents upon receipt of instructions from those Lenders from whom such Agent is required to obtain such instructions for the pertinent matter in accordance with the Loan Documents, provided, that no Holder shall have any right of action whatsoever against the Administrative Agent or any Arranger as a result of such Agent acting or refraining from acting under the Loan Documents in accordance with the instructions of the Requisite Lenders or, where required by the express terms of this Agreement, a greater proportion of the Lenders.

12.4     Reliance. The Administrative Agent and the Arranger shall each be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. With respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder, the Administrative Agent and the Arranger may rely upon advice of legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

12.5     Indemnification. To the extent that the Administrative Agent or any Arranger is not reimbursed and indemnified by the Borrowers, the Lenders will reimburse and indemnify such Agent solely in its capacity as such Agent and not as a Lender for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, and reasonable costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents, in proportion to each Lender’s Pro Rata Share of the Facility determined as of the time when such indemnification is sought, unless and to the extent that any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, and reasonable costs, expenses or disbursements shall arise as a result of such Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a non-appealable final judgment. Such Agent agrees to refund to the Lenders any of the foregoing amounts paid to it by the Lenders which amounts are subsequently recovered by such Agent from the Borrower or any other Person on behalf of the Borrower. The obligations of the Lenders under this Section 12.5 shall survive the payment in full of the Loans and all other Obligations and the termination of this Agreement.

12.6     Agents Individually. With respect to their respective Pro Rata Share of the Facility hereunder, if any, and the Loans made by them, if any, the Administrative Agent and the Arranger shall have and may exercise the same rights and powers hereunder and are subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders” or “Requisite Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent and the Arranger in its respective individual capacity as a Lender or as one of the Requisite Lenders. The Administrative Agent and each Arranger and each of their respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrowers or any of their Subsidiaries as if they were not acting as the Administrative Agent and the Arranger pursuant hereto.

12.7     Successor Agents.

(a)     Resignation and Removal. Any Lead Arranger or the Administrative Agent may resign from the performance of all its functions and duties hereunder (including as Administrative Agent) at any time by giving at least thirty (30) Business Days’ prior written notice to the Borrowers and the other Lenders, unless applicable law requires a shorter notice period or that there be no notice period, in which instance such applicable law shall control (the “Resignation Effective Date”). Any Lead Arranger or the Administrative Agent may be removed at the direction of the Requisite Lenders, in the event such Lead Arranger or the Administrative Agent shall commit gross negligence or willful misconduct in the performance of its duties hereunder as determined by a court of competent jurisdiction in a final and non-appealable judgment. Such resignation or removal shall take effect upon the acceptance by a successor Lead Arranger or Administrative Agent of appointment pursuant to this Section 12.7. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)     Appointment by Requisite Lenders. Upon any such resignation or removal becoming effective, the Requisite Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by the Borrower provided that no Event of Default shall have occurred and be continuing, selected from among the Lenders.

(c)     Appointment by Retiring Agent. If a successor Administrative Agent shall not have been appointed within the thirty (30) Business Day or shorter period provided in paragraph (a) of this Section 12.7, the retiring Agent shall then appoint a successor Agent who shall serve as Administrative Agent until such time, if any, as the Lenders appoint a successor Agent as provided above.

(d)     Rights of the Successor and Retiring Agents. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring ~~Agent~~or removed Agent (other than as provided in Section 13.1(h) and other then any rights to indemnity payments or other amounts owed to the retired or removed Agent), and the retiring or removed Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or any removed Agent’s removal hereunder as Agent, the provisions of this Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement and, after any resignation or removal, for as long as the Agent continues to act in such capacity hereunder or under the Loan Documents, including holding collateral or taking action to transfer the agency to a successor.

12.8     Relations Among the Lenders. Each Lender agrees that it will not take any legal action, nor institute any actions or proceedings, against the Borrowers hereunder with respect to any of the Obligations, without the prior written consent of the Lenders. Without limiting the generality of the foregoing, no Lender may accelerate or otherwise enforce its portion of the Obligations, or unilaterally terminate its Commitment except in accordance with Section 11.2(a).

12.9     Sub-Agents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

12.10     Independent Credit Decisions. Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non- public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

12.11     Certain ERISA Matters

.

(a)     Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger, and each other Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that at least one of the following is and will be true:

(i)     such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii)     the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)     (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans and this Agreement, (C) the entrance into, participation in administration of and performance of the Loans and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender's entrance into, participation in, administration of and performance of the Loans and this Agreement, or

(iv)     such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)     In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger, and each other Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that:

(i)     none of the Administrative Agent, the Arranger, or any other Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)     the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)     the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)     the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is a fiduciary under ERISA or the Internal Revenue Code, or both, with respect to the Loans and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)     no fee or other compensation is being paid directly to the Administrative Agent, the Arranger or any other Lead Arranger or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans or this Agreement.

(c)     The Administrative Agent, the Arranger and each other Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans and this Agreement, (ii) may recognize a gain if it extended the Loans for an amount less than the amount being paid for an interest in the Loans by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker's acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Article XIII

YIELD PROTECTION

13.1     Taxes.

(a)     Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrowers shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 13.1) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)     Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)     Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrowers to a Governmental Authority pursuant to this Section 13.1, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)     Indemnification by the Borrowers. The Borrowers shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)     Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 14.1(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)     Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 13.1(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)     Without limiting the generality of the foregoing, in the event that either of the Borrowers is a U.S. Person,

(A)     any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(1)     in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)     executed originals of IRS Form W-8ECI;

(3)     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit N-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of either of the Borrowers within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W- 8BEN; or

(4)     to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W- 8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-2 or Exhibit N-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-4 on behalf of each such direct and indirect partner;

(C)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)     if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)     Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 13.1 (including by the payment of additional amounts pursuant to this Section 13.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 13.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes net of any Tax refunds) incurred by such indemnified party with respect to such indemnity payments and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)     Survival. Each party’s obligations under this Section 13.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)     Defined Terms. For purposes of this Section 13.1, the term “applicable law” includes FATCA.

(j)     FATCA Acknowledgement. For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans and this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

13.2     Increased Capital. If any Lender determines that any Change in Law regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company (if any) to a level below that which such Lender or such Lender’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), and (ii) the amount of such capital or liquidity is increased by or based upon the making or maintenance by any Lender of its Loans or other advances made hereunder or the existence of any Lender’s obligation to make Loans, then, in any such case, upon written demand by such Lender (with a copy of such demand to the Administrative Agent) from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered. The Borrowers shall not be required to pay such additional amounts unless such amounts are the result of requirements imposed generally on lenders similar to such Lender and not the result of some specific reserve or similar requirement imposed on such Lender as a result of such Lender’s special circumstances. Such demand shall be accompanied by a statement as to the amount of such compensation and include a brief summary of the basis for such demand. Such statement shall be conclusive and binding for all purposes, absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such statement within 10 days after receipt thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any reductions incurred more than 180 days prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. This Section 13.2 shall survive the termination of the Commitments and the repayment of the Obligations for a period of 180 days.

13.3     Changes; Legal Restrictions. If any Change in Law shall:

(a)     subject a Lender (or its Applicable Lending Office or Eurodollar Affiliate) or the London interbank market to any condition, cost or expense (other than Taxes) of any kind which such Lender reasonably determines to be applicable to Commitments of the Lenders to make Eurodollar Rate Loans; or

(b)     subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Loans, Commitments, or other Obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(c)     impose, modify, or hold applicable, in the determination of a Lender, any reserve (other than reserves taken into account in calculating the Eurodollar Rate), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, commitments made, or other credit extended by, or any other acquisition of funds by, a Lender or any Applicable Lending Office or Eurodollar Affiliate of that Lender;

and the result of any of the foregoing is to increase the cost to that Lender of making, converting, continuing, renewing or maintaining the Loans or its Commitment or to reduce any amount receivable thereunder; then, in any such case, upon written demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrowers shall immediately pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, such amount or amounts as may be necessary to compensate such Lender or its Eurodollar Affiliate for any such additional cost incurred or reduced amount received. Such demand shall be accompanied by a statement as to the amount of such compensation and include a brief summary of the basis for such demand. Such statement shall be conclusive and binding for all purposes, absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. This Section 13.3 shall survive the termination of the Commitments and the repayment of the Obligations for a period of 180 days.

13.4     Replacement of Certain Lenders. In the event a Lender (a “Designee Lender”) shall have requested additional compensation from the Borrowers under Section 13.2 or under Section 13.3, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 13.1, or if any Lender becomes a Defaulting Lender, or if any Lender becomes a Non- Consenting Lender, the Borrowers may, at their sole election, (a) make written demand on such Designee Lender (with a copy to the Administrative Agent) for the Designee Lender to assign at par, and such Designee Lender shall assign at par pursuant to one or more duly executed Assignment and Acceptances to one or more Eligible Assignees which the Borrowers or the Administrative Agent shall have identified for such purpose, all of such Designee Lender’s rights and obligations under this Agreement and the Notes (including, without limitation, its Commitment, and all Loans owing to it, but excluding its existing rights to payment under Sections 13.2 or 13.3) in accordance with Section 14.1 (with the Borrowers paying any applicable fees associated with such assignment) (provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, which consents shall not unreasonably be withheld, (ii) in the case of any such assignment resulting from a claim for compensation under Section 13.2 or Section 13.3 or payments required to be made pursuant to Section 13.1, such assignment will result in a reduction in such compensation or payments, (iii) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent, and (iv) a Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply), or (b) repay all Loans owing to the Designee Lender together with interest accrued with respect thereto to the date of such repayment and all fees and other charges accrued or payable and all other Obligations owing to such Designee Lender under the terms of this Agreement for the benefit of the Designee Lender to the date of such repayment. Any such repayment and remittance shall be for the sole credit of the Designee Lender and not for any other Lender. Upon delivery of such repayment and remittance in immediately available funds as aforesaid, the Designee Lender shall cease to be a Lender under this Agreement. All expenses incurred by the Administrative Agent in connection with the foregoing shall be for the sole account of the Borrowers and shall constitute Obligations hereunder. In no event shall Borrowers’ election under the provisions of this Section 13.4 affect its obligation to pay the additional compensation required under either Section 13.2 or Section 13.3.

13.5     No Duplication. For the avoidance of doubt, no amount payable by the Borrowers to a Recipient pursuant to one of Section 13.1, Section 13.2 or Section 13.3 shall also be payable to the same Recipient pursuant to another of such Sections.

Article XIV

MISCELLANEOUS

14.1     Assignments and Participations.

(a)     Assignments. No assignments or participations of any Lender’s rights or obligations under this Agreement shall be made except in accordance with this Section 14.1. Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all of its rights and obligations with respect to the Loans) in accordance with the provisions of this Section 14.1. On the Amendment Effective Date, and during the fifteen (15) days following the Amendment Effective Date, none of the Lenders, their Participants or the Borrowers shall: (i) buy, sell or assign any interest in a Loan or a Commitment (or participation therein), (ii) offer to buy, sell or assign any interest in a Loan or a Commitment (or participation therein), (iii) make available the price for any executed sale (or information sufficient to calculate a sales price) of any interest in a Loan or a Commitment (or participation therein), including in a medium that is made available to issuers of debt instruments, persons that regularly purchase or sell debt instruments, or persons that broker purchases or sales of debt instruments, or (iv) provide any firm or indicative quote with respect to an interest in a Loan or a Commitment (or participation therein). The Borrowers and each Lender, on its own behalf and on behalf of any Participant of such Lender, represent that on the Amendment Effective Date, and during the fifteen (15) days preceding the Amendment Effective Date it has not taken any of the foregoing actions.

(b)     Limitations on Assignments.

(i)     Subject to the conditions set forth in paragraph (b)(ii) and (b)(iii) below, and subject to Section 14.1(a) above, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its unused Term Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A)     the Borrowers, provided that, the Borrowers shall be deemed to have consented to an assignment unless they shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided further that no consent of the Borrowers shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B)     the Administrative Agent; provided that no consent of the Administrative Agent shall be required for the assignment to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)     Assignments shall be subject to the following additional conditions:

(A)     except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Borrowers and the Administrative Agent otherwise consent, provided that no such consent of the Borrowers shall be required if an Event of Default has occurred and is continuing;

(B)     except in the case of an assignment to an Affiliate of Administrative Agent, Administrative Agent’s Commitment (after giving effect to any proposed Assignment) shall not be less than $10,000,000 unless each of the Borrowers otherwise consent, which consent shall not be unreasonably withheld, provided that no such consent of the Borrowers shall be required if an Event of Default has occurred and is continuing;

(C)     each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(D)     the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with the fee described in Section 14.1(d) below; and

(E)     the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the Borrowers and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii)     Upon such execution, delivery, acceptance (in accordance with Section 14.1(d)) and recording in the Register, from and after the effective date specified in each Assignment and Acceptance and agreed to by the Administrative Agent, (A) the assignee thereunder shall, in addition to any rights and obligations hereunder held by it immediately prior to such effective date, if any, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and shall, to the fullest extent permitted by law, have the same rights and benefits hereunder as if it were an original Lender hereunder, (B) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such assigning Lender’s rights and obligations under this Agreement, the assigning Lender shall cease to be a party hereto except that its rights under Section 14.3 shall survive) and (C) the Borrowers and shall execute and deliver to the assignee thereunder a Note evidencing their obligations to such assignee with respect to the Loans.

(c)     The Register. The Administrative Agent, acting for this purpose as a non- fiduciary agent of the Borrowers, shall maintain at its address referred to in Section 14.8 a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, the Commitment of, and the principal amount of the Loans owing to, each Lender from time to time and whether such Lender is an original Lender or the assignee of another Lender pursuant to an Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers and each of their Subsidiaries, the Administrative Agent and the other Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)     Fee. Upon its receipt of an Assignment and Acceptance executed by the assigning Lender and an Eligible Assignee and a processing and recordation fee of $3,500 (payable by the assignee to the Administrative Agent), the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in compliance with this Agreement and in substantially the form of Exhibit A hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers and the other Lenders.

(e)     Participations. Each Lender may sell participations to one or more other entities (a “Participant”) other than an Ineligible Institution in or to all or a portion of its rights and obligations under and in respect of any and all facilities under this Agreement (including, without limitation, all or a portion of any or all of its Commitment hereunder and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (iv) each participation shall be in a minimum amount of $5,000,000, and (v) such participant’s rights to agree or to restrict such Lender’s ability to agree to the modification, waiver or release of any of the terms of the Loan Documents, to consent to any action or failure to act by any party to any of the Loan Documents or any of their respective Affiliates, or to exercise or refrain from exercising any powers or rights which any Lender may have under or in respect of the Loan Documents, shall be limited to the right to consent to (A) increase in the Commitment of the Lender from whom such participant purchased a participation, but only if such increase shall affect such participant, (B) reduction of the principal of, or rate or amount of interest on the Loans subject to such participation (other than by the payment or prepayment thereof), (C) postponement of any date fixed for any payment of principal of, or interest on, the Loan(s) subject to such participation and (D) release of any guarantor of the Obligations.

Each Lender that sells a participation shall, acting solely for this purpose as a non- fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)     [Reserved].

(g)     Information Regarding the Borrowers. Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 14.1, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrowers or their Subsidiaries furnished to such Lender by the Administrative Agent or by or on behalf of the Borrowers; provided that, prior to any such disclosure, such assignee or participant, or proposed assignee or participant, shall agree, in writing, to preserve in accordance with Section 14.20 the confidentiality of any confidential information described therein.

(h)     [Reserved].

(i)     Payment to Participants. Anything in this Agreement to the contrary notwithstanding, in the case of any participation, all amounts payable by the Borrowers under the Loan Documents shall be calculated and made in the manner and to the parties required hereby as if no such participation had been sold.

(j)     Lenders’ Creation of Security Interests. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, Obligations owing to it and any Note held by it) to secure obligations of such Lender, including any pledge or security interest in favor of any Federal Reserve bank in accordance with Regulation A of the Federal Reserve Board or any other central bank.

14.2     Expenses.

(a)     Generally. The Borrowers agree upon demand to pay or reimburse the Administrative Agent for all of their respective reasonable external audit and investigation expenses, and for the reasonable fees, expenses and disbursements of counsel to the Administrative Agent (but not of other legal counsel) and for all other out-of-pocket costs and expenses of every type and nature incurred by the Administrative Agent in connection with (i) the audit and investigation of the Consolidated Businesses, the Projects and other Properties of the Consolidated Businesses in connection with the preparation, negotiation, and execution of the Loan Documents; (ii) the preparation, negotiation, execution and interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any of the conditions set forth in Article VI), the Loan Documents, and the making of the Loans hereunder; (iii) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to the Administrative Agent’s rights and responsibilities under this Agreement and the other Loan Documents; (iv) the protection, collection or enforcement of any of the Obligations or the enforcement of any of the Loan Documents; (v) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, any Project, the Borrowers, any of their Subsidiaries, this Agreement or any of the other Loan Documents; (vi) the response to, and preparation for, any subpoena or request for document production with which the Administrative Agent or any other Agents or any other Lender is served or deposition or other proceeding in which any Lender is called to testify, in each case, relating in any way to the Obligations, a Project, the Borrowers, any of the Consolidated Businesses, this Agreement or any of the other Loan Documents; ~~and~~ (vii) any amendments, consents, waivers, assignments, restatements, or supplements to any of the Loan Documents and the preparation, negotiation, and execution of the same and (viii) the Collateral Deliverables and all other third-party diligence expenses related to the Mall or the Collateral.

(b)     After Default. The Borrowers further agree to pay or reimburse the Administrative Agent, the Arranger and each of the Lenders and their respective directors, officers, partners, employees, agents and advisors upon demand for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses (including allocated costs of internal counsel and costs of settlement) incurred by such entity after the occurrence of an Event of Default (i) in enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of such Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, a Project, any of the Consolidated Businesses and related to or arising out of the transactions contemplated hereby or by any of the other Loan Documents; and (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clauses (i) through (iii) above.

14.3     Indemnity. The Borrowers further agree (a) to defend, protect, indemnify, and hold harmless the Administrative Agent, the Arranger, and each and all of the other Lenders and each of their respective Related Parties (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article VI) (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses (other than loss of profits), damages, penalties, actions, judgments, suits, claims, costs, reasonable expenses and disbursements of any kind or nature whatsoever (excluding any Taxes and including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of (i) this Agreement or the other Loan Documents, or any act, event or transaction related or attendant thereto, the making of the Loans hereunder, the management of such Loans, the use or intended use of the proceeds of the Loans hereunder, or any of the other transactions contemplated by the Loan Documents, or (ii) any Liabilities and Costs relating to violation of any Environmental, Health or Safety Requirements of Law, the past, present or future operations of the Borrowers, any of its Subsidiaries or any of their respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective Property of the Borrowers or any of their Subsidiaries, the presence of asbestos-containing materials at any respective Property of the Borrowers or any of their Subsidiaries, or the Release or threatened Release of any Contaminant into the environment (collectively, the “Indemnified Matters”); provided, however, the Borrowers shall not have any obligation to an Indemnitee hereunder with respect to Indemnified Matters caused by or resulting from the willful misconduct or gross negligence of such Indemnitee, as determined by a court of competent jurisdiction in a non-appealable final judgment; and (b) not to assert any claim against any of the Indemnitees, on any theory of liability, for special, indirect consequential or punitive damages arising out of, or in any way in connection with, the Commitments, the Obligations, or the other matters governed by this Agreement and the other Loan Documents. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers shall contribute the maximum portion which they are permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. No Indemnitee referred to in this Section 14.3 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, unless the receipt of such information or materials by the unintended recipient resulted from the willful misconduct or gross negligence of such Indemnitee, as determined by a court of competent jurisdiction in a non-appealable final judgment.

14.4     Change in Accounting Principles. If any change in the accounting principles used in the preparation of the most recent financial statements referred to in Sections 8.1 or 8.2 are hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by any General Partner or the Borrowers, as applicable, with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the covenants, standards or terms found in Article X, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating compliance with such covenants, standards and terms by the Borrowers shall be the same after such changes as if such changes had not been made; provided, however, no change in GAAP that would affect the method of calculation of any of the covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to the Administrative Agent and the Borrowers, to so reflect such change in accounting principles. Notwithstanding the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited consolidated financial statements of the Company for the fiscal year December 31, 2016 for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the requisite parties hereto shall enter into a mutually acceptable amendment addressing such changes.

14.5     Setoff. In addition to any Liens granted under the Loan Documents and any rights now or hereafter granted under applicable law, upon the occurrence and during the continuance of any Event of Default, each Lender and any Affiliate of any Lender is hereby authorized by the Borrowers at any time or from time to time, without notice to any Person (any such notice being hereby expressly waived) to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured (but not including trust accounts)) and any other Indebtedness at any time held or owing by such Lender or any of its Affiliates to or for the credit or the account of the Borrowers against and on account of the Obligations of the Borrowers to such Lender or any of its Affiliates, including, but not limited to, all Loans and all claims of any nature or description arising out of or in connection with this Agreement, irrespective of whether or not (i) such Lender shall have made any demand hereunder or (ii) the Administrative Agent, at the request or with the consent of the Requisite Lenders, shall have declared the principal of and interest on the Loans and other amounts due hereunder to be due and payable as permitted by Article XI and even though such Obligations may be contingent or unmatured. Each Lender agrees that it shall not, without the express consent of the Requisite Lenders, and that it shall, to the extent it is lawfully entitled to do so, upon the request of the Requisite Lenders, exercise its setoff rights hereunder against any accounts of the Borrowers now or hereafter maintained with such Lender or any Affiliate.

14.6     Ratable Sharing. The Lenders agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of the Obligations (excluding the amounts described in Section 5.2(~~f~~g) and Article XIII) equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their applicable Pro Rata Shares, whether received by voluntary payment, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross-action or by the enforcement of any or all of the Obligations (excluding the amounts described in Section 5.2(~~f~~g) and Article XIII), (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim, setoff, banker’s lien or otherwise, receive payment of a proportion of the aggregate amount of the Obligations held by it, which is greater than the amount which such Lender is entitled to receive hereunder, the Lender receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such Obligations owed to the others so that all such recoveries with respect to such Obligations shall be applied ratably in accordance with their applicable Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery. The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 14.6 may, to the fullest extent permitted by law, exercise all its rights of payment (including, subject to Section 14.5, the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

14.7     Amendments and Waivers.

(a)     General Provisions. Unless otherwise provided for or required in this Agreement, no amendment or modification of any provision of this Agreement or any of the other Loan Documents shall be effective without the written agreement of the Requisite Lenders (which the Requisite Lenders shall have the right to grant or withhold in their sole discretion) and the Borrowers and acknowledged by the Administrative Agent; provided, however, that the Borrowers’ agreements shall not be required for any amendment or modification of Sections 12.1 through 12.8. No termination or waiver of any provision of this Agreement or any of the other Loan Documents, or consent to any departure by the Borrowers therefrom, shall be effective without the written concurrence of the Requisite Lenders, which the Requisite Lenders shall have the right to grant or withhold in their sole discretion. All amendments, waivers and consents not specifically reserved to the Administrative Agent, the Arranger or the other Lenders in Section 14.7(b), 14.7(c), and in other provisions of this Agreement shall require only the approval of the Requisite Lenders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

(b)     Amendments, Consents and Waivers by Affected Lenders. Any amendment, modification, termination, waiver or consent with respect to any of the following provisions of this Agreement shall be effective only by a written agreement, signed by each Lender affected thereby as described below:

(i)     waiver of any of the conditions specified in Section 6.1 (except with respect to a condition based upon another provision of this Agreement, the waiver of which requires only the concurrence of the Requisite Lenders),

(ii)     increase in the amount of such Lender’s Term Commitment,

(iii)     reduction of the principal of, rate or amount of interest on the Loans or any fees or other amounts payable to such Lender, including any prepayment premium due under Section 4.1(~~b~~d) (other than by the payment or prepayment thereof), and

(iv)     postponement or extension of any date (including the Term Maturity Date) fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable to such Lender (except with respect to any modifications of the application provisions relating to prepayments of Loans and other Obligations which are governed by Section 4.2(b)).

(c)     Amendments, Consents and Waivers by All Lenders. Any amendment, modification, termination, waiver or consent with respect to any of the following provisions of this Agreement shall be effective only by a written agreement, signed by each Lender:

(i)     change in the definition of Requisite Lenders or in the aggregate percentage of the Lenders which shall be required for the Lenders or any of them to take action hereunder or under the other Loan Documents,

(ii)     amendment of Section 14.6 or this Section 14.7, or amendment of Section 4.2(b) in a manner that would alter the pro rata sharing of payments required thereby;

(iii)     assignment of any right or interest in or under this Agreement or any of the other Loan Documents by the Borrowers, and

(iv)     waiver of any Event of Default described in Sections 11.1(a), (f), (g), (i), (m), and (n).

(d)     Administrative Agent Authority. The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Notwithstanding anything to the contrary contained in this Section 14.7, no amendment, modification, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement and the other Loan Documents, unless made in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action. Notwithstanding anything herein to the contrary, in the event that the Borrowers shall have requested, in writing, that any Lender agree to an amendment, modification, waiver or consent with respect to any particular provision or provisions of this Agreement or the other Loan Documents, and such Lender shall have failed to state, in writing, that it either agrees or disagrees (in full or in part) with all such requests (in the case of its statement of agreement, subject to satisfactory documentation and such other conditions it may specify) within twenty (20) days after such Lender receives such request, then, the Administrative Agent shall deliver a second request, in writing, to any such Lender(s), which second request shall include a legend, in capital letters, stating “FAILURE TO RESPOND, IN WRITING, TO THIS REQUEST WITHIN TEN (10) DAYS AFTER RECEIPT MAY RESULT IN THE ADMINISTRATIVE AGENT CONSENTING OR DENYING CONSENT TO SUCH REQUEST ON YOUR BEHALF”. If such Lender shall have failed to state, in writing, that it either agrees or disagrees (in full or in part) with all such requests (in the case of its statement of agreement, subject to satisfactory documentation and such other conditions it may specify) within ten (10) days after such Lender receives such request, then, such Lender hereby irrevocably authorizes the Administrative Agent to agree or disagree, in full or in part, and in the Administrative Agent’s sole discretion, to such requests on behalf of such Lender as such Lenders’ attorney-in-fact and to execute and deliver any writing approved by the Administrative Agent which evidences such agreement as such Lender’s duly authorized agent for such purposes.

14.8     Notices.

(a)     Generally. Except in the case of notices and other communications expressly permitted to be given ~~by telephone~~ electronically (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or electronically, as follows:

(i)    if to the Borrowers, to:

Washington Prime Group, L.P.,
180 East Broad Street
Columbus, OH 43215
Attention: Chief Financial Officer
Telephone: 614-887-5610
Fax: 614-621-9321

With a copy to:        Washington Prime Group, L.P.,

180 East Broad Street
Columbus, OH 43215
Attention: General Counsel
Telephone: 614-887-5619
Fax: 614-621-8863

With a copy to:        ~~Willkie, Farr~~Kirkland & ~~Gallagher~~Ellis LLP

~~787 Seventh Avenue~~
~~New York, NY 10019-6099~~
300 North LaSalle
Chicago, IL 60654
Attention: ~~David Drewes~~Rachel Brown
Telephone: ~~212-728-8653~~312 862 5275
Fax: ~~212-728-9653~~312 862 2200

(ii)    if to the Administrative Agent, to:

The Huntington National Bank
~~200 Public Square~~ 222 North LaSalle Street, Suite 1200
~~Cleveland, OH 44114~~
CHI-902
Chicago, Illinois  60601
Attention: ~~Marla S. Bergrin~~Joe White, Vice President
Telephone: ~~216-515-5647~~708.273.8690
E-mail:  ~~marla.s.bergrin~~joe.r.white@huntington.com

With a copy to:        Dentons US LLP

233 S. Wacker Drive, Suite 5900
Chicago, IL 60606
Attention: ~~Robert L. Fernandez~~Ashley D. Cox
Telephone: 312-876-~~7371~~2498
Fax: 312-876-7934
Email: ~~robert.fernandez~~ashley.cox@dentons.com

(iii)     if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next ~~business day~~Business Day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)     Electronic Notices. Notices and other communications to the Lenders hereunder may be delivered or furnished ~~by~~ using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or Article IV unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next ~~business day~~Business Day for the recipient.

(c)     Changes in Addresses. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(d)     Electronic Systems.

(i)     The Borrowers agree that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii)     Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of ~~communications~~Communications through an Electronic System, any other electronic platform or electronic messaging system, or through the Internet. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrowers pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Electronic System.

14.9     Survival of Warranties and Agreements. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Event of Default or Potential Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 5.2(~~f~~g), 14.2, and 14.3 and Article XII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

14.10     Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, any other Lender or any other Agent in the exercise of any power, right or privilege under any of the Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under the Loan Documents are cumulative to and not exclusive of any rights or remedies otherwise available.

14.11     Marshalling; Payments Set Aside. None of the Administrative Agent, any other Lender or any other Co-Agent shall be under any obligation to marshal any assets in favor of the Borrowers or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrowers makes a payment or payments to the Administrative Agent, any Agent or any other Lender or any such Person exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

14.12     Severability. In case any provision in or obligation under this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

14.13     Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement or be given any substantive effect.

14.14     Governing Law. THIS AGREEMENT SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES.

14.15     Limitation of Liability. No claim may be made by any Lender, any Arranger, the Administrative Agent, Borrowers, or any other Person against any Lender (acting in any capacity hereunder) or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Lender, the Arranger, the Administrative Agent and the Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

14.16     Successors and Assigns. This Agreement and the other Loan Documents shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of the Lenders. The rights hereunder of the Borrowers or any interest therein, may not be assigned without the prior written consent of all Lenders (and any attempted assignment by the Borrowers without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 14.1(e)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

14.17     Certain Consents and Waivers of the Borrowers.

(a)     Personal Jurisdiction. (i) EACH OF THE LENDERS AND THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY COURT HAVING JURISDICTION OVER APPEALS OF MATTERS HEARD IN SUCH COURTS, IN ANY ACTION OR PROCEEDING ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. THE BORROWERS IRREVOCABLY DESIGNATES AND APPOINTS CT CORPORATION SYSTEM, 1633 BROADWAY, NEW YORK, NEW YORK 10019, AS ITS AGENT (THE “PROCESS AGENT”) FOR SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. EACH OF THE LENDERS AND THE BORROWERS AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. THE BORROWERS WAIVE IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

(ii)     THE BORROWERS AGREE THAT THE ADMINISTRATIVE AGENT SHALL HAVE THE RIGHT TO PROCEED AGAINST THE BORROWERS OR THEIR PROPERTY IN A COURT IN ANY LOCATION NECESSARY OR APPROPRIATE TO ENABLE THE ADMINISTRATIVE AGENT AND THE OTHER LENDERS TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE ADMINISTRATIVE AGENT OR ANY OTHER LENDER. THE BORROWERS AGREE THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY THE ADMINISTRATIVE AGENT OR ANY LENDER TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE ADMINISTRATIVE AGENT OR ANY LENDER. THE BORROWERS WAIVE ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE ADMINISTRATIVE AGENT OR ANY LENDER MAY COMMENCE A PROCEEDING DESCRIBED IN THIS SECTION.

(b)     Service of Process. THE BORROWERS IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE PROCESS AGENT OR THE BORROWERS’ NOTICE ADDRESS SPECIFIED BELOW, SUCH SERVICE TO BECOME EFFECTIVE UPON RECEIPT. THE BORROWERS IRREVOCABLY WAIVE ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY JURISDICTION SET FORTH ABOVE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR THE OTHER LENDERS TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

(c)     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

14.18     Counterparts; Effectiveness; Inconsistencies; Electronic Execution.

(a)     This Agreement and any amendments, waivers, consents, or supplements hereto may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective against the Borrowers and each Lender on the Closing Date. This Agreement and each of the other Loan Documents shall be construed to the extent reasonable to be consistent one with the other, but to the extent that the terms and conditions of this Agreement are actually inconsistent with the terms and conditions of any other Loan Document, this Agreement shall govern. In the event the Lenders enter into any co-lender agreement with the Arranger pertaining to the Lenders’ respective rights with respect to voting on any matter referenced in this Agreement or the other Loan Documents on which the Lenders have a right to vote under the terms of this Agreement or the other Loan Documents, such co- lender agreement shall be construed to the extent reasonable to be consistent with this Agreement and the other Loan Documents, but to the extent that the terms and conditions of such co-lender agreement are actually inconsistent with the terms and conditions of this Agreement and/or the other Loan Documents, such co-lender agreement shall govern. Notwithstanding the foregoing, any rights reserved to the Administrative Agent or the Arranger under this Agreement and the other Loan Documents shall not be varied or in any way affected by such co- lender agreement and the rights and obligation of the Borrowers under the Loan Documents will not be varied.

(b)     Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Acceptances, amendments or other modifications, Notices of Borrowing, Notices of Conversion/Continuation, waivers and consents) shall be deemed to include ~~Electronic Signatures, deliveries~~electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

14.19     Limitation on Agreements. All agreements between the Borrowers, the Administrative Agent, the Arranger and each Lender in the Loan Documents are hereby expressly limited so that in no event shall any of the Loans or other amounts payable by the Borrowers under any of the Loan Documents be directly or indirectly secured (within the meaning of Regulation U) by Margin Stock.

14.20     Confidentiality. Subject to Section 14.1(g), the Lenders shall hold all nonpublic information obtained pursuant to the requirements of this Agreement, and identified as such by the Borrowers, in accordance with such Lender’s customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices (provided that such Lender may disclose such information (i) to its Affiliates, its partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such ~~information~~Information and instructed to keep such Information confidential), (ii) to any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder, or to any credit insurance provider relating to the Borrowers or their obligation, (iii) to any other party hereto, and (iv) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder), (v) with the prior written consent of the Borrowers ~~or (vi~~, (vi) on a confidential basis to (A) any rating agency in connection with rating a Borrower or the credit facilities provided hereunder or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, or (vii) to the extent such information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrowers, and in any event the Lenders may make disclosure reasonably required by a bona fide or potential offeree, transferee or participant in connection with the contemplated transfer or participation or as required or requested by any Governmental Authority, self-regulatory body or representative thereof or pursuant to legal process and shall require any such offeree, transferee or participant to agree (and require any of its offerees, transferees or participants to agree) to comply with this Section 14.20. In no event shall any Lender be obligated or required to return any materials furnished by the Borrowers; provided, however, each offeree shall be required to agree that if it does not become a transferee or participant it shall return or destroy all materials furnished to it by the Borrowers in connection with this Agreement. Unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to the extent practicable to notify Borrowers of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such nonpublic information prior to disclosure of such information. Lenders also may make disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Borrowers received by it from any Lender, and disclosures in connection with the exercise of any remedies hereunder or under any other Loan Document. In addition, each Co-Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, including league table providers, and service providers to the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.

14.21     Disclaimers. The Administrative Agent, the Arranger and the other Lenders shall not be liable to any contractor, subcontractor, supplier, laborer, architect, engineer, tenant or other party for services performed or materials supplied in connection with any work performed on the Projects, including any TI Work. The Administrative Agent, the Arranger and the other Lenders shall not be liable for any debts or claims accruing in favor of any such parties against the Borrowers or others or against any of the Projects. The Borrowers are not and shall not be an agent of any of the Administrative Agent, the Arranger or the other Lenders for any purposes and none of the Lenders, the Arranger, or the Administrative Agent shall be deemed partners or joint venturers with Borrowers or any of their Affiliates. None of the Administrative Agent, the Arranger or the other Lenders shall be deemed to be in privity of contract with any contractor or provider of services to any Project, nor shall any payment of funds directly to a contractor or subcontractor or provider of services be deemed to create any third party beneficiary status or recognition of same by any of the Administrative Agent, the Arranger or the other Lenders and the Borrowers agree to hold the Administrative Agent, the Arranger and the other Lenders harmless from any of the damages and expenses resulting from such a construction of the relationship of the parties or any assertion thereof.

14.22     [Reserved].

14.23     Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

14.24     USA Patriot Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.

14.25     [Reserved].

14.26     Payments Generally; Pro Rata Treatment; Sharing of Set-offs. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.1(c), 4.2 or 14.3, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, unless subject to a good faith dispute, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

14.27     Judgment Currency. (a) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so under applicable law, that the rate of exchange used shall be the spot rate at which in accordance with normal banking procedures the first currency could be purchased in New York City with such other currency by the person obtaining such judgment on the Business Day preceding that on which final judgment is given.

(a)     The parties agree, to the fullest extent that they may effectively do so under applicable law, that the obligations of the Borrowers to make payments in any currency of the principal of and interest on the Loans of Borrowers and any other amounts due from Borrowers hereunder to the Administrative Agent as provided herein (i) shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment (whether or not entered in accordance with Section 14.27(a)), in any currency other than the relevant currency, except to the extent that such tender or recovery shall result in the actual receipt by the Administrative Agent at its relevant office on behalf of the Lenders of the full amount of the relevant currency expressed to be payable in respect of the principal of and interest on the Loans and all other amounts due hereunder (it being assumed for purposes of this clause (i) that the Administrative Agent will convert any amount tendered or recovered into the relevant currency on the date of such tender or recovery), (ii) shall be enforceable as an alternative or additional cause of action for the purpose of recovering in the relevant currency the amount, if any, by which such actual receipt shall fall short of the full amount of the relevant currency so expressed to be payable and (iii) shall not be affected by an unrelated judgment being obtained for any other sum due under this Agreement.

14.28     ~~[Reserved]~~Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for swap agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

As used in this Section 14.28, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)     a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b):,

(ii)     a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)    a “covered FSI” as that term is defined in and interpreted in accordance with 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in. and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

14.29     Entire Agreement. This Agreement, taken together with all of the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior agreements and understandings, written and oral, relating to the subject matter hereof.

14.30     Acknowledgement and Consent to Bail-In of ~~EAA~~Affected Financial Institutions. Solely to the extent any Lender that is an ~~EAA~~Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an ~~EEA~~Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of ~~an EEA~~the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)     the application of any Write-Down and Conversion Powers by ~~an EEA~~the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an ~~EEA~~Affected Financial Institution; and

(b)     the effects of any Bail-In Action on any such liability, including, if applicable:

(i)     a reduction in full or in part or cancellation of any such liability;

(ii)     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such ~~EEA~~Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)     the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of ~~any EEA~~the applicable Resolution Authority.

(iii)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

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